As filed with the Securities and Exchange Commission on September 28, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MADISON TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	4833	85-2151785
State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification Number)

450 Park Avenue, 30th Floor

New York, NY 10022

(212) 339-5888

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Philip A. Falcone

Chief Executive Officer

450 Park Avenue, 30th Floor

New York, NY 10022

(212) 339-5888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman, Esq.

Stephen A. Cohen, Esq.

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

Tel: (212) 653-8700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date hereof.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.001 per share	390,997,507	$0.41	160,308,977.87	$17,489.71

(1)	This Registration Statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $0.54 (high) and $0.27 (low) sale price of the Registrant’s Common Stock as reported on the OTCQB on 09/23/2021, which date is within five business days prior to filing this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2021

PROSPECTUS

390,997,507 Shares

Madison Technologies, Inc.

Common Stock

This prospectus relates to the disposition from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of Madison Technologies, Inc. (the “Company”) of up to 390,997,507 shares of our common stock, par value $0.0001 per share (the “Shares”), which includes 99,462,245 shares of our common stock issuable upon the conversion of convertible promissory notes (the “Notes”), 99,462,245 shares of our common stock issuable upon the exercise of warrants (the “Warrants”) and 192,073,017 shares of common stock which are held by the selling stockholders (the “Selling Stockholders”) identified in the prospectus, including their transferees, pledgees or donees or their respective successors. The Shares issued or issuable by us to the Selling Stockholders were sold in a private placement that was completed on February 17, 2021. The Notes and Warrants are subject to a blocker provision (the “Blocker”), which restricts the conversion of the Notes and exercise of a Warrant if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would beneficially own in excess of 9.99% of our then issued and outstanding shares of Common Stock (including the shares of Common Stock issuable upon such conversion and/or exercise).

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the Selling Stockholders. We will, however, receive the net proceeds of any Warrants exercised for cash. For a description of the transaction pursuant to which this resale registration statement relates, please see “Prospectus Summary – The Offering.”

The Selling Stockholders will sell their shares at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, including, without limitation, in one or more transactions that may take place by ordinary brokerage transactions, privately-negotiated transactions or through sales to one or more underwriters or broker-dealers for resale. We will bear all costs relating to the registration of the Shares, other than any legal or accounting costs or commissions of the Selling Stockholders. We provide more information about how a Selling Stockholder may sell its shares of common stock in the section titled “Plan of Distribution” on page 57.

Our common stock is presently quoted on the OTCQB tier of the OTC Markets Group, Inc under the symbol “MDEX.” The closing price for our common stock on September 23, 2021, as reported by the OTCQB was $0.4874 per share.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 14 of this prospectus before making a decision to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is           , 2021

ABOUT THIS PROSPECTUS

In this prospectus, unless otherwise noted, references to “the Company,” “Madison,” “we,” “us,” and “our” refer to Madison Technologies, Inc., and our its subsidiaries.

Neither we, nor any of our officers, directors, agents or representatives or underwriters, make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

You should rely only on the information contained in this prospectus or in any amended prospectus that we may authorize to be delivered or made available to you. We and the underwriter have not authorized anyone to provide you with different information.

The information in this prospectus is accurate only as of the date hereof, regardless of the time of its delivery or any sale of shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement and any related free writing prospectus also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “Madison,” “we,” “us,” and “our” refer to Madison Technologies, Inc. and its subsidiaries.

Overview

We, through our wholly-owned subsidiary, Sovryn Holdings, Inc. (“Sovryn”), have embarked on an acquisition strategy, rolling-up un-affiliated Class A/LPTV TV stations in the top 100 DMA’s (Designated Market Areas) with a goal of building out a nationwide platform through one or more station acquisitions per DMA. Each licensed TV station can broadcast between 10 and 12 and potentially more revenue “streams” of content (“channels”) over-the-air, 24 hours per day/7 days per week. Management’s strategy is to stage the acquisitions focusing on DMA’s 1-30 and expanding thereafter on DMA’s 31-100, acquiring one station per DMA and building a portfolio of 100 stations within 18-24 months. Management has currently identified and held discussions with a number stations owners, has received FCC approval for three acquisitions: (i) KNLA/KNET, a Class A television station in Los Angeles, (ii) KVVV, a low power television station in Houston and (iii) KYMU-LD, a low power television station in Seattle. We have also entered into asset purchase agreements for the following acquisitions: (i) W27EB, a Class A television station in Chicago (ii) KPHE-LB, a low power television station in Phoenix and (iii) KVSD-LD, a low power television station in San Diego. Finally, we have also signed non-binding letters of intent to acquire the following stations: WXNY in New York, WANN in Atlanta, WBEH in Miami, WSPF in Tampa, as well ownership of The Jay & Tony Show.

Madison’s objective is to create one the largest, most comprehensive, state of the art, broadcast Over-The-Air (“OTA”) content distribution platforms to capitalize on the changing media and distribution landscape and on the growing OTA viewership in the U.S. The over-the-air programming carried on these stations is initially expected to include entertainment, shopping, weather, sports as well as religious networks and networks targeting select ethnic groups with content lease agreements as the prime source of revenue. Pricing of lease agreements is in part determined by market rank, the signal contour and the number of OTA TV households in a given market, as well as supply and demand.

As the platform is built out, management not only anticipates substantial operational synergies from the roll-up but also an expansion in the revenue base with greater channel utilization and the addition of high-quality third-party content providers that are currently not reaching the “OTA” viewers, which now stands at an estimated 20mm households (44mm people) out of 108mm TV HH’s nationwide.

Station Operations

Madison’s plan is to acquire 50 independent TV stations in the top 30 DMA’s over the next 8-12 months. In addition, Madison expects to grow the station base to 100 tv stations nationwide through additional acquisitions targeting the top 100 DMA’s across the nation, ultimately covering 80% of the population of the U.S. over the next 18-24 months.

Each licensed TV station has the capability of delivering 10+ different revenue “streams” (channels) of content Over-the-Air, 24 hours per day/7 days per week. If converted to the new FCC approved ATSC 3.0 technology, the streaming capacity will increase to 25+ channels or more, giving Sovryn the potential to stream content upon completion of the roll-up to over 2500 channels aggregated over expected 100 stations.

Madison will operate the stations remotely and centrally, eliminating the need for in-market personnel or a studio facility. Remote operations of stations results in significant cost efficiencies. Recent FCC deregulation in TV broadcasting has eliminated the need for full time employees and studio facilities operating Class A and Low Power stations allowing for greater cost efficiency.

Recent Developments

On February 16, 2021, we entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Sovryn Holdings, Inc. (“Sovryn”) and the holders (the “Sovryn Shareholders”) of Sovryn’s issued and outstanding shares of common stock, par value $0.0001 per share (“Sovryn Common Shares”), pursuant to which the Shareholders exchanged 100% of the outstanding Sovryn Common Shares, for (i) 100 shares of series B preferred stock, par value $0.001 per share (“Series B Preferred Stock”), of the Company which was transferred by Jeffrey Canouse, the Company’s controlling shareholder and existing Chief Executive Officer (the “Controlling Shareholder”), to the designee of Sovryn and (ii) 1,000 shares of series E convertible preferred stock, par value $0.001 per share of Sovryn (“Series E Preferred Stock,” and together with Series B Preferred Stock, the “Preferred Exchange Shares,” and the foregoing exchange of Sovryn Common Shares for Preferred Exchange Shares being the “Equity Exchange”).

Immediately prior to the closing of, and as a condition to, the Share Exchange Agreement, the Company entered into a Share Transfer Agreement (the “Share Transfer Agreement”), pursuant to which the Controlling Shareholder transferred all of the shares of Series B Preferred Stock held by him to an entity controlled by Philip Falcone, the Company’s new chief executive officer. The Series B Preferred Stock entitles the holder thereof to majority voting control of the Company by virtue of the 51% super voting rights attributed to the holder of the Series B Preferred Stock. The Controlling Shareholder owned all 100 Shares of Series B Preferred Stock, entitling him to 51% of the aggregate votes taken by shareholders of any class on all matters being voted upon.

Immediately prior to the closing of the Share Exchange Agreement, we entered into Exchange Agreements (the “Convertible Note Exchange Agreements”) with the holders of our outstanding convertible promissory notes (the “Convertible Notes”). Pursuant to Convertible Note Exchange Agreements, the holders of the Convertible Notes were issued, in exchange for their Convertible Notes, a total of 230,000 shares of our newly-designated Series D Convertible Preferred Stock. Our new Series D Convertible Preferred Stock is convertible into common stock at a ratio of 1,000 shares of common stock for each share of preferred stock held. Immediately prior to the closing of the Share Exchange Agreement, we entered into Exchange Agreements (the “Preferred Stock Exchange Agreements” and together with the Convertible Note Exchange Agreements, the “Exchange Agreements”) with the holders of our outstanding series A convertible preferred stock (the “Series A Preferred Stock”). Pursuant to the Preferred Stock Exchange Agreements, the holders of the Series A Convertible Preferred Stock were issued, in exchange for their Series A Preferred Stock, options to purchase a majority of the outstanding shares of common stock of a newly to be formed wholly owned subsidiary of the Company to be called CZJ License, Inc.

On February 17, 2021, we entered into a securities purchase agreement with funds affiliated with Arena Investors LP (the “Investors”) pursuant to which we pursuant to which it issued convertible notes in an aggregate principal amount of $16.5 million for an aggregate purchase price of $15 million (collectively, the “Notes”). In connection with the issuance of the Notes, we issued to the Investors warrants to purchase an aggregate of 192,073,017 shares of Common Stock (collectively, the “Warrants”) and 1,000 shares of series F convertible preferred stock (the “Series F Preferred Stock”).

The Notes each have a term of thirty-six months and mature on February 17, 2024, unless earlier converted. The Notes accrue interest at a rate of 11% per annum, subject to increase to 20% per annum upon and during the occurrence of an event of default. Interest is payable in cash on a quarterly basis beginning on March 31, 2021. Notwithstanding the above, at the Company’s election, any interest payable on an applicable payment date may be paid in registered Common Stock of the Company (rather than cash) in an amount equal (A) the amount of the interest payment due on such date, divided by (B) an amount equal to 80% of the average VWAP of the Common Stock for the five (5) days immediately preceding the date of conversion.

The Notes are convertible at any time, at the holder’s option, into shares of our common stock at a price of $0.02 per share, subject to adjustment (the “Conversion Price”), subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect. Notwithstanding the foregoing, at any time during the continuance of any Event of Default, the Conversion Price in effect shall be equal to 75% of the average VWAP of the Common Stock for the five (5) Trading Days on the Trading Market immediately preceding the date of conversion (the Alternative Conversion Price”); provided, however, that the Alternate Conversion Price may not exceed $0.015 per share, as adjusted pursuant to the terms of the Notes. The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect. The Notes may not be redeemed by the Company.

Each Warrant is exercisable for a period of five years from the date of issuance at an initial exercise price of $0.025 per share, subject to adjustment. The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and recapitalizations.

The Series F Preferred Stock converted into 192,073,017 shares of common stock on September 16, 2021 upon the filing of the certificate of amendment to the Articles of Incorporation increasing the authorized number of shares of common stock to 6,000,000,000.

On February 17, 2021, Sovryn, entered into an asset purchase agreement (the “Asset Purchase Agreement”) with with NRJ TV II CA OPCO, LLC, a Delaware limited liability company (“OpCo”) and NRJ TV III CA License Co., LLC, a Delaware limited liability company (together with OpCo, “Sellers”). Upon the terms and subject to the satisfaction of the conditions described in the Asset Purchase Agreement, Sovryn will acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the KNET-CD and KNLA-CD Class A television stations owned by the Sellers (the “Acquired Stations”), certain tangible personal property, real property, contracts, intangible property, files, claims and prepaid items together with certain assumed liablities in connection with the Acquired Stations (the “Asset Sale Transaction”). As consideration for the Asset Sale Transaction, Sovryn has agreed to pay the Sellers $10,000,000, $2,000,000 of which was paid to Sellers upon execution of the Asset Purchase Agreement, as follows: (i) an escrow deposit of $1,000,000 to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Sellers (the “Escrow Fee”) and (ii) a non-refundable option fee of $1,000,000 (the “Option Fee”). The closing of the Asset Sale Transaction took place on April 19, 2021.

On March 14, 2021, Sovryn entered into an asset purchase agreement (the “KVVV Asset Purchase Agreement”) with Abraham Telecasting Company, LLC, a Texas limited liability company (the “Houston Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KVVV Asset Purchase Agreement, Sovryn agreed to acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the KVVV-LD low power television station owned by the Houston Seller (the “Houston Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Houston Acquired Station (the “KVVV Asset Sale Transaction”). As consideration for the KVVV Asset Sale Transaction, Sovryn has agreed to pay the Houston Seller $1,500,000 in cash, $87,500 of which was paid to the Houston Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Houston Seller (the “KVVV Escrow Fee”). The closing of the KVVV Asset Sale Transaction (the “KVVV Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Houston Acquired Station, from the Houston Seller to Sovryn (the “Houston FCC Consent”). The KVVV Closing shall occur no more than ten (10) business days following the later to occur of (i) the date on which the Houston FCC Consent has been granted and (ii) the other conditions to the KVVV Closing set forth in the KVVV Asset Purchase Agreement. The closing of the KVVV Asset Sale Transaction took place on June 1, 2021.

On March 29, 2021, Sovryn, entered into an asset purchase agreement (the “KYMU Asset Purchase Agreement”) with Seattle 6 Broadcasting Company, LLC, a Washington limited liability company (the “Seattle Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KYMU Asset Purchase Agreement, Sovryn agreed to acquire the licenses and FCC authorizations to the KYMU-LD low power television station owned by the Seattle Seller (the “Seattle Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Seattle Acquired Station (the “KYMU Asset Sale Transaction”). As consideration for the Seattle Asset Sale Transaction, Sovryn has agreed to pay the Seattle Seller $1,750,000, $87,500 of which was paid to the Seattle Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Seattle Seller (the “Seattle Escrow Fee”). The closing of the KYMU Asset Sale Transaction (the “KMYU Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Seattle Acquired Station, from Seattle Seller to Sovryn (the “Seattle FCC Consent”). The Seattle Closing shall occur no more than ten (10) business days following the later to occur of (i) the date on which the Seattle FCC Consent has been granted and (ii) the other conditions to the KMYU Closing set forth in the KMYU Asset Purchase Agreement. The closing of the KMYU Asset Sale Transaction took place on September 24, 2021

On June 9, 2021, Sovryn, entered into an asset purchase agreement (the “W27EBAsset Purchase Agreement”) with Local Media TV Chicago, LLC, a Delaware limited liability company (the “Chicago Seller”). Upon the terms and subject to the satisfaction of the conditions described in the W27EB Asset Purchase Agreement, Sovryn agreed to acquire the licenses and FCC authorizations to the W27EB-D Class A television station owned by the Chicago Seller (the “Chicago Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Chicago Acquired Station (the “W27EBAsset Sale Transaction”). As consideration for the Chicago Asset Sale Transaction, Sovryn has agreed to pay the Seattle Seller $5,700,000, $285,000 of which was paid to the Chicago Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Chicago Seller (the “Chicago Escrow Fee”). The closing of the W27EB Asset Sale Transaction (the “W27EB Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Chicago Acquired Station, from Chicago Seller to Sovryn (the “Chicago FCC Consent”). The Chicago Closing shall occur no more than third (3rd) business days following the later to occur of (i) the date on which the Chicago FCC Consent has been granted and (ii) the other conditions to the W27EB Closing set forth in the W27EB Asset Purchase Agreement.

On July 13, 2021, Sovryn, entered into an asset purchase agreement (the “KPHE Asset Purchase Agreement”) with Lotus TV of Phoenix LLC, an Arizona limited liability company (the “Arizona Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KPHE Asset Purchase Agreement, Sovryn agreed to acquire the licenses and FCC authorizations to the KPHE-LD low power television station owned by the Arizona Seller (the “Arizona Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Arizona Acquired Station (the “Arizona Asset Sale Transaction”). As consideration for the Arizona Asset Sale Transaction, Sovryn has agreed to pay the Arizona Seller $2,000,000, $100,000 of which was paid to the Arizona Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Arizona Seller (the “Arizona Escrow Fee”). The closing of the KPHE Asset Sale Transaction (the “Arizona Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Arizona Acquired Station, from Arizona Seller to Sovryn (the “Arizona FCC Consent”). The Arizona Closing shall occur no more than five (5) business days following the later to occur of (i) the date on which the Arizona FCC Consent has been granted and (ii) the other conditions to the Arizona Closing set forth in the KPHE Asset Purchase Agreement.

On August 31, 2021, Sovryn entered into an asset purchase agreement (the “KVSD Asset Purchase Agreement”) with D’Amico Brothers Broadcasting Corp., a California company (the “San Diego Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KVSD Asset Purchase Agreement, Sovryn agreed to acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the KVSD-LD low power television station owned by the San Diego Seller (the “San Diego Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the San Diego Acquired Station (the “KVSD Asset Sale Transaction”). As consideration for the KVSD Asset Sale Transaction, Sovryn has agreed to pay the San Diego Seller $1,500,000 in cash, $75,000 of which was paid to the San Diego Seller (subsequent to the period end) and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the San Diego Seller (the “KVSD Escrow Fee”).The closing of the KVSD Asset Sale Transaction (the “KVSD Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the San Diego Acquired Station, from the San Diego Seller to Sovryn (the “San Diego FCC Consent”). The KVSD Closing shall occur no more than the three (3) business days following the later to occur of (i) the date on which the San Diego FCC Consent has been granted and (ii) the other conditions to the KVSD Closing set forth in the KVSD Asset Purchase Agreement.

On September 9, 2021, we entered into a Secured Loan and Security Agreement (“Loan Agreement”) with Top Dog Productions, Inc.,(d/b/a The Jay and Tony Show) as the borrower (the “Borrower”) under such Loan Agreement. The Loan Agreement provides that we will make one or more disbursements of a Loan to the Borrower in an aggregate principal amount not to exceed $2,000,000. Our commitment to make disbursements ends on September 8, 2022 and all unpaid principal matures on September 9, 2022. Interest will accrue on the outstanding principal under the Note at 5%; provided, however, that interest will accrue at 24% per annum from the date of the occurrence of an Event of Default until the principal is paid. Any accrued and unpaid interest shall be payable on March 9, 2022 and September 9, 2022 and on the date any principal of the loan is prepaid on the amount of such principal so prepaid. The Borrower may repay the principal of the loan at any time. Any principal that is repaid may not be reborrowed.

On the September 16, 2021, the Company entered into an exchange agreement (collectively, the “Exchange Agreement”) with the holders of Series E preferred stock pursuant to which the holders agreed to exchange all of the shares of Series E preferred stock for an aggregate of 1,152,500 shares of convertible Series E-1 preferred stcok and an aggregate of 1,091,388,889 shares of common stock. Each share of series E-1 preferred stock is convertible into 1,000 shares of common stock and has voting rights equal to the number of shares of common stock into which the Series E would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock.

On September 23, 2021, we entered into a Limited Waiver and First Amendment to the Securities Purchase Agreement, Notes, Warrants and Registration Rights Agreement (the “Waiver”), with the Investors and Arena Investors, LP, in its capacity as agent. Pursuant to the Agreement, the Agent and the Investors have agreed (i) to waive certain Event of Default (each as defined in the Notes) which occurred on or prior to the date of the Waiver , (ii)  to make certain amendments to the Purchase Agreement to, among other things, allow for us to issue up to $2 million of subordinated indebtedness, enter into the loan agreement with Top Dog Productions, make certain amendments to the Purchase Agreement to effect such waivers and to release the remainder of the proceeds in the Funding Account (as defined in the Purchase Agreement) to us, (iii) to make certain amendments to the Notes to, among other things, make the conversion price a fixed price of $0.02 and to provide for certain Permitted Acquisitions (as defined under the Waiver), (iv) to make certain amendments to the Warrants to, among other things, make the exercise price a fixed price of $0.025 and to clarify the mechanics of the cashless exercise provision and (v) to make certain amendments to the registration rights agreement to extend the Effectiveness Date (as defined in the Registration Rights Agreement) to February 17, 2022.

Risk Factors Summary

An investment in our common shares involves a high degree of risk. You should carefully consider the risks summarized below. The risks are more fully discussed in the “Risk Factors” section of this prospectus beginning on page 14.

●	We may incur losses in the future.

●	We are an early stage company with a limited operating history. Our limited operating history in the industry may not provide an adequate basis to judge our future prospects and results of operations for this segment, and may increase the risk of your investment.

●	We have experienced operating losses in the past.

●	An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the public offering price.

●	Because of their significant stock ownership, our executive officers, directors, and principal stockholders will be able to exert control over us and our significant corporate decisions.

●	Our stock price may be volatile, and you could lose all or part of your investment.

●	We do not intend to pay cash dividends.

●	The pandemic caused by COVID-19 could have a materially adverse impact on our business, results of operations, financial condition and/or cash flows. The extent of the impact of the COVID-19 pandemic will depend on future developments, which are highly uncertain and largely beyond our control.

Corporate Information

We were incorporated in the state of Nevada on June 15, 1998 under the name “Madison-Taylor General Contractors, Inc.” Effective May 24, 2004, we changed our name to “Madison Explorations, Inc.,” and effective as of March 9, 2015, we changed our name to “Madison Technologies, Inc.”

Our principal executive offices are located at 450 Park Avenue, 30th Floor, New York, NY 10022 and our telephone number is (212) 339-5888. We maintain a website at https://go.tv. Information contained on or accessible through our website is not, and should not be considered, part of, or incorporated by reference into, this prospectus and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus in deciding whether to purchase our securities.

THE OFFERING

This prospectus relates to the disposition from time to time of up to 390,997,507 shares of our common stock, par value $0.001 per share (the “Shares”), which includes 99,462,245 shares of our common stock issuable upon the conversion of senior secured convertible promissory notes (the “Notes”), 99,462,245 shares of our common stock issuable upon the exercise of warrants (the “Warrants”) and 192,073,017 shares of common stock which are held by the Selling Stockholders. The Shares issued or issuable by us to the Selling Stockholders were sold in a private placement transaction that were completed on February 17, 2021.

Common stock offered by the Selling Stockholders	Up to 390,997,507 shares of our common stock that may be issued to certain of the Selling Stockholders, which includes 99,462,245 shares of our common stock issuable upon the conversion of Notes, 99,462,245 shares of our common stock issuable upon the exercise of warrants and 192,073,017 shares of common stock issuable upon the conversion of our Series F Preferred Stock.

Common stock outstanding before Offering:	1,563,990,027

Shares of common stock to be outstanding after this offering (assuming all shares of Common Stock are issued upon conversion and/or exercise)	1,762,914,517

Use of Proceeds	All of the Shares sold pursuant to this prospectus will be offered and sold by the Selling Stockholders. We will not receive any proceeds from such sales. We would, however, receive proceeds upon the exercise of the Warrants held by the Selling Stockholders which, if such warrants are exercised in full, would be approximately $2.5 million. Proceeds, if any, received from the exercise of such Warrants will be used for working capital and general corporate purposes. No assurances can be given that any of such Warrants will be exercised. See “Use of Proceeds.”

Offering Price	The Selling Stockholders may sell the Shares at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, including, without limitation, in one or more transactions that may take place by ordinary brokerage transactions, privately-negotiated transactions or through sales to one or more underwriters or broker-dealers for resale. See “Plan of Distribution.”

Risk Factors	An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 14.

Trading Symbol	“MDEX”

The number of shares of common stock outstanding after this offering is based on 1,563,990,027 shares of common stock issued and outstanding as of September 27, 2021 and excludes the following:

●	192,073,017 shares of common stock issuable upon the exercise of outstanding warrants having an exercise price of $0.025 per share;

●	825,000,000 shares of common stock issuable upon conversion of outstanding convertible notes;

●	Approximately 1.3 billion shares of common stock issuable upon conversion of our outstanding shares of convertible preferred stock.

February 2021 Financing

On February 17, 2021, we entered into a securities purchase agreement with funds affiliated with Arena Investors LP (the “Investors”) pursuant to which we pursuant to which it issued convertible notes in an aggregate principal amount of $16.5 million for an aggregate purchase price of $15 million (collectively, the “Notes”). In connection with the issuance of the Notes, we issued to the Investors warrants to purchase an aggregate of 192,073,017 shares of Common Stock (collectively, the “Warrants”) and 1,000 shares of series F convertible preferred stock (the “Series F Preferred Stock”).

The Notes each have a term of thirty-six months and mature on February 17, 2024, unless earlier converted. The Notes accrue interest at a rate of 11% per annum, subject to increase to 20% per annum upon and during the occurrence of an event of default. Interest is payable in cash on a quarterly basis beginning on March 31, 2021. Notwithstanding the above, at the Company’s election, any interest payable on an applicable payment date may be paid in registered Common Stock of the Company (rather than cash) in an amount equal (A) the amount of the interest payment due on such date, divided by (B) an amount equal to 80% of the average VWAP of the Common Stock for the five (5) days immediately preceding the date of conversion.

The Notes are convertible at any time, at the holder’s option, into shares of our common stock at a price of $0.02 per share, subject to adjustment herein (the “Conversion Price”), subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect. Notwithstanding the foregoing, at any time during the continuance of any Event of Default, the Conversion Price in effect shall be equal to 75% of the average VWAP of the Common Stock for the five (5) Trading Days on the Trading Market immediately preceding the date of conversion (the Alternative Conversion Price”); provided, however, that the Alternate Conversion Price may not exceed $0.015 per share, as adjusted pursuant to the terms of the Notes. The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect. The Notes may not be redeemed by the Company.

Each Warrant is exercisable for a period of five years from the date of issuance at an initial exercise price equal to $0.025, subject to adjustment herein, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and recapitalizations.

The Series F Preferred Stock converted into 192,073,017 shares of our common stock on September 16, 2021.

Each of the Investors have contractually agreed to restrict their ability to exercise the Warrants and convert the Notes such that the number of shares of the Company common stock held by each of them and their affiliates after such conversion or exercise does not exceed 9.99% of the Company’s then issued and outstanding shares of common stock.

The Company is obligated to file a registration statement registering the resale of shares of (i) the Common Stock issuable upon conversion of the Notes, (ii) the Common Stock issuable upon exercise of the Warrants, and (iii) the shares of common stock issuable upon conversion of the Series F Preferred Stock. If the registration statement is not filed within 90 days from the final closing, or declared effective within 270 days thereafter, then, in addition to any other rights the Holders may have hereunder or under applicable law, the Company shall pay to the Holders an amount in cash, as partial liquidated damages and not as a penalty, their pro rata portion of $50,000, on the Effective Date and on every thirtieth (30th) day (prorated for periods totaling less than thirty days) thereafter until the Initial Registration Statement is deemed effective, and the obligations may be deemed to be in default.

The full principal amount of the Notes are due upon a default under the terms of the Notes. The Notes are senior to all current and future indebtedness of the Company and are secured by substantially all of the assets of the Company and Sovryn. The Company’s obligations under the Notes are guaranteed by Sovryn. In addition, the Company, the Shareholders and the Investors entered into a limited guaranty pledge agreement pursuant to which the Notes are secured by the securities received by the Shareholders in the Company. In addition, the Shareholders and the Investors entered into a limited guaranty agreement pursuant to which the Shareholder provided a limited guaranty on, among other things, the Option Fee and the Escrow Fee. The limited guaranty agreement shall terminate upon the closing of the Asset Purchase Agreement.

Summary Financial Data

The following table sets forth our selected financial data as of the dates and for the periods indicated. We have derived the statement of operations data for the years ended December 31, 2020 and 2019 from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the six months ended June 30, 2021 and the balance sheet data as of June 30, 2021 have been derived from our unaudited financial statements included elsewhere in this prospectus. The following summary financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes and other information included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future and the results for the three months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the full fiscal year.

Statement of Operations Data:

	Years Ended December 31,		Six Months Ended June 31, (unaudited)
	2020	2019	2021	2020
Revenue	$1,374	$4,983	296,025	954
Operating Expenses	(508,324	(38,024)	(1,935,805)	(15,338)
Net Income/(Loss)	(910,163)	42,263)	(2,556,600)	(18,189)
Net loss per share - basic and diluted	(0.047)	(0.002)	(0.106)	(0.0001)
Average number of shares outstanding	19,453,890	17,462,770	24,168,698	18,757,565

Balance Sheet Data:

			June 30,
	December 31,		2021
	2020	2019	(unaudited)
Cash and cash equivalents	$9,491	1,366	5,640,797
Working capital (1)	(533,548)	(358,377)	4,674,593
Total assets	510,616	6,544	23,334,768
Total liabilities	668,516	364,921	16,952,991
Total stockholders’ equity (deficit)	(157,900)	(358,377)	6,381,777

(1) Working capital is defined as total current assets minus total current liability

RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus contains the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Our Business

Our limited operating experience could make our operations inefficient or ineffective.

We are an early-stage company with only a limited operating history upon which to base an evaluation of our current business and future prospects and how we will respond to competitive, financial or technological challenges. We only recently acquired or commenced each of the businesses that comprise our three lines of business, and have limited experience with these activities and the revenue and income potential of our business is unproven. In addition, because of our limited operating history, we have limited insight into trends that may emerge and affect our business, and limited experience responding to such trends. We may make errors in predicting and reacting to relevant business trends and we will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies in evolving markets. We may not be able to successfully address any or all of these risks and uncertainties. Failure to adequately do so could cause our business, results of operations and financial condition to suffer or fail.

Widespread health developments, including the recent global COVID-19 pandemic, could materially and adversely affect our business, financial condition and results of operations.

Our business has been, and may continue to be, impacted by the fear of exposure to or actual effects of the COVID-19 pandemic in countries where we operate or our customers are located, such as recommendations or mandates from governmental authorities to close businesses, limit travel, avoid large gatherings or to self-quarantine, as well as temporary closures or decreased operations of the facilities of our customers, distributors or suppliers. These impacts include, but are not limited to:

●	Significant reductions in demand or significant volatility in demand for one or more of our products, which may be caused by, among other things: the temporary inability of consumers to purchase our products due to illness, quarantine or other restrictions, store or restaurant closures, or financial hardship, shifts in demand away from one or more of our higher priced products to lower priced products, or stockpiling or similar activity, reduced options for marketing and promotion of products or other restrictions in connection with the COVID-19 pandemic; if prolonged, such impacts can further increase the difficulty of operating our business, including accurately planning and forecasting;

●	Inability to meet our consumers’ and customers’ needs and achieve costs targets due to disruptions in our manufacturing and supply arrangements caused by the loss or disruption of essential manufacturing and supply elements such as raw materials or purchased finished goods, logistics, reduction or loss of workforce due to the insufficiency or failure of our safety protocols, or other manufacturing and supply capability;

●	Failure of third parties on which we rely, including our suppliers, distributors, contract manufacturers, contractors, commercial banks and external business partners, to meet their obligations to us or to timely meet those obligations, or significant disruptions in their ability to do so, which may be caused by their own financial or operational difficulties; or

●	Significant changes in the conditions in markets in which we manufacture, sell or distribute our products, including quarantines, governmental or regulatory actions, closures or other restrictions that limit or close our operating and manufacturing facilities, restrict our employees’ ability to perform necessary business functions, restrict or prevent consumers from having access to our products, or otherwise prevent our distributors, partners, suppliers, or customers from sufficiently staffing operations, including operations necessary for the production, distribution, sale, and support of our products.

All of these impacts could place limitations on our ability to execute on our business plan and materially and adversely affect our business, financial condition and results of operations.

We are a holding company and our only material assets are its cash in hand, equity interests in its operating subsidiaries and our other investments. As a result, our principal source of revenue and cash flow is distributions from its subsidiaries.

As a holding company, our assets are its cash and cash equivalents, the equity interests in its subsidiaries and other investments. Our principal source of revenue comes from our Communications, Infrastructure and Investment division operations. Thus, our ability to manage our operations and finance future acquisitions, is dependent on the ability of its subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions to us. Our subsidiaries are separate legal entities, and although they may be wholly-owned or controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends, distributions or otherwise. The ability of our subsidiaries to distribute cash to it are and will remain subject to, among other things, availability of sufficient funds and applicable state laws and regulatory restrictions. Claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and stockholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us could be limited in any way, our ability to grow, pursue business opportunities or make acquisitions that could be beneficial to our businesses, or otherwise fund and conduct our business could be materially limited.

The agreements governing our indebtedness contain various covenants that limit our discretion in the operation of our business and/or require us to meet financial maintenance tests and other covenants. The failure to comply with such tests and covenants could have a material adverse effect on us.

The agreements governing our indebtedness contain, and any of our other future financing agreements may contain, covenants imposing operating and financial restrictions on our businesses.

The Notes issued to the Selling Shareholder, contain, and any future indebtedness may contain various covenants, including those that restrict our ability to, among other things, the ability of the Company, and, in certain cases, the Company’s subsidiaries, to incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of capital stock; make certain restricted payments; sell assets; engage in transactions with affiliates; or consolidate or merge with, or sell substantially all of its assets to, another person.

Any failure to comply with the restrictions in the agreements governing our Notes, or any agreement governing other indebtedness we could incur, may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. If any of these risks were to occur, our business and operations could be materially and adversely affected.

To service our indebtedness and other obligations, we will require a significant amount of cash.

Our ability to generate cash depends on many factors beyond our control and any failure to service our outstanding indebtedness could harm our business, financial condition and results of operations. Our ability to make payments on and to refinance our indebtedness and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us and our subsidiaries to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on us.

In addition, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments or preferred stock may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness or dividend payments on our outstanding shares of preferred stock would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness or otherwise raise capital on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service and other obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations.

We have experienced significant historical, and may experience significant future, operating losses and net losses, which may hinder our ability to meet working capital requirements or service our indebtedness, and we cannot assure you that we will generate sufficient cash flow from operations to meet such requirements or service our indebtedness.

We cannot assure you that we will recognize net income in future periods. If we cannot generate net income or sufficient operating profitability, we may not be able to meet our working capital requirements or service our indebtedness. Our ability to generate sufficient cash for our operations will depend upon, among other things, the future financial and operating performance of our operating business, which will be affected by prevailing economic and related industry conditions and financial, business, regulatory and other factors, many of which are beyond our control.

We cannot assure you that our business will generate cash flow from operations in an amount sufficient to fund our liquidity needs. If our cash flows and capital resources are insufficient, we may be forced to reduce or delay capital expenditures, sell assets and/or seek additional capital or financings. Our ability to obtain future financings will depend on the condition of the capital markets and our financial condition at such time. Any financings could be at high interest rates and may require us to comply with covenants in addition to, or more restrictive than, covenants in our current financing documents, which could further restrict our business operations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such disposition may not be adequate to meet our obligations.

If we are not able to deploy capital effectively and on acceptable terms, we may not be able to execute our business strategy.

Our strategy includes effectively deploying capital by acquiring interests in new companies. We may not be able to identify attractive acquisition candidates that fit our strategy. Even if we are able to identify acquisition candidates, we may not be able to acquire interests in those companies due to an inability to reach mutually acceptable financial or other terms with those companies or due to competition from other potential acquirers that may have greater resources, brand name recognition, industry contacts or flexibility of structure than we do. The recent turmoil in the global economy has caused significant declines and fluctuations in the valuations of publicly-traded companies and privately-held companies. Uncertainty regarding the extent to which valuations of companies that fit our acquisition criteria will continue to fluctuate may affect our ability to accurately value potential acquisition candidates. Additionally, ongoing weak economic conditions may make it more difficult for us to obtain capital needed to deploy to new and existing partner companies. If we are unable to effectively deploy capital to partner companies on acceptable terms, we may not be able to execute on our strategy, and our business may be adversely impacted.

We will need additional funding in the near future to continue our current level of operations and growth.

As of the six months ended June 30, 2021, we have an accumulated deficit of $4,041,042 and a net loss of $2,256,600. As of the year ended December 31, 2020 we have an accumulated deficit of $1,484,442 and a net loss of $507,746. Revenues generated from our current operations are not sufficient to pay our on-going operating expenses. Prior to the acquisition of our television stations during the second quarter of 2021, our working capital needs have been primarily funded by securities sold to the Selling Stockholders. We may continue to obtain additional funding from the sale of our securities or from strategic transactions in order to fund our current level of operations. Aside from continuing these loan transactions, we have not identified the sources for additional financing that we may require, and we do not have commitments from third parties to continue to provide this financing. Being a micro-cap stock, certain investors may be unwilling to invest in our securities. There is no assurance that sufficient funding through a financing will be available to us at acceptable terms or at all. Historically, we have raised capital through the issuance of convertible debt securities or straight equity securities. However, given the risks associated with our business, the risks associated with our common stock, the worldwide financial uncertainty that has affected the capital markets, and our status as a small, unknown public company, we expect in the near future, we will have a great deal of difficulty raising capital through traditional financing sources. Therefore, we cannot guarantee that we will be able to raise capital, or if we are able to raise capital, that such capital will be in the amounts needed. Our failure to raise capital, when needed, and in sufficient amounts, will severely impact our ability to continue to develop our business as planned. In addition, if we are unable to obtain funding as, and when needed, we may have to further reduce and/or cease our future operations. Any additional funding that we obtain in an equity or convertible debt financing is likely to reduce the percentage ownership of the company held by our existing security holders.

We are dependent on Philip A. Falcone, our Chairman, CEO and President, and certain other key personnel, the loss or distraction of whom may adversely affect our financial condition or results of operations.

We believe that the future success of the Company and its operating subsidiaries depends and will depend to a significant extent upon the performance of Philip A. Falcone, our Chairman, CEO and President, who has served as our Chairman, CEO and President since February 2021, as well as the services of other key personnel at the Company and its operating subsidiaries, which may consist of a relatively small number of individuals that possess sales, marketing, engineering, financial, technical and other skills that are critical to the operation of our businesses. The ability to retain key personnel is important to our success and future growth. Competition for these professionals can be intense, and we may not be able to retain and motivate our existing officers and senior employees, and continue to compensate such individuals competitively. The unexpected loss of the services of one or more of these individuals, whether due to competition, distraction caused by personal matters or otherwise, could have a detrimental effect on the financial condition or results of operations of our businesses, and could hinder the ability of such businesses to effectively compete in the various industries in which we operate. Mr. Falcone is a named defendant in litigation in connection with certain personal financial matters. Madison understands that Mr. Falcone continues to vigorously pursue his defense in connection with these matters which may be time consuming, may divert Mr. Falcone’s attention from management of our business and therefore may adversely affect our business, and could result in the loss of certain shares of his investment in the Company.

We have had operating losses since formation and expect to continue to incur net losses for the near term.

Since inception, we have had a working capital deficit and our revenues were not sufficient to fund our anticipated operating needs. In order to achieve profitable operations, we need to significantly increase our revenues from the sales of products. We cannot be certain that our business will ever be successful or that we will generate significant revenues and become profitable. As a result, an investment in our company is highly speculative and no assurance can be given that our business model will be successful and, therefore, that our stockholders will realize any return on their investment or that they will not lose their entire investment.

Our current sources of funding are limited, and any additional funding that we may obtain may be on unfavorable terms and may significantly dilute our existing shareholders.

We believe our acquisitions of the television stations will increase our profitability and contribute toward funding operating expenses but we can provide no assurance of this. As a result, if operations are not sufficient to fund our operations going forward, we will have to obtain additional public or private equity financings or debt financings in order to continue our operations. Any additional funding that we obtain in a financing is likely to reduce the percentage ownership of our existing holders. The amount of this dilution may be substantial based on our current stock price, and could increase if the trading price of our common stock declines at the time of any financing from its current levels. To the extent we raise additional capital by issuing equity securities, our stockholders will experience further dilution. If we raise funds through debt financings, we may become subject to restrictive covenants. We may also attempt to raise funds through corporate collaboration and licensing arrangements. To the extent that we raise additional funds through such means, we may be required to relinquish some rights to our technologies or products, or grant licenses on terms that are not favorable to us. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain the needed additional funding, we will have to reduce or even totally discontinue our operations, which would have a significant negative impact on our stockholders and could result in a total loss of their investment in our stock.

Funding, especially on terms acceptable to us, may not be available to meet our future capital needs because of the state of the credit and capital markets. Global market and economic conditions have been, and continue to be, disruptive and volatile. The cost of raising money in the debt and equity capital markets for smaller companies like ours has increased substantially while the availability of funds from those markets has diminished significantly. Also, low valuations and decreased appetite for equity investments, among other factors, may make the equity markets difficult to access on acceptable terms or unavailable altogether.

If adequate funds are not available, we may be required to delay, scale-back or eliminate our product enhancement and new product development programs. There can be no assurance that additional financing will be available on acceptable terms or at all, if and when required.

The nature of our business is speculative and dependent on a number of variables beyond our control that cannot be reliably ascertained in advance.

The revenues and profits of an enterprise like ours are generally dependent upon many variables. Our customer appeal depends upon factors which cannot be reliably ascertained in advance and over which we have no control, such as unpredictable customer and media reviews, industry analyst commentaries, and comparisons to competitive products. As with any relatively new business enterprise operating in a specialized and intensely competitive market, we are subject to many business risks which include, but are not limited to, unforeseen marketing difficulties, excessive research and development expenses, unforeseen negative publicity, competition, product liability issues, manufacturing and logistical difficulties, and lack of operating experience. Many of the risks may be unforeseeable or beyond our control. There can be no assurance that we will successfully implement our business plan in a timely or effective manner, that we will be able to generate sufficient interest in our products, or that we will be able to market and sell enough products and services to generate sufficient revenues to continue as a going concern.

Our markets are highly competitive, and our failure to compete successfully would limit our ability to sell our products, attract and retain customers and grow our business.

Our markets are highly competitive, and we expect that both direct and indirect competition will increase in the future. Within each of our markets, we encounter direct competition from various larger U.S. and non-U.S. competitors. The adoption of new technology likely will intensify the competition for our products. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter those markets, thereby further intensifying competition, adversely affecting our sales, and adversely affecting our business and prospects.

We may not be successful in developing our new products and services.

The market for our products and services is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to continually introduce new and innovative products and services. Our success will depend partially on our ability to introduce new products, services and technologies continually and on a timely basis and to continue to improve the performance, features and reliability of our products and services in response to both evolving demands of prospective customers and competitive products. There can be no assurance that any of our new or proposed products or services will maintain the limited market acceptance that we have to date established. Our failure to design, develop, test, market and introduce new and enhanced products, technologies and services successfully so as to achieve market acceptance could have a material adverse effect upon our business, operating results and financial condition.

There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products and services, or that our new products and services will adequately satisfy the requirements of prospective customers and achieve significant acceptance by those customers. Because of certain market characteristics, including technological change, changing customer needs, frequent new product and service introductions and evolving industry standards, the continued introduction of new products and services is critical. Delays in the introduction of new products and services may result in customer dissatisfaction and may delay or cause a loss of revenue. There can be no assurance that we will be successful in developing new products or services or improving existing products and services that respond to technological changes or evolving industry standards.

In addition, new or enhanced products and services introduced by us may contain undetected errors that require significant design modifications. This could result in a loss of customer confidence which could adversely affect the use of our products, which in turn, could have a material adverse effect upon our business, results of operations or financial condition.

We cannot accurately predict our future revenues and expenses.

We are currently developing various sources of revenues based on market conditions and the type of products that we are marketing. As such, the amount of revenues we receive from the sale and use of our products will fluctuate and depend upon our customer’s willingness to buy our products. As with any developing enterprise operating in a specialized and intensely competitive market, we are subject to many business risks which include, but are not limited to, unforeseen negative publicity, competition, product liability and lack of operating experience. Many of the risks may be unforeseeable or beyond our control. There can be no assurance that we will successfully implement our business plan in a timely manner, or generate sufficient interest in our products or services, or that we will be able to market and sell enough products and services to generate sufficient revenues to continue as a going concern.

Our expense levels in the future will be based, in large part, on our expectations regarding future revenue, and as a result net income/loss for any quarterly period in which material orders are delayed could vary significantly. In addition, our costs and expenses may vary from period to period because of a variety of factors, including our research and development costs, our introduction of new products and services, cost increases from third-party service providers or product manufacturers, production interruptions, changes in marketing and sales expenditures, and competitive pricing pressures.

Because we face significant competition for acquisition and business opportunities, including from numerous companies with a business plan similar to ours, it may be difficult for us to fully execute our business strategy. Additionally, our subsidiaries also operate in highly competitive industries, limiting their ability to gain or maintain their positions in their respective industries.

We expect to encounter intense competition for acquisition and business opportunities from both strategic investors and other entities having a business objective similar to ours, such as private investors (which may be individuals or investment partnerships), blank check companies, and other entities, domestic and international, competing for the type of businesses that we may acquire. Many of these competitors possess greater technical, human and other resources, or more local industry knowledge, or greater access to capital, than we do, and our financial resources may be relatively limited when contrasted with those of many of these competitors. These factors may place us at a competitive disadvantage in successfully completing future acquisitions and investments.

In addition, while we believe that there are numerous target businesses that we could potentially acquire or invest in, our ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by our available financial resources. We may need to obtain additional financing in order to consummate future acquisitions and investment opportunities and cannot assure you that any additional financing will be available to us on acceptable terms, or at all, or that the terms of our existing financing arrangements will not limit our ability to do so. This inherent competitive limitation gives others an advantage in pursuing acquisition and investment opportunities.

Future acquisitions or business opportunities could involve unknown risks that could harm our business and adversely affect our financial condition and results of operations.

We are a diversified holding company that owns interests in a number of different businesses. We have in the past, and intend in the future, to acquire businesses or make investments, directly or indirectly through our subsidiaries, that involve unknown risks, some of which will be particular to the industry in which the investment or acquisition targets operate, including risks in industries with which we are not familiar or experienced. There can be no assurance our due diligence investigations will identify every matter that could have a material adverse effect on us or the entities that we may acquire. We may be unable to adequately address the financial, legal and operational risks raised by such investments or acquisitions, especially if we are unfamiliar with the relevant industry, which can lead to significant losses on material investments. The realization of any unknown risks could expose us to unanticipated costs and liabilities and prevent or limit us from realizing the projected benefits of the investments or acquisitions, which could adversely affect our financial condition and liquidity. In addition, our financial condition, results of operations and the ability to service our debt may be adversely impacted depending on the specific risks applicable to any business we invest in or acquire and our ability to address those risks.

We could consume resources in researching acquisitions, business opportunities or financings and capital market transactions that are not consummated, which could materially adversely affect subsequent attempts to locate and acquire or invest in another business.

We anticipate that the investigation of each specific acquisition or business opportunity and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments with respect to such transaction will require substantial management time and attention and substantial costs for financial advisors, accountants, attorneys and other advisors. If a decision is made not to consummate a specific acquisition, business opportunity or financing and capital market transaction, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific acquisition, investment target or financing, we may fail to consummate the investment or acquisition for any number of reasons, including those beyond our control. Any such event could consume significant management time and result in a loss to us of the related costs incurred, which could adversely affect our financial position and our ability to consummate other acquisitions and investments.

There may be tax consequences associated with our acquisition, investment, holding and disposition of target companies and assets.

We may incur significant taxes in connection with effecting acquisitions of, or investments in, holding, receiving payments from, operating or disposing of target companies and assets. Our decision to make a particular acquisition, sell a particular asset or increase or decrease a particular investment may be based on considerations other than the timing and amount of taxes owed as a result thereof. We remain liable for certain tax obligations of certain disposed companies, and we may be required to make material payments in connection therewith.

If we fail to develop and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, our current and potential stockholders could lose confidence in our financial reports, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and, depending on our future growth, may require our independent registered public accounting firm to annually attest to our evaluation, as well as issue their own opinion on our internal controls over financial reporting. The process of implementing and maintaining proper internal controls and complying with Section 404 is expensive and time consuming. We cannot be certain that the measures we will undertake will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need will become more complex, and significantly more resources will be required to ensure our internal controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness in our internal controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for future listing on one of the Nasdaq Stock Markets or national securities exchanges, and the inability of registered broker-dealers to make a market in our common stock, which may reduce our stock price.

We depend on our key personnel to manage our business effectively in a rapidly changing market. If we are unable to retain our key employees, our business, financial condition and results of operations could be harmed.

Our future success depends to a significant degree on the skills, efforts and continued services of our executive officers and other key engineering, manufacturing, operations, sales, marketing and support personnel. If we were to lose the services of one or more of our key executive officers or other key engineering, manufacturing, operations, sales, marketing and support personnel, we may not be able to grow our business as we expect, and our ability to compete could be harmed, adversely affecting our business and prospects.

Future acquisitions or strategic investments may not be successful and may harm our operating results.

Future acquisitions or strategic investments could have a material adverse effect on our business and operating results because of:

●	The assumption of unknown liabilities, including employee obligations. Although we normally conduct extensive legal and accounting due diligence in connection with our acquisitions, there are many liabilities that cannot be discovered, and which liabilities could be material.
●	We may become subject to significant expenses related to bringing the financial, accounting and internal control procedures of the acquired business into compliance with U.S. GAAP financial accounting standards and the Sarbanes Oxley Act of 2002.
●	Our operating results could be impaired as a result of restructuring or impairment charges related to amortization expenses associated with intangible assets.
●	We could experience significant difficulties in successfully integrating any acquired operations, technologies, customers’ products and businesses with our existing operations.
●	Future acquisitions could divert substantial capital and our management’s attention.
●	We may not be able to hire the key employees necessary to manage or staff the acquired enterprise operations.

Our executive officers and directors have the ability to significantly influence matters submitted to our stockholders for approval.

As of September 24, 2021, our executive officers and directors and their affiliates, in the aggregate, beneficially own shares representing approximately 80% of our shares common stock. In addition, Philip A. Falcone, our chief executive officer and a director, beneficially owns 100 shares of our Series B Preferred and 400 shares of our Series E Preferred Stock, through a trust, which shares of Series E-1 Preferred Stock are convertible into approximately 922 million shares of our common stock upon consummation of our increase in our shares of common stock. Furthermore, Mr. Falcone’s wife beneficially owns 400 shares of our Series E Preferred Stock, through a trust, which are convertible into approximately 922 million shares of our common stock upon consummation of our increase in our shares of common stock. Beneficial ownership includes shares over which an individual or entity has investment or voting power and includes shares that could be issued upon the exercise of options and warrants within 60 days after the date of determination. On matters submitted to our stockholders for approval, holders of our common stock are entitled to one vote per share. If our executive officers and directors choose to act together, they would have significant influence over all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these individuals, if they chose to act together, would have significant influence on the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Failure to manage growth effectively could adversely affect our business, results of operations and financial condition.

The success of our future operating activities will depend upon our ability to expand our support system to meet the demands of our growing business. Any failure by our management to effectively anticipate, implement, and manage changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations. We cannot assure you that we will be able to successfully operate acquired businesses, become profitable in the future, or effectively manage any other change.

Subsequent to consummation of any acquisition, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Even if we conduct extensive due diligence on a target business with which we acquire, we cannot assure you that this examination will uncover all material risks that may be presented by a particular target business, or that factors outside of the target business and outside of our control will not later arise. Even if our due diligence successfully identifies the principal risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. As a result, from time to time we may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining post-combination debt financing.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments, including in particular, reporting and other requirements under the Exchange Act. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could result in fines, injunctive relief or similar remedies which could be costly to us or limit our ability to complete an initial business combination or operate the post-combination company successfully.

Risks Related To The Private Placement

We are in default under our Notes and as a result, the Selling Shareholders may accelerate amounts owed under such Notes and could foreclose upon the assets securing our obligations and our liquidity could be adversely impacted.

Prior to September 23, 2021, we were in default under the Notes for a number of reasons, including the failure to file the Registration Statement and the failure to obtain shareholder approval by May 15, 2021. Upon the occurrence and during the continuance of an event of default under the Notes, the selling shareholders have the option, among other things, to accelerate the debt, which was in the amount of $16.5 million as of June 30, 2021, and foreclose upon the assets pledged as collateral, any of which could severely affect our liquidity and significantly harm our business. The holders have not exercised any remedies under the Notes as of the date of this prospectus. In addition, interest under the Notes will accrue at 20% per annum until the event of defaults are cured. We are currently negotiating with the holders of the Notes to remedy all events of default. However, we cannot guarantee any negotiations will ever materialize or that we will not enter into default under the Notes in the future. In the event that we continue in default and/or re-enter into default under the Notes, and such holders were to assert an event of default and demand repayment pursuant to the terms of the Notes, our business, operating results and financial condition would be adversely affected.

Our obligations to the holders of our Notes are secured by a security interest in substantially all of our assets, so if we default on those obligations, the note holders could foreclose on our assets.

Our obligations under the Notes are secured by a security interest in substantially all of our assets. As a result, if we default in our obligations under the Notes, the holders of the notes, acting through their appointed agent, could foreclose on their security interests and liquidate some or all of these assets, which would harm our business, financial condition and results of operations and could require us to curtail or cease operations.

If the holders of our Notes elect to convert the principal and interest due under the Notes, our stockholders will experience substantial dilution in their investment.

The total remaining principal amount we owe to the holders of our Notes is approximately $16.5 million. If the holders of these Notes were to elect to convert all of the principal amount (and assuming no interest has accrued on the principal amount) into shares of our common stock at the Conversion Price of $0.02, we would be required to issue approximately 825 million shares. These conversions would result in significant dilution to the investments of our existing stockholders.

The terms of our security agreement and other debt documents restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

Our security agreement and other debt documents issued under the private placement contain a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

●	incur additional debt;
●	pay dividends and make other restricted payments;
●	create liens; or
●	sell our collateral, other than inventory in the ordinary course of business.

If the holders of our Notes accelerate our indebtedness, our assets would not be sufficient to repay this indebtedness in full and the creditor would be permitted to exercise broad secured creditor remedies.

The holders of our Notes have certain rights upon an event of default under the Notes which could harm our business, financial condition and results of operations and could require us to curtail or cease or operations.

Under our Notes, if any event of default occurs, at the holder’s election (i) the outstanding principal amount of the Notes, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become immediately due and payable in cash or (ii) the outstanding principal amount of this Note, and, if elected by the holder, all accrued and unpaid interest hereon, shall be converted into shares of Common Stock at an alternative conversion price equal to 75% of the average VWAP of the Common Stock for the five (5) Trading Days immediately preceding the date of conversion; provided, however, that the alternate conversion price may not exceed $0.015 per share, as adjusted. In the event a holder makes the election described in clause (ii) of this Section above, but does not elect to receive Conversion Shares in respect of all accrued and unpaid interest on the Note, all accrued and unpaid interest shall be paid to the Holder in cash no later than the date the Conversion Shares are required to be delivered to the Holder. If we were unable to come to an agreement with the holders of the Notes regarding payment, the holders could foreclose on their security interest, which could harm our business, financial condition and results of operations and could require use to curtail or cease our operations.

We will be required to pay registration default liquidated damages because we did fulfill the requirements of the registration rights granted to investors in our February 2010 private placement.

We were required to have a registration statement covering the shares of common stock underlying the Notes, the Warrants and Preferred Stock issued to the investors in our February 2021 private placement filed on or before May 18, 2021. In connection with this offering, we are registering such shares of common stock for resale in order to satisfy such obligation. As of the date of this prospectus, we paid $225,000 in registration default liquidated damages. In the event the effectiveness of this registration statement is suspended at any time other than pursuant to a suspension notice, the Company shall pay to the Holders an amount in cash, as partial liquidated damages and not as a penalty, their pro rata portion of $25,000, on the date such event occurs and on every thirtieth (30th) day (prorated for periods totaling less than thirty days) thereafter. In the event we do not have a registration statement registering such shares of common stock for resale effective as of February 17, 2022, the Company is required to pay to the holders an amount in cash, their pro rata portion of $50,000, on such date and on every thirtieth (30th) day (prorated for periods totaling less than thirty days) thereafter until this registration statement is deemed effective. We shall be obligated to make payments of these liquidated damages until the earlier of (i) the date as of which all of the investors in our February 2021 private placement may sell all of the shares of common stock required to be covered by such registration statement without restriction pursuant to Rule 144 and without the need for current public information as required thereunder or (ii) the date on which the investors in our February 2021 private placement shall have sold all of the shares of common stock covered by such registration statement. Any payment of liquidated damages could have an adverse effect on our results of operations and may have a negative effect on our stock price and the market for our common stock.

Risks Related To Our Broadcasting Business

We may not be able to successfully integrate Sovryn’s recent acquisitions into our business, or realize the anticipated benefits of these acquisitions.

Following the completion of our recent and pending acquisitions, the integration of these businesses into our operations may be a complex and time-consuming process that may not be successful. For example, prior to the completion of Sovryn’s acquisition of KNET and KNLA, we did not operate a broadcast network providing original content to in the United States. In addition, This may add complexity to effectively overseeing, integrating and operating these assets.

Even if we successfully integrate these assets into our business and operations, there can be no assurance that we will realize the anticipated benefits and operating synergies. The Company’s estimates regarding the earnings, operating cash flow, capital expenditures and liabilities resulting from these acquisitions may prove to be incorrect. For example, with any past or future acquisition, there is the possibility that:

●	we may not have implemented company policies, procedures and cultures, in an efficient and effective manner;
●	we may not be able to successfully reduce costs, increase advertising revenue or audience share;
●	we may fail to retain and integrate employees and key personnel of the acquired business and assets;
●	our management may be reassigned from overseeing existing operations by the need to integrate the acquired business;
●	we may encounter unforeseen difficulties in extending internal control and financial reporting systems at the newly acquired business;
●	we may fail to successfully implement technological integration with the newly acquired business or may exceed the capabilities of our technology infrastructure and applications;
●	we may not be able to generate adequate returns;
●	we may encounter and fail to address risks or other problems associated with or arising from our reliance on the representations and warranties and related indemnities, if any, provided to us by the sellers of acquired companies and assets;
●	we may suffer adverse short-term effects on operating results through increased costs and may incur future impairments of goodwill associated with the acquired business;
●	we may be required to increase our leverage and debt service or to assume unexpected liabilities in connection with our acquisitions; and
●	we may encounter unforeseen challenges in entering new markets in which we have little or no experience.

The occurrence of any of these events or our inability generally to successfully implement our acquisition and investment strategy would have an adverse effect, which could be material, on our business, financial condition and results of operations.

Our broadcasting business conducted by Sovryn operates in highly competitive markets and our ability to maintain market share and generate operating revenues depends on how effectively we compete with existing and new competition.

Sovryn’s broadcast stations compete for audiences and advertising revenue with other broadcast stations as well as with other media such as the Internet and radio. Sovryn also faces competition from (i) local free over-the-air broadcast television and radio stations; (ii) telecommunication companies; (iii) cable and satellite system operators and cable networks; (iv) print media providers such as newspapers, direct mail and periodicals; (v) internet search engines, internet service providers, websites, and mobile applications; and (vi) other emerging technologies including mobile television. Some of Sovryn’s current and potential competitors have greater financial and other resources than Sovryn does and so may be better placed to extend audience reach and expand programming. Many of Sovryn’s competitors possess greater access to capital, and its financial resources may be relatively limited when contrasted with those of such competitors. If Sovryn needs to obtain additional funding, Sovryn may be unable to such raise capital or, if Sovryn is able to obtain capital it may be on unfavorable terms. If Sovryn is unable to obtain additional funding as and when needed, it could be forced to delay its development, marketing and expansion efforts and, if it continues to experience losses, potentially cease operations.

In addition, cable companies and others have developed national advertising networks in recent years that increase the competition for national advertising. Over the past decade, cable television programming services, other emerging video distribution platforms and the Internet have captured increasing market share. Cable providers, direct broadcast satellite companies and telecommunication companies are developing new technology that allows them to transmit more channels on their existing equipment to highly targeted audiences, reducing the cost of creating channels and potentially leading to the division of the television industry into ever more specialized niche markets. The decreased cost of creating channels may also encourage new competitors to enter Sovryn’s markets and compete with us for advertising revenue. In addition, technologies that allow viewers to digitally record, store and play back television programming may decrease viewership of commercials as recorded by media measurement services and, as a result, lower Broadcasting’s advertising revenues. Furthermore, technological advancements and the resulting increase in programming alternatives, such as cable television, direct broadcast satellite systems, pay-per-view, home video and entertainment systems, video-on-demand, mobile video and the Internet have also created new types of competition to television broadcast stations and will increase competition for household audiences and advertisers. We cannot provide any assurances that we will remain competitive with these developing technologies.

Sovryn’s inability to successfully respond to new and growing sources of competition in the broadcasting industry could have an adverse effect on Sovryn’s business, financial condition and results of operations.

The Federal Communications Commission (“FCC”) could implement regulations or the U.S. Congress could adopt legislation that might have a significant impact on the operations of the stations we own and the stations we provide services to or the television broadcasting industry as a whole.

The FCC regulates Sovryn’s broadcasting business. We must often times obtain the FCC’s approval to obtain, renew, assign or modify, a license, purchase a new station, sell an existing station or transfer the control of one of Sovryn’s subsidiaries that hold a license. Sovryn’s FCC licenses are critical to Sovryn’s operations; we cannot operate without them. We cannot be certain that the FCC will renew these licenses in the future or approve new acquisitions in a timely manner, if at all. If licenses are not renewed or acquisitions are not approved, we may lose revenue that we otherwise could have earned and this would have an adverse effect on Sovryn’s business, financial condition and results of operations.

In addition, Congress and the FCC may, in the future, adopt new laws, regulations and policies regarding a wide variety of matters (including, but not limited to, technological changes in spectrum assigned to particular services) that could, directly or indirectly, materially and adversely affect the operation and ownership of Sovryn’s broadcast properties.

Broadcasting Licenses are issued by, and subject to the jurisdiction of the FCC, pursuant to the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act empowers the FCC, among other actions, to issue, renew, revoke and modify broadcasting licenses; determine stations’ frequencies, locations and operating power; regulate some of the equipment used by stations; adopt other regulations to carry out the provisions of the Communications Act and other laws, including requirements affecting the content of broadcasts; and to impose penalties for violation of its regulations, including monetary forfeitures, short-term renewal of licenses and license revocation or denial of license renewals.

License Renewals. Broadcast television licenses are typically granted for standard terms of eight years. Most licenses for commercial and noncommercial TV broadcast stations, Class A TV broadcast stations, television translators and Low Power Television (“LPTV”) broadcast stations are scheduled to expire between 2020 and 2023; however, the Communications Act requires the FCC to renew a broadcast license if the FCC finds that the station has served the public interest, convenience and necessity and, with respect to the station, there have been no serious violations by the licensee of either the Communications Act or the FCC’s rules and regulations and there have been no other violations by the licensee of the Communications Act or the FCC’s rules and regulations that, taken together, constitute a pattern of abuse. Third parties may oppose license renewals. A station remains authorized to operate while its license renewal application is pending.

License Assignments. The Communications Act requires prior FCC approval for the assignment or transfer of control of an FCC licensee. Third parties may oppose the Company’s applications to assign, transfer or acquire broadcast licenses.

Full Power and Class A Station Regulations. The Communications Act and FCC rules and regulations limit the ability of individuals and entities to have certain official positions or ownership interests, known as “attributable” interests, above specific levels in full power broadcast stations as well as in other specified mass media entities. Many of these limits do not apply to Class A stations, television translators and LPTV authorizations. In seeking FCC approval for the acquisition of a broadcast television station license, the acquiring person or entity must demonstrate that the acquisition complies with applicable FCC ownership rules or that a waiver of the rules is in the public interest. Additionally, while the Communications Act and FCC regulations have been modified to no longer strictly prohibit ownership of a broadcast station license by any corporation with more than 25 percent of its stock owned or voted by non-U.S. persons, their representatives or any other corporation organized under the laws of a foreign country, foreign ownership above such threshold is determined by the FCC on a case-by-case basis, which analysis is subject to the specific circumstances of each such request. The FCC has also adopted regulations concerning children’s television programming, commercial limits, local issues and programming, political files, sponsorship identification, equal employment opportunity requirements and other requirements for full power and Class A broadcast television stations. The FCC’s rules require operational full-power and Class A stations to file quarterly reports demonstrating compliance with these regulations.

Low Power Television and TV Translator Authorizations. LPTV stations and TV Translators have “secondary spectrum priority” to full-service television stations. The secondary status of these authorizations prohibits LPTV and TV Translator stations from causing interference to the reception of existing or future full-service television stations and requires them to accept interference from existing or future full-service television stations and other primary licensees. LPTV and TV Translator licensees are subject to fewer regulatory obligations than full-power and Class A licensees.

The 600 MHz Incentive Auction and the Post-Auction Relocation Process. The FCC concluded a two-sided auction process for 600 MHz band spectrum (the “600 MHz Incentive Auction”) on April 13, 2017. The auction process allowed eligible full-power and Class A broadcast television licensees to sell some or all of their spectrum usage rights in exchange for compensation; the FCC would pay reasonable expenses for the remaining, non-participating full-power and Class A stations to relocate to the remaining “in-core” portion of the 600 MHz band. Several of our stations will relocate to new channel assignments and will receive funding from the 600 MHz Band Broadcaster Relocation Fund. LPTV and TV translator stations will eventually be required to relocate from the “out-of-core” portion of the 600 MHz band (i.e., channels 38-51) and are required under the rules to mitigate interference to any relocated full-power or Class A station in the in-core band (or cease operations). The FCC has created a priority filing window for LPTV and TV translator stations licensed and operating as of April 13, 2017. But some LPTV and TV translator stations displaced as a result of the 600 MHz Incentive Auction were not qualified for an alternate channel assignment. The FCC opened a second displacement application filing window in April of 2019 for LPTV and TV translator stations that still lacked channel assignments.

License Expirations. The Communications Act prohibits any licensed television station to remain silent for more than one year. We have purchased numerous stations whose on-air deadlines occurred in 2019. Building these stations before those deadlines has been extremely challenging, especially in the post-auction relocation environment, which is creating scarcity of industry equipment and labor, whcih has caused us to miss such deadlines for some stations. The FCC may extend these deadlines for reasons beyond the control of a station licensee, and has granted such extensions for reasons of equipment delivery delays or installation labor shortages due to the post-auction repack. However, it remains possible that we will not obtain such extensions for some stations, in which case those licenses will expire.

Obscenity and Indecency Regulations. Federal law and FCC regulations prohibit the broadcast of obscene material on television at any time and the broadcast of indecent material between the hours of 6:00 a.m. and 10:00 p.m. local time. The FCC investigates complaints of broadcasts of prohibited obscene or indecent material and can assess fines of up to $350,000 per incident for violation of the prohibition against obscene or indecent broadcasts and up to $3,300,000 for any continuing violation based on any single act or failure to act. The FCC may also revoke or refuse to renew a broadcast station license based on a serious violation of the agency’s obscenity and indecency rules.

Risks Related to this Offering and Our Common Stock

There has been a limited public market for our common stock, and we do not know whether one will develop to provide you adequate liquidity. Furthermore, the trading price for our common stock, should an active trading market develop, may be volatile and could be subject to wide fluctuations in per-share price.

Our common stock is quoted on the OTCQB under the trading symbol “MDEX”; historically, however, there has been a limited public market for our common stock. We cannot assure you that an active trading market for our common stock will develop or be sustained. The liquidity of any market for the shares of our common stock will depend on a number of factors, including:

●	the number of stockholders;

●	our operating performance and financial condition;

●	the market for similar securities;

●	the extent of coverage of us by securities or industry analysts; and

●	the interest of securities dealers in making a market in the shares of our common stock.

Even if an active trading market develops, the market price for our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the price of shares of our common stock could decline significantly if our future operating results fail to meet or exceed the expectations of market analysts and investors and actual or anticipated variations in our quarterly operating results could negatively affect our share price.

The volatility of the price of our common stock may also be impacted by the risks discussed under this “Risk Factors” section, in addition to other factors, including:

●	developments in the financial markets and worldwide or regional economies;
●	announcements of innovations or new products or services by us or our competitors;
●	announcements by the government relating to regulations that govern our industry;
●	significant sales of our common stock or other securities in the open market;
●	variations in interest rates;
●	changes in the market valuations of other comparable companies; and
●	changes in accounting principles.

Our outstanding warrants and preferred stock may affect the market price and liquidity of the common stock.

As of September 27, 2021, we had warrants for the purchase up to an additional 192,073,017 shares of common stock outstanding. All of these warrants are exercisable as of the date of this prospectus at an exercise price of equal to $0.025 per share. We also have outstanding 230,000 shares of our series D preferred stock outstanding, which is convertible into 230,000,000 shares of common stock and 1,152,500 shares of our series E-1 preferred stock outstanding, which is convertible into 1,152,500,000 shares of common stock. As described more fully below, holders of our notes and warrants may elect to receive a substantial number of shares of common stock upon conversion of the notes and/or exercise of the warrants. The amount of common stock reserved for issuance may have an adverse impact on our ability to raise capital and may affect the price and liquidity of our common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on current stockholders’ ownership.

The conversion of outstanding convertible notes into shares of common stock could materially dilute our current stockholders.

As of the date of this prospectus, we had approximately $16.5 million aggregate principal amount of convertible notes outstanding, convertible into shares of our common stock at a price of $0.02, subject to adjustment. The conversion price of these notes may be less than the market price of our common stock at the time of conversion, and which may be subject to future adjustment due to certain events, including our issuance of common stock or common stock equivalents at an effective price per share lower than the conversion rate then in effect. If the entire principal amount of all the outstanding convertible notes is converted into shares of common stock, we would be required to issue an aggregate of no less than approximately 825 million shares of common stock. If we issue all of these shares, the ownership of our current stockholders will be diluted.

Because our common stock may be deemed a low-priced “penny” stock, an investment in our common stock should be considered high-risk and subject to marketability restrictions.

Historically, the trading price of our common stock has been $5.00 per share or lower, and deemed a penny stock, as defined in Rule 3a51-1 under the Exchange Act, and subject to the penny stock rules of the Exchange Act specified in rules 15g-1 through 15g-100. Those rules require broker–dealers, before effecting transactions in any penny stock, to:

●	deliver to the customer, and obtain a written receipt for, a disclosure document;
●	disclose certain price information about the stock;
●	disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
●	send monthly statements to customers with market and price information about the penny stock; and
●	in some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock, which could depress the price of our common stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares of common stock, have an adverse effect on the market for our shares of common stock, and thereby depress our price per share of common stock.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our common stock may be negatively affected. In the event that we receive securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our Articles of Incorporation, as amended (“Articles of Incorporation”) our Bylaws, and Nevada law may have anti-takeover effects that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our Articles of Incorporation, Bylaws, and Nevada law could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are authorized to issue up to 70,000,000 shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by shareholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

Provisions of our Articles of Incorporation, our Bylaws and Nevada law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a shareholder might consider favorable. Such provisions may also prevent or frustrate attempts by our shareholders to replace or remove our management. In particular, the Articles of Incorporation, our Amended and Restated Bylaws and Nevada law, as applicable, among other things:

●	provide the board of directors with the ability to alter the Bylaws without shareholder approval;

●	place limitations on the removal of directors;

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

We do not currently or for the foreseeable future intend to pay dividends on our common stock.

We have never declared or paid any cash dividends on our common stock. Except as may be required by our Series B Preferred, we currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, any return on your investment in our common stock will be limited to the appreciation in the price of our common stock, if any.

We are a “smaller reporting company” and we cannot be certain whether the reduced requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are a “smaller reporting company” under the rules of the Securities Act and the Exchange Act. As a result, we may choose to take advantage of certain scaled disclosure requirements available specifically to smaller reporting companies. For example, we are not required to provide market risk disclosures, a contractual obligations table in our management’s discussion and analysis of our financial condition and results of operations or selected financial data in our annual report. Additionally, as long as we continue to be a smaller reporting company, we may continue to use reduced compensation disclosure obligations. We will remain a smaller reporting company until the fiscal year following the determination that our public float is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are $100 million or more during the most recently completed fiscal year and our public float is $700 million or more measured on the last business day of our second fiscal quarter.

USE OF PROCEEDS

The Selling Shareholders will receive all of the proceeds from the sale of the Shares offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders, however, we would receive proceeds upon such Selling Stockholders’ cash exercise of Warrants. If the Selling Stockholders’ fully exercise the Warrants proceeds would be approximately $2.5 million. We can give no assurances that any such Warrant will be exercised, nor can we give any assurances that we will receive any from the Selling Stockholders sale pursuant to this prospectus.

We intend to use any proceeds from the Selling Stockholders’ exercise of the Warrants for working capital and other general corporate purposes. We may use a portion of any proceeds we might receive for acquisitions of complementary businesses, technologies, or other assets. However, we have no commitments to use any proceeds we might receive from this offering for any such acquisitions or investments at this time.

DIVIDEND POLICY

We have never paid any cash dividends on our capital stock and except as required by our series B preferred stock, do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

MARKET FOR OUR COMMON STOCK AND DIVIDEND POLICY

Our common stock is currently quoted on the OTCQB Market under the trading symbol “MDEX”. Trading volume of our common stock has often been very limited. As a result, the trading price of our common stock has been subject to significant fluctuations. There can be no assurance that a liquid market will develop in the foreseeable future.

Transfer of our common stock may also be restricted under securities or “blue sky” laws of certain states and foreign jurisdiction. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Stockholders

As of June 30, 2021, there were 21 stockholders of record, which total does not include stockholders who hold their shares in “street name.” The transfer agent for our common stock is Pacific Stock Transfer Company, whose address is 6725 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119.

Dividends

We have not paid any dividends on our common stock to date. We do not anticipate that we will pay dividends in the foreseeable future but rather intend to use any future earnings for the development and expansion of our business.

Any future payment of cash dividends on our common stock will be dependent upon (i) the amount of funds legally available, (ii) our earnings, if any, (iii) our financial condition, (iv) anticipated capital requirements, (v) our contractual obligations, including restrictions contained in our agreements with the selling shareholders and (v) all other factors as our board of directors may find relevant at the time.

Selected Historical Financial Consolidated Financial Data

The following table sets forth our selected financial data as of the dates and for the periods indicated. We have derived the statement of operations data for the years ended December 31, 2020 and 2019 from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the six months ended June 30, 2021 and the balance sheet data as of June 30, 2021 have been derived from our unaudited financial statements included elsewhere in this prospectus. The following summary financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes and other information included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future and the results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the full fiscal year.

Statement of Operations Data:

	Years Ended December 31,		Six Months Ended June 30, (unaudited)
	2020	2019	2021	2020
Revenue	$1,374	$4,983	296,025	954
Operating Expenses	(508,324)	(38,024)	(1,935,805)	(15,338)
Amortized Interest	(212,769)	-	(236,322)	-
Interest	(24,648)	(6,141)	(680,498)	(3,073)
Write down of investment	(165,000)	-	-	-
Net Income/(Loss)	(910,163)	42,263)	(2,556,600)	(18,189)
Net loss per share - basic and diluted	(0.047)	(0.002)	(0.106)	(0.001)
Average number of shares outstanding	19,453,890	17,462,770	24,168,698	18,757,565

Balance Sheet Data:

			June 30,
	December 31,		2021
	2020	2019	(unaudited)
Cash and cash equivalents	$9,491	1,366	5,640,797
Working capital (1)	(533,548)	(358,377)	4,674,593
Total assets	510,616	6,544	23,334,768
Total liabilities	668,516	364,921	16,952,991
Total stockholders’ equity (deficit)	(157,900)	(358,377)	6,381,777

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We, through our wholly-owned subsidiary, Sovryn Holdings, Inc. (“Sovryn”), have embarked on an acquisition strategy, rolling-up un-affiliated Class A/LPTV TV stations in the top 100 DMA’s (Designated Market Areas) with a goal of building out a nationwide platform through one or more station acquisitions per DMA. Each licensed TV station can broadcast between 10 and 12 and potentially more revenue “streams” of content (“channels”) over-the-air, 24 hours per day/7 days per week. Management’s strategy is to stage the acquisitions focusing on DMA’s 1-30 and expanding thereafter on DMA’s 31-100, acquiring one station per DMA and building a portfolio of 100 stations within 18-24 months. Management has currently identified and held discussions with a number stations owners, has received FCC approval for three acquisitions: (i) KNLA/KNET, a Class A television station in Los Angeles, (ii) KVVV, a low power television station in Houston and (iii) KYMU-LD, a low power television station in Seattle. We have also entered into asset purchase agreements for the following acquisitions: (i) W27EB, a Class A television station in Chicago (ii) KPHE-LB, a low power television station in Phoenix and (iii) KVSD-LD, a low power television station in San Diego. Finally, we have also signed non-binding letters of intent to acquire the following stations: WXNY in New York, WANN in Atlanta, WBEH in Miami, WSPF in Tampa, as well ownership of The Jay & Tony Show.

Madison’s objective is to create one the largest, most comprehensive, state of the art, broadcast Over-The-Air (“OTA”) content distribution platforms to capitalize on the changing media and distribution landscape and on the growing OTA viewership in the U.S. The over-the-air programming carried on these stations is initially expected to include entertainment, shopping, weather, sports as well as religious networks and networks targeting select ethnic groups with content lease agreements as the prime source of revenue. Pricing of lease agreements is in part determined by market rank, the signal contour and the number of OTA TV households in a given market, as well as supply and demand.

As the platform is built out, management not only anticipates substantial operational synergies from the roll-up but also an expansion in the revenue base with greater channel utilization and the addition of high-quality third-party content providers that are currently not reaching the “OTA” viewers, which now stands at an estimated 20mm households (44mm people) out of 108mm TV HH’s nationwide.

Station Operations

Madison’s plan is to acquire 50 independent TV stations in the top 30 DMA’s over the next 8-12 months. In addition, Madison expects to grow the station base to 100 tv stations nationwide through additional acquisitions targeting the top 100 DMA’s across the nation, ultimately covering 80% of the population of the U.S. over the next 18-24 months.

Each licensed TV station has the capability of delivering 10+ different revenue “streams” (channels) of content Over-the-Air, 24 hours per day/7 days per week. If converted to the new FCC approved ATSC 3.0 technology, the streaming capacity will increase to 25+ channels or more, giving Sovryn the potential to stream content upon completion of the roll-up to over 2500 channels aggregated over expected 100 stations.

Madison will operate the stations remotely and centrally, eliminating the need for in-market personnel or a studio facility. Remote operations of stations results in significant cost efficiencies. Recent FCC deregulation in TV broadcasting has eliminated the need for full time employees and studio facilities operating Class A and Low Power stations allowing for greater cost efficiency.

Recent Developments

On February 16, 2021, we entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Sovryn Holdings, Inc. (“Sovryn”) and the holders (the “Sovryn Shareholders”) of Sovryn’s issued and outstanding shares of common stock, par value $0.0001 per share (“Sovryn Common Shares”), pursuant to which the Shareholders exchanged 100% of the outstanding Sovryn Common Shares, for (i) 100 shares of series B preferred stock, par value $0.001 per share (“Series B Preferred Stock”), of the Company which was transferred by Jeffrey Canouse, the Company’s controlling shareholder and existing Chief Executive Officer (the “Controlling Shareholder”), to the designee of Sovryn and (ii) 1,000 shares of series E convertible preferred stock, par value $0.001 per share of Sovryn (“Series E Preferred Stock,” and together with Series B Preferred Stock, the “Preferred Exchange Shares,” and the foregoing exchange of Sovryn Common Shares for Preferred Exchange Shares being the “Equity Exchange”).

Immediately prior to the closing of, and as a condition to, the Share Exchange Agreement, the Company entered into a Share Transfer Agreement (the “Share Transfer Agreement”), pursuant to which the Controlling Shareholder transferred all of the shares of Series B Preferred Stock held by him to an entity controlled by Philip Falcone, the Company’s new chief executive officer. The Series B Preferred Stock entitles the holder thereof to majority voting control of the Company by virtue of the 51% super voting rights attributed to the holder of the Series B Preferred Stock. The Controlling Shareholder owned all 100 Shares of Series B Preferred Stock, entitling him to 51% of the aggregate votes taken by shareholders of any class on all matters being voted upon.

Immediately prior to the closing of the Share Exchange Agreement, we entered into Exchange Agreements (the “Convertible Note Exchange Agreements”) with the holders of our outstanding convertible promissory notes (the “Convertible Notes”). Pursuant to Convertible Note Exchange Agreements, the holders of the Convertible Notes were issued, in exchange for their Convertible Notes, a total of 230,000 shares of our newly-designated Series D Convertible Preferred Stock. Our new Series D Convertible Preferred Stock is convertible into common stock at a ratio of 1,000 shares of common stock for each share of preferred stock held. Immediately prior to the closing of the Share Exchange Agreement, we entered into Exchange Agreements (the “Preferred Stock Exchange Agreements” and together with the Convertible Note Exchange Agreements, the “Exchange Agreements”) with the holders of our outstanding series A convertible preferred stock (the “Series A Preferred Stock”). Pursuant to the Preferred Stock Exchange Agreements, the holders of the Series A Convertible Preferred Stock were issued, in exchange for their Series A Preferred Stock, options to purchase a majority of the outstanding shares of common stock of a newly to be formed wholly owned subsidiary of the Company to be called CZJ License, Inc.

On February 17, 2021, we entered into a securities purchase agreement with funds affiliated with Arena Investors LP (the “Investors”) pursuant to which we pursuant to which it issued convertible notes in an aggregate principal amount of $16.5 million for an aggregate purchase price of $15 million (collectively, the “Notes”). In connection with the issuance of the Notes, we issued to the Investors warrants to purchase an aggregate of 192,073,017 shares of Common Stock (collectively, the “Warrants”) and 1,000 shares of series F convertible preferred stock (the “Series F Preferred Stock”).

The Notes each have a term of thirty-six months and mature on February 17, 2024, unless earlier converted. The Notes accrue interest at a rate of 11% per annum, subject to increase to 20% per annum upon and during the occurrence of an event of default. Interest is payable in cash on a quarterly basis beginning on March 31, 2021. Notwithstanding the above, at the Company’s election, any interest payable on an applicable payment date may be paid in registered Common Stock of the Company (rather than cash) in an amount equal (A) the amount of the interest payment due on such date, divided by (B) an amount equal to 80% of the average VWAP of the Common Stock for the five (5) days immediately preceding the date of conversion.

The Notes are convertible at any time, at the holder’s option, into shares of our common stock equal to $0.02, per share, subject to adjustment (the “Conversion Price”), subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect. Notwithstanding the foregoing, at any time during the continuance of any Event of Default, the Conversion Price in effect shall be equal to 75% of the average VWAP of the Common Stock for the five (5) Trading Days on the Trading Market immediately preceding the date of conversion (the Alternative Conversion Price”); provided, however, that the Alternate Conversion Price may not exceed $0.015 per share, as adjusted pursuant to the terms of the Notes. The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect. The Notes may not be redeemed by the Company.

Each Warrant is exercisable for a period of five years from the date of issuance at an initial exercise price equal to $0.025, subject to adjustment herein, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and recapitalizations.

The Series F Preferred Stock converted into approximately 192,073,017 shares of common stock upon the increase of our authorized shares of capital stock which occurred on September 16, 2021.

On February 17, 2021, Sovryn, entered into an asset purchase agreement (the “Asset Purchase Agreement”) with with NRJ TV II CA OPCO, LLC, a Delaware limited liability company (“OpCo”) and NRJ TV III CA License Co., LLC, a Delaware limited liability company (together with OpCo, “Sellers”). Upon the terms and subject to the satisfaction of the conditions described in the Asset Purchase Agreement, Sovryn will acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the KNET-CD and KNLA-CD Class A television stations owned by the Sellers (the “Acquired Stations”), certain tangible personal property, real property, contracts, intangible property, files, claims and prepaid items together with certain assumed liablities in connection with the Acquired Stations (the “Asset Sale Transaction”). As consideration for the Asset Sale Transaction, Sovryn has agreed to pay the Sellers $10,000,000, $2,000,000 of which was paid to Sellers upon execution of the Asset Purchase Agreement, as follows: (i) an escrow deposit of $1,000,000 to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Sellers (the “Escrow Fee”) and (ii) a non-refundable option fee of $1,000,000 (the “Option Fee”). The closing of the Asset Sale Transaction took place on April 19, 2021.

On March 14, 2021, Sovryn entered into an asset purchase agreement (the “KVVV Asset Purchase Agreement”) with Abraham Telecasting Company, LLC, a Texas limited liability company (the “Houston Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KVVV Asset Purchase Agreement, Sovryn agreed to acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the KVVV-LD low power television station owned by the Houston Seller (the “Houston Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Houston Acquired Station (the “KVVV Asset Sale Transaction”). As consideration for the KVVV Asset Sale Transaction, Sovryn has agreed to pay the Houston Seller $1,500,000 in cash, $87,500 of which was paid to the Houston Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Houston Seller (the “KVVV Escrow Fee”). The closing of the KVVV Asset Sale Transaction (the “KVVV Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Houston Acquired Station, from the Houston Seller to Sovryn (the “Houston FCC Consent”). The KVVV Closing shall occur no more than ten (10) business days following the later to occur of (i) the date on which the Houston FCC Consent has been granted and (ii) the other conditions to the KVVV Closing set forth in the KVVV Asset Purchase Agreement. The closing of the KVVV Asset Sale Transaction took place on June 1, 2021.

On March 29, 2021, Sovryn, entered into an asset purchase agreement (the “KYMU Asset Purchase Agreement”) with Seattle 6 Broadcasting Company, LLC, a Washington limited liability company (the “Seattle Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KYMU Asset Purchase Agreement, Sovryn agreed to acquire the licenses and FCC authorizations to the KYMU-LD low power television station owned by the Seattle Seller (the “Seattle Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Seattle Acquired Station (the “KYMU Asset Sale Transaction”). As consideration for the Seattle Asset Sale Transaction, Sovryn has agreed to pay the Seattle Seller $1,750,000, $87,500 of which was paid to the Seattle Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Seattle Seller (the “Seattle Escrow Fee”). The closing of the KYMU Asset Sale Transaction (the “KMYU Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Seattle Acquired Station, from Seattle Seller to Sovryn (the “Seattle FCC Consent”). The Seattle Closing shall occur no more than ten (10) business days following the later to occur of (i) the date on which the Seattle FCC Consent has been granted and (ii) the other conditions to the KMYU Closing set forth in the KMYU Asset Purchase Agreement. The closing of the KMYU Asset Sale Transaction took place on September 24, 2021

On June 9, 2021, Sovryn, entered into an asset purchase agreement (the “W27EBAsset Purchase Agreement”) with Local Media TV Chicago, LLC, a Delaware limited liability company (the “Chicago Seller”). Upon the terms and subject to the satisfaction of the conditions described in the W27EB Asset Purchase Agreement, Sovryn agreed to acquire the licenses and FCC authorizations to the W27EB-D Class A television station owned by the Chicago Seller (the “Chicago Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Chicago Acquired Station (the “W27EBAsset Sale Transaction”). As consideration for the Chicago Asset Sale Transaction, Sovryn has agreed to pay the Seattle Seller $5,700,000, $285,000 of which was paid to the Chicago Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Chicago Seller (the “Chicago Escrow Fee”). The closing of the W27EB Asset Sale Transaction (the “W27EB Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Chicago Acquired Station, from Chicago Seller to Sovryn (the “Chicago FCC Consent”). The Chicago Closing shall occur no more than third (3rd) business days following the later to occur of (i) the date on which the Chicago FCC Consent has been granted and (ii) the other conditions to the W27EB Closing set forth in the W27EB Asset Purchase Agreement.

On July 13, 2021, Sovryn, entered into an asset purchase agreement (the “KPHE Asset Purchase Agreement”) with Lotus TV of Phoenix LLC, an Arizona limited liability company (the “Arizona Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KPHE Asset Purchase Agreement, Sovryn agreed to acquire the licenses and FCC authorizations to the KPHE-LD low power television station owned by the Arizona Seller (the “Arizona Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Arizona Acquired Station (the “Arizona Asset Sale Transaction”). As consideration for the Arizona Asset Sale Transaction, Sovryn has agreed to pay the Arizona Seller $2,000,000, $100,000 of which was paid to the Arizona Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Arizona Seller (the “Arizona Escrow Fee”). The closing of the KPHE Asset Sale Transaction (the “Arizona Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Arizona Acquired Station, from Arizona Seller to Sovryn (the “Arizona FCC Consent”). The Arizona Closing shall occur no more than five (5) business days following the later to occur of (i) the date on which the Arizona FCC Consent has been granted and (ii) the other conditions to the Arizona Closing set forth in the KPHE Asset Purchase Agreement.

On August 31, 2021, Sovryn entered into an asset purchase agreement (the “KVSD Asset Purchase Agreement”) with D’Amico Brothers Broadcasting Corp., a California company (the “San Diego Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KVSD Asset Purchase Agreement, Sovryn agreed to acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the KVSD-LD low power television station owned by the San Diego Seller (the “San Diego Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the San Diego Acquired Station (the “KVSD Asset Sale Transaction”). As consideration for the KVSD Asset Sale Transaction, Sovryn has agreed to pay the San Diego Seller $1,500,000 in cash, $75,000 of which was paid to the San Diego Seller (subsequent to the period end) and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the San Diego Seller (the “KVSD Escrow Fee”).The closing of the KVSD Asset Sale Transaction (the “KVSD Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the San Diego Acquired Station, from the San Diego Seller to Sovryn (the “San Diego FCC Consent”). The KVSD Closing shall occur no more than the three (3) business days following the later to occur of (i) the date on which the San Diego FCC Consent has been granted and (ii) the other conditions to the KVSD Closing set forth in the KVSD Asset Purchase Agreement.

On September 9, 2021, we entered into a Secured Loan and Security Agreement (“Loan Agreement”) with Top Dog Productions, Inc.,(d/b/a The Jay and Tony Show) as the borrower (the “Borrower”) under such Loan Agreement. The Loan Agreement provides that we will make one or more disbursements of a Loan to the Borrower in an aggregate principal amount not to exceed $2,000,000. Our commitment to make disbursements ends on September 8, 2022 and all unpaid principal matures on September 9, 2022. Interest will accrue on the outstanding principal under the Note at 5%; provided, however, that interest will accrue at 24% per annum from the date of the occurrence of an Event of Default until the principal is paid. Any accrued and unpaid interest shall be payable on March 9, 2022 and September 9, 2022 and on the date any principal of the loan is prepaid on the amount of such principal so prepaid. The Borrower may repay the principal of the loan at any time. Any principal that is repaid may not be reborrowed.

On the September 16, 2021, the Company entered into an exchange agreement (collectively, the “Exchange Agreement”) with the holders of Series E preferred stock pursuant to which the holders agreed to exchange all of the shares of Series E preferred stock for an aggregate of 1,152,500 shares of convertible Series E-1 preferred stcok and an aggregate of 1,091,388,889 shares of common stock. Each share of series E-1 preferred stock is convertible into 1,000 shares of common stock and has voting rights equal to the number of shares of common stock into which the Series E would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock.

On September 23, 2021, we entered into a Limited Waiver and First Amendment to the Securities Purchase Agreement, Notes, Warrants and Registration Rights Agreement (the “Waiver”), with the Investors and Arena Investors, LP, in its capacity as agent. Pursuant to the Agreement, the Agent and the Investors have agreed (i) to waive certain Event of Default (each as defined in the Notes) which occurred on or prior to the date of the Waiver , (ii)  to make certain amendments to the Purchase Agreement to, among other things, allow for us to issue up to $2 million of subordinated indebtedness, enter into the loan agreement with Top Dog Productions, make certain amendments to the Purchase Agreement to effect such waivers and to release the remainder of the proceeds in the Funding Account (as defined in the Purchase Agreement) to us, (iii) to make certain amendments to the Notes to, among other things, make the conversion price a fixed price of $0.02 and to provide for certain Permitted Acquisitions (as defined under the Waiver), (iv) to make certain amendments to the Warrants to, among other things, make the exercise price a fixed price of $0.025 and to clarify the mechanics of the cashless exercise provision and (v) to make certain amendments to the registration rights agreement to extend the Effectiveness Date (as defined in the Registration Rights Agreement) to February 17, 2022.

Impact of COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The full impact of the COVID-19 outbreak continues to evolve as of the date of this prospectus. As such, it is uncertain as to the full magnitude that the pandemic will have on our financial condition, liquidity, and future results of operations. Management is actively monitoring the global situation and its impact on our financial condition, liquidity, operations, suppliers, industry, and workforce.

The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change and we do not yet know the full extent of potential delays or impacts on our business, financing or clinical trial activities or on healthcare systems or the global economy as a whole. Although we cannot estimate the length or gravity of the impact of the COVID-19 outbreak nor estimate the potential impact to our fiscal year 2020 financial statements at this time, if the pandemic continues, it could have a material adverse effect on our results of future operations, financial position, liquidity, and capital resources, and those of the third parties on which we rely in fiscal year 2020.

Results of Operations

Six months ended June 30, 2021 and June 30, 2020

Sales

Sales increased to $296,025 for the six months ended June 30, 2021 from $954 for the six months ended June 30, 2020. The increase was primarily the result of the acquisition of KNLA/KNET and KVVV television stations and the revenues associated with the existing lease agreements held by those stations.

Amortization

Amortization increased to $215,073 for the six months ended June 30, 2021 from $0 for the six months ended June 30, 2020. The increase was primarily the result of additional amortization as a result of the acquisition of KNLA/KNET and KVVV television stations.

Consulting Fees

Consulting Fees increased to $279,500 for the six months ended June 30, 2021 from $0 for the six months ended June 30, 2020. The increase was primarily the result of agreements put in place by the company for sales, finance and general consulting purposes

General and administrative fees

General and Administrative fees increased by $148,038 to $159,903 for the six months ended June 30, 2021 from $11,869 for the six months ended June 30, 2020. The increase was primarily the result expenses for associated administrative and salary expenses related to headcount.

Lender Fees

Lender Fees increased to $285,583 for the six months ended June 30, 2021 from $0 for the six months ended June 30, 2020. The increase was primarily the result of various expenses associated with the covenant and regulatory filings and financing documentation.

Management Fees

Management Fees increased to $206,077 for the six months ended June 30, 2021 from $0 for the six months ended June 30, 2020. The increase was primarily the result of management agreements put in place up on the acquisition of Sovryn Holdings and the television stations and associated financings.

Marketing and Product Development Fees

Marketing and Product Development Fees increased to $178,535 for the six months ended June 30, 2021 from $0 for the six months ended June 30, 2020. The increase was primarily the result of fee arrangements put in place for marketing related activities.

Professional Fees

Professional Fees increased to $523,719 for the six months ended June 30, 2021 from $1,829 for the six months ended June 30, 2020. The increase was primarily the result of an increase in the legal and accounting expense associated with the acquisitions of Sovry Holdings, Inc,, KNLA/KNET, KVVV television stations and the financing associated with those acquisitions.

Royalties

Royalties increased to $34,210 for the six months ended June 30, 2021 from $0 for the six months ended June 30, 2020. The increase was primarily the result of sales of products at the CZJ unit.

Amortized Interest

Amortized Interest increased by to $236,322 for the six months ended June 30, 2021 from $0 for the six months ended June 30, 2020. The increase was primarily the result of financing associated with the acquisition of KNLA/KNET and KVVV television stations.

Interest

Interest increased by $677,425, or 99.5%, to $680,498 for the six months ended June 30, 2021 from $3,073 for the six months ended June 30, 2020. The increase was primarily the result of financing put in place for working capital and the acquisition of KNLA/KNET and KVVV television stations.

Net Loss

Net Loss increased by $2,538,411, or 99.2%, to $2,556,600 for the six months ended June 30, 2021 from $18,189 for the six months ended June 30, 2020. The increase was primarily the result of an increase in expenses associated with the build-out and roll-out of the Sovryn Holdings business plan

Three months ended June 30, 2021 and June 30, 2020

Sales

Sales increased to $296,025 for the three months ended June 30, 2021 from $199 for the three months ended June 30, 2020. The increase was primarily the result of the acquisition of KNLA/KNET and KVVV television stations and the revenues associated with the existing lease agreements held by those stations.

Amortization

Amortization increased to $179,789 for the three months ended June 30, 2021 from $0 for the three months ended June 30, 2020. The increase was primarily the result of additional amortization as a result of the acquisition of KNLA/KNET and KVVV television stations.

Consulting Fees

Consulting Fees increased to $216,750 for the three months ended June 30, 2021 from $0 for the three months ended June 30, 2020. The increase was primarily the result of agreements put in place by the company for sales, finance and general consulting purposes

General and administrative fees

General and Administrative fees increased to $146,970 for the six months ended June 30, 2021 from $7,863 for the six months ended June 30, 2020. The increase was primarily the result of expenses for associated administrative and salary expenses related to headcount.

Lender Fees

Lender Fees increased to $285,583 for the three months ended June 30, 2021 from $0 for the three months ended June 30, 2020. The increase was primarily the result of various expenses associated with the covenant and regulatory filings and financing documentation.

Management Fees

Management Fees increased to $182,077 for the three months ended June 30, 2021 from $0 for the three months ended June 30, 2020. The increase was primarily the result of management agreements put in place up on the acquisition of Sovryn Holdings and the television stations and associated financings.

Marketing and Product Development Fees

Marketing and Product Development Fees increased to $109,289 for the three months ended June 30, 2021 from $0 for the three months ended June 30, 2020. The increase was primarily the result of fee arrangements put in place for marketing related activities.

Professional Fees

Professional Fees increased to $264,938 for the three months ended June 30, 2021 from $0 for the three months ended June 30, 2020. The increase was primarily the result of an increase in legal and accounting expense associated with the acquisitions of Sovryn Holdings, Inc,, KNLA/KNET, KVVV television stations and the financing associated with those acquisitions.

Royalties

Royalties increased to $68,045 for the three months ended June 30, 2021 from $0 for the three months ended June 30, 2020. The increase was primarily the result of sales of products at the CZJ unit.

Amortized Interest

Amortized Interest increased by to $103,122 for the three months ended June 30, 2021 from $0 for the three months ended June 30, 2020. The increase was primarily the result of financing associated with the acquisition of KNLA/KNET and KVVV television stations.

Interest

Interest increased by $ , or %, to $453,750 for the three months ended June 30, 2021 from $1,561 for the three months ended June 30, 2020. The increase was primarily the result of the financing put in place for working capital and the acquisition of KNLA/KNET and KVVV television stations.

Net Loss

Net Loss increased to $1,699,823 for the six months ended June 30, 2021 from $11,167 for the six months ended June 30, 2020. The increase was primarily the result of an increase in expenses associated with the build-out and roll-out of the Sovryn Holdings, business plan

Liquidity and Capital Resources

Cash and Working Capital

As at June 30, 2021, Madison had cash of $5,640,797 and a working capital surplus of $4,674,593, compared to cash of $9,491 and working capital deficit of $100,141 as at December 31, 2020.

We will require additional capital to meet our long-term operating requirements. We expect to raise additional capital through the sale of equity and/or debt securities; however, there is no assurance that we will be successful at raising additional capital in the future. If our plans are not achieved and/or if significant unanticipated events occur, we may have to further modify our business plan, which may require us to raise additional capital. As of June 30, 2021, our principal source of liquidity was our cash, which totaled $5,640,797 and additional loans and accrued unreimbursed expenses from related parties. Historically, our principal sources of cash have included proceeds from the sale of common stock and preferred stock and related party loans. Our principal uses of cash have included cash used in operations. We expect that the principal uses of cash in the future will be for continuing operations, funding of research and development, including our clinical trials, and general working capital requirements.

Net Cash Used in Operating Activities

Madison used cash of $1,228,685 in operating activities during the first six months of fiscal 2021 compared to cash used of $33,851 in operating activities during the same period in the previous fiscal year. The increase was primarily the result of increase in expenses associated with the build out and roll out of Sovryn Holdings business plan.

Net Cash Provided (Used in) Investing Activities

Madison used cash of $12,343,010 in investing activities during the first six months of fiscal 2021 compared to cash used of $0 in investing activities during the same period in the previous fiscal year. The increase was primarily the result of acquisitions and expenses associated with KNLA/KNET and KVVV television stations.

Net Cash Provided by Financing Activities

Net cash flows provided by financing activities of $19,203,001 for the first six months of fiscal 2021, were from the proceeds of the Arena financing in February 2021 and Share subscriptions received but not issued for our Series G preferred stock compared to cash used of $37,500 in financing activities during the same period in the previous fiscal year.

Comparison of the Fiscal Years Ended December 31, 2020 and 2019

During the fiscal year ended December 31, 2020, we incurred net losses of $910,163, compared to our net losses in fiscal 2019 of $42,263. Our losses in the current fiscal year were higher due to an increase in amortization expense, operating expenses and consulting fees.

We have not attained profitable operations and are dependent upon obtaining financing to complete our proposed business plan. For these reasons our auditors believe that there is substantial doubt that we will be able to continue as a going concern.

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

Liquidity and Capital Resources

As of December 31, 2020, Madison had total assets of $510,616, and a working capital deficit of $533,548, compared with a working capital deficit of $358,377 as of December 31, 2019. The increase in the working capital deficit was primarily due to an increase in demand notes and interest payable and convertible notes and interest payable. The assets consisted of $9,491 in cash ($1,366 in 2019) and $67,718 in prepaid expenses ($5,718 in 2019). The liabilities consisted of $61,779 in accounts payable and accrued liabilities ($33,655 in 2019), $33,500 in license fee payable ($33,500 in 2019), $20,486 in notes payable and accrued interest, $494,992 in convertible notes payable to third parties ($297,766 in 2019).

There are no assurances that Madison will be able to achieve further sales of its Common Stock or any other form of additional financing. If Madison is unable to achieve the financing necessary to continue its plan of operations, then Madison will not be able to continue its plan of operations and its business will fail.

Net Cash Used in Operating Activities

For the fiscal year ended December 31, 2020, net cash used in operating activities increased to $489,325 compared with $51,177 for the previous fiscal year. The use of cash was primarily due to a net loss of $910,163 less non-cash items of interest on the convertible debt of $25,134, amortization of intangible assets of $64,687, amortization of interest of $212,769, services of $95,000 and $164 of foreign exchange. Changes in current assets and liabilities of $23,084 also affected cash used.

Net Cash Used in Investing Activities

The Company did not invest any cash in investing activities in either the year ending December 31, 2020 or 2019.

Net Cash Provided by Financing Activities

Net cash flows provided by financing activities was $507,450 for the fiscal year ended December 31, 2020 as compared with financing activities of $50,000 for the previous fiscal year. The net cash provided by financing activities was due to the proceeds from convertible debt issued.

Plan of Operation

Madison’s plan is to acquire 50 independent TV stations in the top 30 DMA’s over the next 6-12 months. In addition, Madison expects to grow the station base to 100 tv stations nationwide through additional acquisitions targeting the top 100 DMA’s across the nation, ultimately covering 80% of the population of the U.S. over the next 18-24 months.

Each licensed TV station has the capability of delivering 10+ different revenue “streams” (channels) of content Over-the-Air, 24 hours per day/7 days per week. If converted to the new FCC approved ATSC 3.0 technology, the streaming capacity will increase to 25+ channels or more, giving Sovryn the potential to stream content upon completion of the roll-up to over 2500 channels aggregated over expected 100 stations.

Madison will operate the stations remotely and centrally, eliminating the need for in-market personnel or a studio facility. Remote operations of stations results in significant cost efficiencies. Recent FCC deregulation in TV broadcasting has eliminated the need for full time employees and studio facilities operating Class A and Low Power stations allowing for greater cost efficiency.

In addition to the costs associated to Madison’s sales and distribution strategy, management anticipates incurring the following expenses during the next 12 month period:

●	Management anticipates spending approximately $50,000 in ongoing general and administrative expenses per month for the next 12 months, for a total anticipated expenditure of $600,000 over the next 12 months. The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to Madison’s regulatory filings throughout the year, as well as transfer agent fees, annual mineral claim fees and general office expenses.

●	Management anticipates spending approximately $15,000 in complying with Madison’s obligations as a reporting company under the Securities Exchange Act of 1934 and as a reporting issuer in Canada. These expenses will consist primarily of professional fees relating to the preparation of Madison’s financial statements and completing and filing its annual report, quarterly report, and current report filings with the SEC and with SEDAR in Canada.

As at December 31, 2020, Madison had cash of $9,491 and current liabilities of $610,757. Accordingly, Madison will require additional financing in order to fund its obligations as a reporting company under the Securities Act of 1934 and its general and administrative expenses for the next 12 months.

During the 12 month period following the date of this annual report, management anticipates that Madison will not generate any revenue. Accordingly, Madison will be required to obtain additional financing in order to continue its plan of operations. Management believes that debt financing will not be an alternative for funding Madison’s plan of operations as it does not have tangible assets to secure any debt financing. Rather, management anticipates that additional funding will be in the form of equity financing from the sale of Madison’s Common Stock. However, Madison does not have any financing arranged and cannot provide investors with any assurance that it will be able to raise sufficient funding from the sale of its Common Stock to fund its plan of operations. In the absence of such financing, Madison will not be able to acquire any interest in a new technology and its business plan will fail. Even if Madison is successful in obtaining equity financing and acquire an interest in a new technology, additional research and development will be required before a determination as to whether the technology will be commercially viable. If Madison does not continue to obtain additional financing, it will be forced to abandon its business and plan of operations.

Off-Balance Sheet Arrangements

Madison has no off-balance sheet arrangements including arrangements that would affect its liquidity, capital resources, market risk support and credit risk support or other benefits.

Material Commitments for Capital Expenditures

Madison had no contingencies or long-term commitments at December 31, 2020.

Going Concern

The independent auditors’ report accompanying our December 31, 2020 and 2019 financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements have been prepared assuming that we will continue as a going concern, which contemplates that we will realize our assets and satisfy our liabilities and commitments in the ordinary course of business.

Critical Accounting Policies

We consider the following accounting policies to be critical given they involve estimates and judgments made by management and are important for our investors’ understanding of our operating results and financial condition. For more information see Note 2 to our audited financial statements beginning on page F-1 of this prospectus.

Inflation

We believe that inflation has not had a material adverse impact on our business or operating results during the periods presented.

BUSINESS

Summary

Madison Technologies Inc. (“Madison”) is a Nevada corporation that was incorporated on June 15, 1998. Madison was initially incorporated under the name “Madison-Taylor General Contractors, Inc.” Effective May 24, 2004, Madison changed its name to “Madison Explorations, Inc.” by a majority vote of the shareholders. Effective March 9, 2015, Madison changed its name to “Madison Technologies Inc,” by a majority vote of the shareholders. See Exhibit 3.3 – Certificate of Amendment for more details.

On September 16, 2016, pursuant to the terms of the Product License Agreement Madison was granted the exclusive rights to distribute Tuffy Pack’s product line of line custom inserts that provide a level of personal protection from ballistic threats similar to what law enforcement officers wear daily as bullet proof vests. See Exhibit 10.5 - Product License Agreement for more details.

Effective the fourth quarter of fiscal 2020 Madison abandoned the Tuffy Pack product line to focus on the deployment of the Luxurie Legs line of products

On July 17, 2020, the Company entered into an agreement to acquire the Casa Zeta-Jones Brand License Agreement from Luxurie Legs, LLC of Delaware. Luxurie Legs transferred all of its rights, title and interest in the License Agreement to the Company in exchange for the Company’s newly issued preferred convertible Series A stock. See Form 8-K - Current Report filed July 20, 2020 for more details.

On February 16, 2021, Madison Technologies Inc., a Nevada corporation (the “Company”) entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Sovryn Holdings, Inc. (“Sovryn”) and the holders (the “Sovryn Shareholders”) of Sovryn’s issued and outstanding shares of common stock, par value $0.0001 per share (“Sovryn Common Shares”), pursuant to which the Shareholders exchanged 100% of the outstanding Sovryn Common Shares, for (i) 100 shares of series B preferred stock, par value $0.001 per share (“Series B Preferred Stock”), of the Company which was transferred by Jeffrey Canouse, the Company’s controlling shareholder and existing Chief Executive Officer (the “Controlling Shareholder”), to the designee of Sovryn and (ii) 1,000 shares of series E convertible preferred stock, par value $0.001 per share of Sovryn (“Series E Preferred Stock,” and together with Series B Preferred Stock, the “Preferred Exchange Shares,” and the foregoing exchange of Sovryn Common Shares for Preferred Exchange Shares being the “Equity Exchange”).See Form 8-K – Current Report filed February 23, 2021 for more details

Immediately prior to the closing of the Share Exchange Agreement, we entered into Exchange Agreements (the “Convertible Note Exchange Agreements”) with the holders of our outstanding of convertible promissory notes (the “Convertible Notes”). Pursuant to Convertible Note Exchange Agreements, the holders of the Convertible Notes were issued, in exchange for their Convertible Notes, a total of 230,000 shares of our newly-designated Series D Convertible Preferred Stock. Our new Series D Convertible Preferred Stock is convertible into common stock at a ratio of 1,000 shares of common stock for each share of preferred stock held. Immediately prior to the closing of the Share Exchange Agreement, we entered into Exchange Agreements (the “Preferred Stock Exchange Agreements” and together with the Convertible Note Exchange Agreements, the “Exchange Agreements”) with the holders of our outstanding series A convertible preferred stock (the “Series A Preferred Stock”). Pursuant to the Preferred Stock Exchange Agreements, the holders of the Series A Convertible Preferred Stock were issued, in exchange for their Series A Preferred Stock, options to purchase a majority of the outstanding shares of common stock of a newly to be formed wholly owned subsidiary of the Company to be called CJZ License, Inc.

Madison has not been involved in any bankruptcy, receivership or similar proceedings. There has been no material reclassification, merger consolidation or purchase or sale of a significant amount of assets not in the ordinary course of Madison’s business.

Business of Madison

Casa Zeta-Jones Brand License Agreement;

On July 17, 2020, the Company entered into an agreement to acquire the Casa Zeta-Jones Brand License Agreement from Luxurie Legs, LLC of Delaware. Luxurie Legs transferred all of its rights, title and interest in the License Agreement to the Company in exchange for the Company’s newly issued preferred convertible Series A stock.

Product and Services

With its licensing agreement with Casa Zeta-Jones Brand, Madison is currently developing a new luxury shaving regiment exclusively designed and branded for women. The core objective of the brand is to focus on the daily shaving experience and a regiment of luxury products selected by Catherine Zeta-Jones. The product will be an online subscription as a club model format. For an estimate $34.99 monthly reoccurring fee customers will receive a 30 day supply including the following:

-	A weekly exfoliating wash
-	A daily moisturizing pre-shave leg wash
-	A daily super moisturizing luxury shave cream
-	4 – 5 blade self lubricating razor cartridge
-	A luxury razor handle included in the first shipment

Markets

Madison’s sale strategy is to create a sophisticated social media marketing operation that employs online marketing strategies developed by Facebook, Instagram and YouTube to track the behavior of potential customers that are most likely to buy specific products based of their previous and recent purchases.

The operation will also utilize retargeting techniques that place promotional video marketing ads on the news feed of potential customers in real time that have done searches for particular products that align with the ones we are selling.

The creative/marketing team will maintain ongoing market analysis with a key focus on market differentiation. From the onset, they will create a “Casa Zeta-Jones Marketing Roadmap” including everything from software and branding, ecommerce website, loyalty program and email automation to marketing tactics execution and marketing-as-a-service.

Madison will also engage brand influencers and top social media personas in an aggressive strategy to use the power of their social networks to help build and maintain the shave club membership base.

Distribution Methods

Madison distribution method is to deliver the products worldwide via an online sign up process through an e-commerce website. The website will use a subscription based revenue model, and will offer a tier system for subscriptions. Customers will be a able to select from luxury products selected exclusively by Catherne Zeta-Jones.

Once an order is received Madison will outsource the packaging and delivery to fulfillment providers services including but not limited to The Jay Group, ModusLink and Echodata. By implementing these companies’ services Madison will be able to establish a reliable supply chain that will receive delivery of the Licensed Products, warehouse the Luxurie Legs Products, package the Luxurie Legs Products as per each customer order, and ship the Licensed Products to the customer efficiently and cost effectively.

Management expects to expand Madison’s sales distribution strategy beginning in May 2021 and to be operational by November 2021, this includes the following components:

1.	Initial inventory with an estimated cost of $600,000
2.	Social media and online advertising of $50,000

Status of Licensed Products

The Luxerie Legs Products razor handle will be supplied by Shick Edgewell, and the creams will be formulated by a independent formulation laboratory. Madison is currently working with several laboratories to perfect the cream products. Madison anticipates establishing a supply chain that is able to supply up to 200,000 units on an initial order. Management believes this initial order of Luxurie Legs Products will be sufficient for Madison’s anticipated inventory requirements for the first six months.

Competitive Conditions

Madison will be competing with other online retail companies possessing greater financial resources and technical facilities than Madison in connection with the sale of similar products. Many of the competitors have a very diverse portfolio and have not confined their market to one product or line of products, but offer a wide array of products. All of these competitors have been in business for longer than Madison and may have established more strategic partnerships and relationships than Madison.

Management believes that it will have a competitive advantage over its competitors due to its plan of operations.

Madison has identified numerous competitors in the women’s shaving market products segment, from a variety of online merchants, and although most offer products similar or the same as Madison, management believes Madison will have a competitive advantage in the ability to fill orders and deliver the Luxurie Legs Products to its customers building on Catherine Zeta-Jones fame and followership to rapidly draw market attention which will develop buyer loyalty.

Madison has also identified several online retailers that supply products that management believes would be in direct competition with Madison’s business. Some of those competitors include, but not limited to, the following:

●	All Girl Shave Club - an online based supplier of high quality, female focused unique shaving and body products, delivered on a bi-monthly subscription model.
●	Oui the People- an online based supplier of premium shaving related products built around a proprietary safety razor focused on the female consumer.
●	Billie - an online supplier women’s shaving and beauty products through a 1, 2 or 3 month reoccuring ordering model.

Sovryn Holdings, Inc.

On February 16, 2021, Madison Technologies Inc., a Nevada corporation (the “Company”) entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Sovryn Holdings, Inc. (“Sovryn”) and the holders (the “Sovryn Shareholders”) of Sovryn’s issued and outstanding shares of common stock.

Product and Services

We, through our wholly-owned subsidiary, Sovryn Holdings, Inc. (“Sovryn”), have embarked on an acquisition strategy, rolling-up un-affiliated Class A/LPTV TV stations in the top 100 DMA’s (Designated Market Areas) with a goal of building out a nationwide platform through one or more station acquisitions per DMA. Each licensed TV station can broadcast between 10 and 12 and potentially more revenue “streams” of content (“channels”) over-the-air, 24 hours per day/7 days per week. Management’s strategy is to stage the acquisitions focusing on DMA’s 1-30 and expanding thereafter on DMA’s 31-100, acquiring one station per DMA and building a portfolio of 100 stations within 18-24 months. Management has currently identified and held discussions with a number stations owners, has received FCC approval for three acquisitions: (i) KNLA/KNET, a Class A television station in Los Angeles, (ii) KVVV, a low power television station in Houston and (iii) KYMU-LD, a low power television station in Seattle. We have also entered into asset purchase agreements for the following acquisitions: (i) W27EB, a Class A television station in Chicago (ii) KPHE-LB, a low power television station in Phoenix and (iii) KVSD-LD, a low power television station in San Diego. Finally, we have also signed non-binding letters of intent to acquire the following stations: WXNY in New York, WANN in Atlanta, WBEH in Miami, WSPF in Tampa, as well ownership of The Jay & Tony Show.

Madison’s objective is to create one the largest, most comprehensive, state of the art, broadcast Over-The-Air (“OTA”) content distribution platforms to capitalize on the changing media and distribution landscape and on the growing OTA viewership in the U.S. The over-the-air programming carried on these stations is initially expected to include entertainment, shopping, weather, sports as well as religious networks and networks targeting select ethnic groups with content lease agreements as the prime source of revenue. Pricing of lease agreements is in part determined by market rank, the signal contour and the number of OTA TV households in a given market, as well as supply and demand.

As the platform is built out, management not only anticipates substantial operational synergies from the roll-up but also an expansion in the revenue base with greater channel utilization and the addition of high-quality third-party content providers that are currently not reaching the “OTA” viewers, which now stands at an estimated 20mm households (44mm people) out of 108mm TV HH’s nationwide.

Station Operations

Madison’s plan is to acquire 50 independent TV stations in the top 30 DMA’s over the next 8-12 months. In addition, Madison expects to grow the station base to 100 tv stations nationwide through additional acquisitions targeting the top 100 DMA’s across the nation, ultimately covering 80% of the population of the U.S. over the next 18-24 months.

Each licensed TV station has the capability of delivering 10+ different revenue “streams” (channels) of content Over-the-Air, 24 hours per day/7 days per week. If converted to the new FCC approved ATSC 3.0 technology, the streaming capacity will increase to 25+ channels or more, giving Sovryn the potential to stream content upon completion of the roll-up to over 2500 channels aggregated over expected 100 stations.

Madison will operate the stations remotely and centrally, eliminating the need for in-market personnel or a studio facility. Remote operations of stations results in significant cost efficiencies. Recent FCC deregulation in TV broadcasting has eliminated the need for full time employees and studio facilities operating Class A and Low Power stations allowing for greater cost efficiency.

Recent Developments

On February 16, 2021, we entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Sovryn Holdings, Inc. (“Sovryn”) and the holders (the “Sovryn Shareholders”) of Sovryn’s issued and outstanding shares of common stock, par value $0.0001 per share (“Sovryn Common Shares”), pursuant to which the Shareholders exchanged 100% of the outstanding Sovryn Common Shares, for (i) 100 shares of series B preferred stock, par value $0.001 per share (“Series B Preferred Stock”), of the Company which was transferred by Jeffrey Canouse, the Company’s controlling shareholder and existing Chief Executive Officer (the “Controlling Shareholder”), to the designee of Sovryn and (ii) 1,000 shares of series E convertible preferred stock, par value $0.001 per share of Sovryn (“Series E Preferred Stock,” and together with Series B Preferred Stock, the “Preferred Exchange Shares,” and the foregoing exchange of Sovryn Common Shares for Preferred Exchange Shares being the “Equity Exchange”).

Immediately prior to the closing of, and as a condition to, the Share Exchange Agreement, the Company entered into a Share Transfer Agreement (the “Share Transfer Agreement”), pursuant to which the Controlling Shareholder transferred all of the shares of Series B Preferred Stock held by him to an entity controlled by Philip Falcone, the Company’s new chief executive officer. The Series B Preferred Stock entitles the holder thereof to majority voting control of the Company by virtue of the 51% super voting rights attributed to the holder of the Series B Preferred Stock. The Controlling Shareholder owned all 100 Shares of Series B Preferred Stock, entitling him to 51% of the aggregate votes taken by shareholders of any class on all matters being voted upon.

Immediately prior to the closing of the Share Exchange Agreement, we entered into Exchange Agreements (the “Convertible Note Exchange Agreements”) with the holders of our outstanding convertible promissory notes (the “Convertible Notes”). Pursuant to Convertible Note Exchange Agreements, the holders of the Convertible Notes were issued, in exchange for their Convertible Notes, a total of 230,000 shares of our newly-designated Series D Convertible Preferred Stock. Our new Series D Convertible Preferred Stock is convertible into common stock at a ratio of 1,000 shares of common stock for each share of preferred stock held. Immediately prior to the closing of the Share Exchange Agreement, we entered into Exchange Agreements (the “Preferred Stock Exchange Agreements” and together with the Convertible Note Exchange Agreements, the “Exchange Agreements”) with the holders of our outstanding series A convertible preferred stock (the “Series A Preferred Stock”). Pursuant to the Preferred Stock Exchange Agreements, the holders of the Series A Convertible Preferred Stock were issued, in exchange for their Series A Preferred Stock, options to purchase a majority of the outstanding shares of common stock of a newly to be formed wholly owned subsidiary of the Company to be called CZJ License, Inc.

On February 17, 2021, we entered into a securities purchase agreement with funds affiliated with Arena Investors LP (the “Investors”) pursuant to which we pursuant to which it issued convertible notes in an aggregate principal amount of $16.5 million for an aggregate purchase price of $15 million (collectively, the “Notes”). In connection with the issuance of the Notes, we issued to the Investors warrants to purchase an aggregate of 192,073,017 shares of Common Stock (collectively, the “Warrants”) and 1,000 shares of series F convertible preferred stock (the “Series F Preferred Stock”).

The Notes each have a term of thirty-six months and mature on February 17, 2024, unless earlier converted. The Notes accrue interest at a rate of 11% per annum, subject to increase to 20% per annum upon and during the occurrence of an event of default. Interest is payable in cash on a quarterly basis beginning on March 31, 2021. Notwithstanding the above, at the Company’s election, any interest payable on an applicable payment date may be paid in registered Common Stock of the Company (rather than cash) in an amount equal (A) the amount of the interest payment due on such date, divided by (B) an amount equal to 80% of the average VWAP of the Common Stock for the five (5) days immediately preceding the date of conversion.

The Notes are convertible at any time, at the holder’s option, into shares of our common stock at a price of $0.02, subject to adjustment (the “Conversion Price”), subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect. Notwithstanding the foregoing, at any time during the continuance of any Event of Default, the Conversion Price in effect shall be equal to 75% of the average VWAP of the Common Stock for the five (5) Trading Days on the Trading Market immediately preceding the date of conversion (the Alternative Conversion Price”); provided, however, that the Alternate Conversion Price may not exceed $0.015 per share, as adjusted pursuant to the terms of the Notes. The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect. The Notes may not be redeemed by the Company.

Each Warrant is exercisable for a period of five years from the date of issuance at an initial exercise price of $0.025, subject to adjustment herein, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and recapitalizations.

The Series F Preferred Stock converted into approximately 192,073,017 shares of common stock upon the increase of our authorized shares of capital stock which occurred on September 16, 2021..

On February 17, 2021, Sovryn, entered into an asset purchase agreement (the “Asset Purchase Agreement”) with with NRJ TV II CA OPCO, LLC, a Delaware limited liability company (“OpCo”) and NRJ TV III CA License Co., LLC, a Delaware limited liability company (together with OpCo, “Sellers”). Upon the terms and subject to the satisfaction of the conditions described in the Asset Purchase Agreement, Sovryn will acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the KNET-CD and KNLA-CD Class A television stations owned by the Sellers (the “Acquired Stations”), certain tangible personal property, real property, contracts, intangible property, files, claims and prepaid items together with certain assumed liablities in connection with the Acquired Stations (the “Asset Sale Transaction”). As consideration for the Asset Sale Transaction, Sovryn has agreed to pay the Sellers $10,000,000, $2,000,000 of which was paid to Sellers upon execution of the Asset Purchase Agreement, as follows: (i) an escrow deposit of $1,000,000 to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Sellers (the “Escrow Fee”) and (ii) a non-refundable option fee of $1,000,000 (the “Option Fee”). The closing of the Asset Sale Transaction took place on April 19, 2021.

On March 14, 2021, Sovryn entered into an asset purchase agreement (the “KVVV Asset Purchase Agreement”) with Abraham Telecasting Company, LLC, a Texas limited liability company (the “Houston Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KVVV Asset Purchase Agreement, Sovryn agreed to acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the KVVV-LD low power television station owned by the Houston Seller (the “Houston Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Houston Acquired Station (the “KVVV Asset Sale Transaction”). As consideration for the KVVV Asset Sale Transaction, Sovryn has agreed to pay the Houston Seller $1,500,000 in cash, $87,500 of which was paid to the Houston Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Houston Seller (the “KVVV Escrow Fee”). The closing of the KVVV Asset Sale Transaction (the “KVVV Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Houston Acquired Station, from the Houston Seller to Sovryn (the “Houston FCC Consent”). The KVVV Closing shall occur no more than ten (10) business days following the later to occur of (i) the date on which the Houston FCC Consent has been granted and (ii) the other conditions to the KVVV Closing set forth in the KVVV Asset Purchase Agreement. The closing of the KVVV Asset Sale Transaction took place on June 1, 2021.

On March 29, 2021, Sovryn, entered into an asset purchase agreement (the “KYMU Asset Purchase Agreement”) with Seattle 6 Broadcasting Company, LLC, a Washington limited liability company (the “Seattle Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KYMU Asset Purchase Agreement, Sovryn agreed to acquire the licenses and FCC authorizations to the KYMU-LD low power television station owned by the Seattle Seller (the “Seattle Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Seattle Acquired Station (the “KYMU Asset Sale Transaction”). As consideration for the Seattle Asset Sale Transaction, Sovryn has agreed to pay the Seattle Seller $1,750,000, $87,500 of which was paid to the Seattle Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Seattle Seller (the “Seattle Escrow Fee”). The closing of the KYMU Asset Sale Transaction (the “KMYU Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Seattle Acquired Station, from Seattle Seller to Sovryn (the “Seattle FCC Consent”). The Seattle Closing shall occur no more than ten (10) business days following the later to occur of (i) the date on which the Seattle FCC Consent has been granted and (ii) the other conditions to the KMYU Closing set forth in the KMYU Asset Purchase Agreement. The closing of the KMYU Asset Sale Transaction took place on September 24, 2021

On June 9, 2021, Sovryn, entered into an asset purchase agreement (the “W27EBAsset Purchase Agreement”) with Local Media TV Chicago, LLC, a Delaware limited liability company (the “Chicago Seller”). Upon the terms and subject to the satisfaction of the conditions described in the W27EB Asset Purchase Agreement, Sovryn agreed to acquire the licenses and FCC authorizations to the W27EB-D Class A television station owned by the Chicago Seller (the “Chicago Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Chicago Acquired Station (the “W27EBAsset Sale Transaction”). As consideration for the Chicago Asset Sale Transaction, Sovryn has agreed to pay the Seattle Seller $5,700,000, $285,000 of which was paid to the Chicago Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Chicago Seller (the “Chicago Escrow Fee”). The closing of the W27EB Asset Sale Transaction (the “W27EB Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Chicago Acquired Station, from Chicago Seller to Sovryn (the “Chicago FCC Consent”). The Chicago Closing shall occur no more than third (3rd) business days following the later to occur of (i) the date on which the Chicago FCC Consent has been granted and (ii) the other conditions to the W27EB Closing set forth in the W27EB Asset Purchase Agreement.

On July 13, 2021, Sovryn, entered into an asset purchase agreement (the “KPHE Asset Purchase Agreement”) with Lotus TV of Phoenix LLC, an Arizona limited liability company (the “Arizona Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KPHE Asset Purchase Agreement, Sovryn agreed to acquire the licenses and FCC authorizations to the KPHE-LD low power television station owned by the Arizona Seller (the “Arizona Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Arizona Acquired Station (the “Arizona Asset Sale Transaction”). As consideration for the Arizona Asset Sale Transaction, Sovryn has agreed to pay the Seattle Seller $2,000,000, $100,000 of which was paid to the Arizona Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Arizona Seller (the “Chicago Escrow Fee”). The closing of the KPHE Asset Sale Transaction (the “Arizona Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Arizona Acquired Station, from Arizona Seller to Sovryn (the “Arizona FCC Consent”). The Arizona Closing shall occur no more than five (5) business days following the later to occur of (i) the date on which the Arizona FCC Consent has been granted and (ii) the other conditions to the Arizona Closing set forth in the KPHE Asset Purchase Agreement.

On August 31, 2021, Sovryn entered into an asset purchase agreement (the “KVSD Asset Purchase Agreement”) with D’Amico Brothers Broadcasting Corp., a California company (the “San Diego Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KVSD Asset Purchase Agreement, Sovryn agreed to acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the KVSD-LD low power television station owned by the San Diego Seller (the “San Diego Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the San Diego Acquired Station (the “KVSD Asset Sale Transaction”). As consideration for the KVSD Asset Sale Transaction, Sovryn has agreed to pay the San Diego Seller $1,500,000 in cash, $75,000 of which was paid to the San Diego Seller (subsequent to the period end) and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the San Diego Seller (the “KVSD Escrow Fee”).The closing of the KVSD Asset Sale Transaction (the “KVSD Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the San Diego Acquired Station, from the San Diego Seller to Sovryn (the “San Diego FCC Consent”). The KVSD Closing shall occur no more than the three (3) business days following the later to occur of (i) the date on which the San Diego FCC Consent has been granted and (ii) the other conditions to the KVSD Closing set forth in the KVSD Asset Purchase Agreement.

On September 9, 2021, we entered into a Secured Loan and Security Agreement (“Loan Agreement”) with Top Dog Productions, Inc.,(d/b/a The Jay and Tony Show) as the borrower (the “Borrower”) under such Loan Agreement. The Loan Agreement provides that we will make one or more disbursements of a Loan to the Borrower in an aggregate principal amount not to exceed $2,000,000. Our commitment to make disbursements ends on September 8, 2022 and all unpaid principal matures on September 9, 2022. Interest will accrue on the outstanding principal under the Note at 5%; provided, however, that interest will accrue at 24% per annum from the date of the occurrence of an Event of Default until the principal is paid. Any accrued and unpaid interest shall be payable on March 9, 2022 and September 9, 2022 and on the date any principal of the loan is prepaid on the amount of such principal so prepaid. The Borrower may repay the principal of the loan at any time. Any principal that is repaid may not be reborrowed.

On the September 16, 2021, the Company entered into an exchange agreement (collectively, the “Exchange Agreement”) with the holders of Series E preferred stock pursuant to which the holders agreed to exchange all of the shares of Series E preferred stock for an aggregate of 1,152,500 shares of convertible Series E-1 preferred stcok and an aggregate of 1,091,388,889 shares of common stock. Each share of series E-1 preferred stock is convertible into 1,000 shares of common stock and has voting rights equal to the number of shares of common stock into which the Series E would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock.

 On September 23, 2021, we entered into a Limited Waiver and First Amendment to the Securities Purchase Agreement, Notes, Warrants and Registration Rights Agreement (the “Waiver”), with the Investors and Arena Investors, LP, in its capacity as agent. Pursuant to the Agreement, the Agent and the Investors have agreed (i) to waive certain Event of Default (each as defined in the Notes) which occurred on or prior to the date of the Waiver , (ii)  to make certain amendments to the Purchase Agreement to, among other things, allow for us to issue up to $2 million of subordinated indebtedness, enter into the loan agreement with Top Dog Productions, make certain amendments to the Purchase Agreement to effect such waivers and to release the remainder of the proceeds in the Funding Account (as defined in the Purchase Agreement) to us, (iii) to make certain amendments to the Notes to, among other things, make the conversion price a fixed price of $0.02 and to provide for certain Permitted Acquisitions (as defined under the Waiver), (iv) to make certain amendments to the Warrants to, among other things, make the exercise price a fixed price of $0.025 and to clarify the mechanics of the cashless exercise provision and (v) to make certain amendments to the registration rights agreement to extend the Effectiveness Date (as defined in the Registration Rights Agreement) to February 17, 2022.

New Broadcast TV Technology

In 2017, the FCC approved ATSC 3.0 technology, a next generation broadcast platform that will bring new revenue opportunities to broadcast television. ATSC 3.0 is an enhancement to the previous standard, providing new opportunities such as increased capacity, mobility and addressability allowing for customizable content, viewer measurability, target advertising and internet connectivity. All these features and more will be available on mobile devices allowing for broadcast operators to capitalize on audiences traditionally reserved for telecom operators.

Competitive Conditions

Madison’s broadcast stations will face competition from other free over-the-air television and radio stations, telecommunication companies, cable and satellite providers, print media providers, internet and other emerging technologies. Some of the company’s current and potential competitors have greater resources and access to capital. If Madison needs to obtain additional funding, the company may be not be able to obtain such capital on favorable terms and be forced to delay its development as a result. Furthermore, technological advancements and the resulting increase in programming alternatives may increase competition for household audiences.

Dependence on Customers

Currently, Madison is not and will not be dependent on one or a few major customers.

Technology and Intellectual Property

Madison does not own, either legally or beneficially, any patents or trademarks.

Governmental and Industry Regulations

Our television stations are operated under the authority of the FCC, the Communications Act of 1934, as amended (Communications Act), and the rules and policies of the FCC (FCC regulations). As a result, our stations are subject to a variety of obligations, such as restrictions on the broadcast of material deemed “indecent” or “profane,” requirements to provide or pass through closed captioning for most programming, rules requiring the public disclosure of certain information about our stations’ operations, and the obligation to offer programming responsive to the needs and interests of our stations’ communities. The FCC may alter or add to these requirements, and any such changes may affect the performance of our business. Certain significant elements of the FCC’s current regulatory framework for broadcast television are described in further detail below.

Licensing. Television and radio broadcast licenses generally are granted for eight-year periods. They are renewable upon application to the FCC and usually are renewed except in rare cases in which a petition to deny, a complaint or an adverse finding as to the licensee’s qualifications results in loss of the license. We believe that our stations operate in substantial compliance with the Communications Act and FCC regulations.

Local Broadcast Ownership Restrictions. FCC regulations limit the concentration of broadcasting control and regulate network and local programming practices. The FCC is required by statute to review these rules and regulations every four years. In November 2017, the FCC adopted an order altering its regulations governing media ownership, generally making these regulations less restrictive. For example, the order eliminated the newspaper/broadcast cross-ownership rule, which generally prohibited an entity from holding an ownership interest in a daily print newspaper and a full-power broadcast station within the same market, and the television/radio cross-ownership rule, which imposed a number of limits on the ability to own television and radio stations in the same market. The order also made common ownership of two television stations in the same market permissible in more markets so long as at least one of the commonly owned stations is not among the top four rated stations in the market at the time of acquisition, and provided for case-by-case consideration of transactions that would result in new or continued common ownership of two top four rated stations in a market. The FCC’s November 2017 ownership order also eliminated a rule making certain television joint advertising sales agreements (JSAs) attributable in calculating compliance with the ownership limits.

Various parties, including cable operators and other advocates for more stringent broadcast ownership restrictions, opposed the changes adopted in the FCC’s November 2017 order and challenged the order in court. The U.S. Court of Appeals for the Third Circuit vacated and remanded the FCC’s November 2017 order effective as of November 29, 2019, thus reinstating as of that date the FCC’s broadcast ownership rules in effect immediately prior to the November 2017 order. The U.S. Supreme Court granted petitions by the FCC and broadcasters to review the Third Circuit’s decision. Oral arguments in the case were held on January 19, 2021; the Supreme Court is expected to rule on the case by the end of June 2021.

The FCC requires the disclosure of shared services agreements (SSAs) in stations’ online public inspection files, though these agreements generally are not deemed to be attributable ownership interests. The FCC defines SSAs broadly to include a wide range of agreements between separately owned stations, including news sharing agreements and other agreements involving “station-related services.” We are party to an SSA under which our television station in Toledo, WTOL, provides certain services (not including advertising sales) to another Toledo television station owned by a third party. We are party to several other agreements involving the limited sharing of certain equipment and resources; some of these agreements may qualify as SSAs subject to disclosure.

National Broadcast Ownership Restrictions. The Communications Act includes a national ownership cap for broadcast television stations that prohibits any one person or entity from having, in the aggregate, market reach of more than 39% of all U.S. television households. FCC regulations permit stations to discount the market reach of stations that broadcast on UHF channels by 50% (the UHF discount). In December 2017, the FCC issued a Notice of Proposed Rulemaking seeking comments on whether it can or should modify or eliminate the national ownership cap and/or the UHF discount. Our 64 television stations reach approximately 32.2% of U.S. television households when the UHF discount is applied and approximately 39.3% without the UHF discount.

Retransmission Consent. As permitted by the Communications Act and FCC rules, we require cable and satellite operators to negotiate retransmission consent agreements to retransmit our television stations’ signals. Under the applicable statutory provisions and FCC rules, such negotiations must be conducted in “good faith.” FCC rules also provide stations with certain protections against cable and satellite operators importing duplicating network or syndicated programming broadcast by distant stations. Pay-TV interests and other parties continue to advocate for the FCC to alter or eliminate various aspects of the rules governing retransmission consent negotiations and stations’ exclusivity rights. In addition, some pay-TV operators recently have invested in or otherwise coordinated with an online service called Locast, which asserts that it may lawfully retransmit broadcast television signals over the Internet within the applicable stations’ Nielsen DMAs - without the originating stations’ consent - under a federal Copyright Act provision that permits nonprofit organizations to retransmit broadcast television signals under certain limited circumstances. A lawsuit filed on July 31, 2019 by the Big Four television networks, among others, alleges that Locast’s service does not qualify for the claimed exemption and therefore constitutes copyright infringement. That lawsuit is pending in the U.S. District Court for the Southern District of New York. If changes to the retransmission consent and/or exclusivity rules were adopted, and/or if services such as Locast were determined to be lawful, such developments could give cable and satellite operators leverage against broadcasters in retransmission consent negotiations, which could possibly adversely impact our revenue from retransmission and advertising.

Post-Incentive Auction Repacking. In April 2017, the FCC announced the completion of a voluntary incentive auction to reallocate certain spectrum then occupied by television broadcast stations to mobile wireless broadband services, along with a related “repacking” of the television spectrum for remaining television stations. None of our stations relinquished any spectrum rights as a result of the auction. Stations in eighteen of our markets (including one station we acquired post-repack in 2020) were repacked to new channels. All of our repacked stations have completed their transitions to their new channels.

The legislation authorizing the incentive auction and repacking established a $1.75 billion fund for reimbursement of costs incurred by stations required to change channels in the repacking. Subsequent legislation enacted on March 23, 2018, appropriated an additional $1 billion for the repacking fund, of which up to $750 million may be made available to repacked full power and Class A television stations and multichannel video programming distributors. Other funds are earmarked to assist affected low power television stations, television translator stations, and FM radio stations, as well for consumer education efforts. On October 7, 2020, the FCC announced that all final invoices and supporting documentation for reimbursement requests will be due no later than (1) October 8, 2021, for full power and Class A TV stations that transitioned in Phase 5 or earlier; (2) March 22, 2022, for full power and Class A TV stations that transitioned in Phase 6 or later; and (3) September 5, 2022, for all other entities entitled to seek repacking-related reimbursements (including low power television stations and television translator stations). By law, the repacking reimbursement program will end July 3, 2023, at which point any remaining unobligated funds will be returned to the U.S. Treasury.

NextGen TV (ATSC 3.0). In November 2017, the FCC adopted an order authorizing broadcast television stations to voluntarily transition to a new technical standard, called Next Generation TV or ATSC 3.0. The new standard makes possible a variety of benefits for both broadcasters and viewers, including better sound and picture quality, hyper-localized programming including news and weather, enhanced emergency alerts, improved mobile reception, the use of targeted advertising, and more efficient use of spectrum, potentially allowing for more multicast streams to be aired on the same 6 megahertz channel. However, ATSC 3.0 is not backwards compatible with existing television equipment. To ensure continued service to all viewers, the FCC’s order authorizing ATSC 3.0 operations requires full-power television stations that transition to the new standard to continue broadcasting a signal in the existing DTV standard (known as ATSC 1.0) until the FCC phases out the requirement in a future order. The content of this simulcast signal must be substantially similar to the programming aired on the ATSC 3.0 channel for a period of at least five years. Transitioning a station to ATSC 3.0 is voluntary under current FCC rules and may require significant expenditures. To the extent we roll ATSC 3.0 service out to our stations, there can be no guarantee that such service would earn sufficient additional revenues to offset the related expenditures.

Our Competition

The proliferation of high-speed broadband to the home and phone has significantly increased competition in the video marketplace in the last decade. Today, mobile broadband covers the U.S., and a vast majority of Americans own devices that can access mobile broadband with numbers continuing to grow. Similarly, fixed, wired broadband to the home also covers a majority of the United States and is also growing.

With the rise of 5G and unlimited data plans, every screen or mobile phone is now capable of displaying video programming of the sort previously reserved to television. These video consumption patterns are no longer restricted to younger consumers. With the onset of ubiquitous high-speed Internet service has come an explosion of platforms and applications with video advertising capabilities that consumers have adopted. These include large players like YouTube and Facebook, and a long tail of mobile applications and services that consumers value with more being added every week.

Our company strives to capture as large a viewing audience as possible for each of our broadcast stations, as the number of viewers who watch our stations in each Designated Market Area (DMA) has a direct impact on our ability to maximize both of our major revenue streams: advertising marketing services revenue and subscription revenue.

As noted above, we compete for audience share as part of an increasingly varied and competitive media landscape. We compete for advertising revenue with other platforms for television advertising media, including other broadcast stations and cable providers. We also compete against both traditional and new forms of media that offer paid advertising, including radio, newspapers, magazines, direct mail, online video, and social media. Major competitors in this space include cable providers Comcast and Charter, as well as Internet platforms Google, Facebook, and YouTube. Advertisements on these digital platforms look like traditional television ads and compete with over-the-air broadcast ads in the local ad market.

Research and Development Activities and Costs

Madison has not spent any funds on research and development activities to date.

Compliance with Environmental Laws

Madison’s current operations are not subject to any environmental laws.

Employees

As of June 30, 2021, we had 4 employees. Many of our activities are outsourced to consultants who provide services to us on a project basis. As business activities require and capital resources permit, we will hire additional employees to fulfill our company’s needs.

Properties

We do not own real properties. Our principal executive offices are located at 450 Park Avenue, New York, NY 10022.

Legal Proceedings

Madison is not currently a party to any pending legal proceedings and, to the best of Madison’s knowledge, none of Madison’s property or assets are the subject of any pending legal proceedings.

Corporate History and Information

We were incorporated in the state of Nevada on June 15, 1998 under the name “Madison-Taylor General Contractors, Inc.” Effective May 24, 2004, we changed our name to “Madison Explorations, Inc.,” and effective as of March 9, 2015, we changed our name to “Madison Technologies, Inc.”

Our principal executive offices are located at 450 Park Avenue, 30th Floor, New York, NY 10022 and our telephone number is (212) 339-5888. We maintain a website at https//go.tv. Information contained on or accessible through our website is not, and should not be considered, part of, or incorporated by reference into, this prospectus and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus in deciding whether to purchase our securities.

MANAGEMENT

The following table sets forth the names, ages, and biographical information of each of our current directors and executive officers, and the positions with the Company held by each person. Our directors serve a one-year term until their successors are elected and qualified, or until such director’s earlier death, resignation or removal. Our executive officers are elected annually by our board of directors and serve a one year term until their successors are elected and qualified, or until such officer’s earlier death, resignation or removal.

Name	Position
Philip A. Falcone	Chief Executive Officer, Secretary, Treasurer and Director
Henry Turner	Chief Technology Officer and Chief Operating Officer
Jeffrey Canouse	Chief Compliance Officer
Warren Zenna	Director

Board Committees, Compensation Committee Interlocks and Insider Participation

Due to the recent expansion of the board, at the present time the duties of an Audit Committee, Nominating and Governance Committee and Compensation Committee (including with respect to setting executive officer compensation) are performed by the Board as a whole. Plans are in place to establish the various committees during the fiscal year ended December 31, 2020.

Family Relationships

None

Arrangements between Officers and Directors

Except as set forth herein, to our knowledge, there is no arrangement or understanding between any of our officers or directors and any other person pursuant to which the officer or director was selected to serve as an officer or director.

Involvement in Certain Legal Proceedings

Except as set forth herein, we are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

Certain Legal Proceedings involving Mr. Falcone

On September 16, 2013, the United States District Court for the Southern District of New York entered a final Judgment (the “Final Judgment”) approving a settlement between the SEC and Harbinger Capital, Harbinger Capital Partners Special Situations GP, LLC, Harbinger Capital Partners Offshore Manager, L.L.C., and Philip A. Falcone (collectively, the “HCP Parties”), in connection with two civil actions previously filed against the HCP Parties by the SEC. One civil action alleged that Harbinger Capital Partners Special Situations GP, LLC, Harbinger Capital Partners Offshore Manager, L.L.C., and Mr. Falcone violated the anti-fraud provisions of the federal securities laws by engaging in market manipulation in connection with the trading of the debt securities of a particular issuer from 2006 to 2008. The other civil action alleged that Harbinger Capital and Mr. Falcone violated the anti-fraud provisions of the federal securities laws in connection with a loan made by Harbinger Capital Partners Special Situations Fund, L.P. to Mr. Falcone in October 2009 and in connection with the circumstances and disclosure regarding alleged preferential treatment of, and agreements with, certain fund investors.

The Final Judgment barred and enjoined Mr. Falcone for a period of five years (after which he may seek to have the bar and injunction lifted) from acting as or being an associated person of any “broker,” “dealer,” “investment adviser,” “municipal securities dealer,” “municipal adviser,” “transfer agent,” or “nationally recognized statistical rating organization.” During the period of the bar, Mr. Falcone may remain associated with Harbinger Capital and certain other Harbinger Capital-related entities; provided that, during such time, Mr. Falcone’s association will be limited as set forth in the Final Judgment. The HCP Parties must take all actions reasonably necessary to expeditiously satisfy all redemption requests of investors in the Harbinger Capital-related funds, which may include the orderly disposition of Harbinger Capital-related fund assets. In addition, during the bar period, the HCP Parties and certain Harbinger Capital-related entities may not raise new capital or make capital calls from existing investors. The Final Judgment required the HCP Parties to pay disgorgement, prejudgment interest, and civil penalties totaling approximately $18 million. In addition, certain of the activities of the HCP Parties at the Harbinger Capital-related funds were subject to the oversight of an independent monitor for two years.

Additionally, on October 7, 2013, HRG, Fidelity & Guaranty Life (f/k/a, Harbinger F&G, LLC, “FGL”), a subsidiary of HRG Group, Inc. (f/k/a Harbinger Group Inc., an entity in which Mr. Falcone use to serve as CEO and a director, “HRG”), Fidelity & Guaranty Life Insurance Company of New York (“FGL NY Insurance”), a subsidiary of FGL, and Mr. Falcone delivered a commitment (the “NYDFS Commitment”) to the New York State Department of Financial Services (“NYDFS”) pursuant to which Mr. Falcone agreed for a period of up to seven years that he will not, directly or indirectly, individually or through any person or entity, exercise control (within the meaning of New York Insurance Law Section 1501(a)(2)) over FGL NY Insurance or any other New York-licensed insurer. In connection with the NYDFS Commitment, neither Mr. Falcone nor any employee of Harbinger Capital, may (i) serve as a director or officer of FGL or (ii) be involved in making investment decisions for FGL’s portfolio of assets or any funds withheld account supporting credit for reinsurance for FGL. The NYDFS Commitment provides that: (i) Mr. Falcone may continue to own any direct or indirect interest in HRG and serve as an officer or director of HRG and (ii) HRG may continue to own any direct or indirect interest in FGL NY Insurance and any other New York-licensed insurer. Any other activities related solely to FGL (other than FGL NY Insurance) are not prohibited and HRG executives may continue to serve on FGL’s board of directors. In addition, in connection with its re-domestication to Iowa, on October 7, 2013, Fidelity & Guaranty Life Insurance Company (“FGL Insurance”), a subsidiary of FGL, agreed to the conditions set by the Iowa Insurance Commissioner that neither Mr. Falcone nor any employees of Harbinger Capital may serve as an officer or director of FGL Insurance or FGL (but FGL Insurance may request that the Iowa Insurance Division lift this restriction after five years) and neither Mr. Falcone nor Harbinger Capital will be involved in making investment decisions for FGL Insurance or any funds withheld account that supports credit for reinsurance for FGL Insurance for five years. Our Insurance Company is not licensed to operate in New York State, and does not currently operate in New York State; therefore, the ban does not apply to our Insurance Company.

In addition, Mr. Falcone is a named defendant in litigation in connection with certain personal financial matters. The Company understands that Mr. Falcone continues to vigorously pursue his defense in connection with these matters, which may be time consuming and may result in the loss of certain shares of his investment in the Company.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Security Exchange Act of 1934 requires directors, executive officers and 10% or greater shareholders of Madison to file with the Securities and Exchange Commission initial reports of ownership (Form 3) and reports of changes in ownership of equity securities of the Company (Form 4 and Form 5) and to provide copies of all such Forms as filed to Madison. Based solely on Madison’s review of the copies of these forms received by it or representations from certain reporting persons, management believes that SEC beneficial ownership reporting requirements for fiscal 2020 were not met since our executive officers and directors have not filed any Forms 3, 4 or 5s.

Nomination Procedure for Directors

Madison does not have a standing nominating committee; recommendations for candidates to stand for election as directors are made by the board of directors. Madison has not adopted a policy that permits shareholders to recommend candidates for election as directors or a process for shareholders to send communications to the board of directors.

Audit Committee Financial Expert

Madison has no financial expert. Management believes the cost related to retaining a financial expert at this time is prohibitive. Madison’s Board of Directors has determined that it does not presently need an audit committee financial expert on the Board of Directors to carry out the duties of the Audit Committee. Madison’s Board of Directors has determined that the cost of hiring a financial expert to act as a director of Madison and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Identification of Audit Committee

Madison does not have a separately-designated standing audit committee. Rather, Madison’s entire board of directors performs the required functions of an audit committee. Currently, Jeffrey Canouse is the only member of Madison’s audit committee, but he does not meet Madison’s independent requirements for an audit committee member. See “Item 12. (c) Director independence” below for more information on independence.

Madison’s audit committee is responsible for: (1) selection and oversight of Madison’s independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by Madison’s employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and, (5) funding for the outside auditor and any outside advisors engaged by the audit committee.

As of December 31, 2020, Madison did not have a written audit committee charter or similar document.

Code of Ethics

Madison has adopted a financial code of ethics that applies to all its executive officers and employees, including its CEO and CFO. Madison undertakes to provide any person with a copy of its financial code of ethics free of charge. Please contact Madison at 212-339-5888 to request a copy of Madison’s financial code of ethics. Management believes Madison’s financial code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

As a “smaller reporting company” under SEC rules, our named executive officers for the fiscal year ended December 31, 2020 (collectively, the “Named Executive Officers”) were as follows:

●	Joseph Gallo, our former Chief Executive Officer who resigned from the Company on July 20, 2020.
●	Jeffrey Canouse, our former Chief Executive Officer who was appointed on July 20, 2020 and resigned on February 16, 2021

Madison has paid the following compensation to its Named Executive Officers during its fiscal years ended December 31, 2020 and 2019.

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan ($) (g)	Non-qualified Deferred Compensation Earnings ($) (h)	All other compensation ($) (i)	Total ($) (j)
Jeffrey Canouse President July 2020 – February 2021	2020	34,000	nil	nil	nil	nil	nil	Nil	34,000

Joseph Gallo	2020	nil	nil	nil	nil	nil	nil	nil	nil
President	2019	nil	nil	nil	nil	nil	nil	nil	nil
Mar 2018 – July 20, 2020

No other executive officers received total annual compensation during the fiscal year ended December 31, 2020 in excess of $100,000.

As of December 31, 2020, we did not pay any compensation to our Named Executive Officers.

We currently do not have any employment agreements or agreements with any of our executive officers.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2020, there were no unexercised options, unvested stock awards or outstanding equity incentive plan awards held by our Named Executive Officers.

Long-Term Incentive Plans, Retirement or Similar Benefit Plans

As of December 31, 2020, there were no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

We do not have arrangements in respect of remuneration received or that may be received by our Named Executive Officers set forth above to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

Director Compensation

As of December 31, 2020, we did not pay any compensation to our directors and there are no arrangements between Madison and any of its directors whereby such directors are compensated for any services provided as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of any class of our voting securities;

●	each of our current directors and nominees;

●	each of our current named executive officers; and

●	all current directors and named executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal shareholders. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below, based on the information such beneficial owner has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property laws may apply.

Name and Address of Beneficial Owner	Common Stock Beneficial Ownership	Percent of Class(1)	Series B Convertible Preferred Stock Beneficial Ownership	Percent of Class(2)	Series E-1 Convertible Preferred Stock Beneficial Ownership	Percent of Class(3)
Named Executive Officers and Directors:
Philip A. Falcone(4)	2,577,106,126	78.9%	100	100%	922,000	80%
Warren Zenna	-	-	-	-	-	-
Jeffrey Canouse	6,177,000	*	-	-	-	-
Henry Turner	-	-	-	-	-	-
All executive officers and directors as a group (four persons)	2,583,283,126	-	-	-	-	-

Other 5% Shareholders:
FFO I Trust(5)	897,555,556	44.3	100	100%	461,000	40%
FFO II Trust(6)	897,555,556	44.3	-	0	461,000	40%
KORR Value, LP(7)	448,277,777	25.0	-	-	230,500	20%

*Less than one percent

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is Madison Technologies, Inc., 450 Park Avenue, 30th Floor, New York, NY 10022.

(2)	Series B Convertible Preferred Stock has the right to vote together with the holders of the common stock, as a single class, upon all matters submitted to holders of common stock for a vote. The shares of Series B Preferred Stock will carry a number of votes equal to 51% (representing majority voting power) of all voting shares of every class, including 51% of all of the issued and outstanding shares of common stock on the date of any shareholder vote, such that the holders of Series B Preferred Stock shall always possess the majority of voting rights, and shall always out vote all holders of common stock.

(3)	The Each shares of Series E-1 Convertible Preferred Stock is convertible into 1,000 shares of common stock, and is entitled to vote on an as converted basis until conversion.

(4)	Includes (i) 436,555,556 shares of common stock, (ii) 100 shares of Series B Preferred Stock held by FFO 1 Trust, and (iii) 461,500 shares of Series E-1 Convertible Preferred Stock held by each of FFO 1 Trust and FFO 2 Trust. Philip A. Falcone, the Chief Executive Officer and a director of the Company, as a trustee of the FFO I Trust, has the sole voting and shared dispositive power over the shares held by the FFO I Trust, and Lisa Falcone, the wife of Mr. Falcone, as the trustee of the FFO 2 Trust, has shared voting and dispositive power over the shares held by the FFO 2 Trust.

(5)	Philip A. Falcone, the Chief Executive Officer and a director of the Company, as trustee of the FFO I Trust, has the sole voting and shared dispositive power over the shares held by the FFO I Trust. The address for the FFO I Trust is c/o Harbinger Capital, 430 Park Avenue, 30th Floor, New York, NY 10022.

(6)	Includes 461,000 shares of Series E-1 preferred stock. Lisa Falcone, the wife of Philip A. Falcone, the Chief Executive Officer and a director of the Company. As the trustee of the FFO II Trust, Lisa Falcone has shared voting and dispositive power over the shares held by the FFO II Trust. The address for each the FFO II Trust is c/o Harbinger Capital, 430 Park Avenue, 30th Floor, New York, NY 10022.

(7)	Includes 230,500 shares of Series E-1 preferred stock. Kenneth Orr is the president of KORR Value, LP, and in such capacity, may be deemed to have voting and dispositive power with respect to such shares. KORR Value, LP and Mr. Orr disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein.

SELLING SHAREHOLDERS

The common stock being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon conversion of the Notes, upon conversion of the Preferred Stock and/or exercise of the Warrants.

We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the securities by the selling shareholders that were issued in the February 2021 private placement, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of our common stock, the Notes, Warrants and Preferred Stock, as of August 9, 2021, assuming conversion of the Notes, conversion of the Preferred Stock and/or exercise of Warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of the registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling shareholders upon conversion of the series F preferred stock, (ii) the maximum number of shares of common stock issuable upon conversion of the notes, determined as if the outstanding notes were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC and (iii) the maximum number of shares of common stock issuable upon exercise of the warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants or conversion of the notes. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Notes, Preferred Stock and Warrants, a selling shareholder may not exercise the notes and/or exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such conversion and/or exercise. The number of shares in the second column does not reflect this limitation.

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Shares of Common Stock Beneficially Owned after the Offering

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares Owned After the Offering	Percentage of Class
Arena Special Opportunities Partner I, LP (1)(2)	263,141,322	263,141,322	-	-
Arena Special Opportunities Fund, LP (1)(3)	127,856,185	127,856,185	-	-

* Less than 1%

(1)	Consists of shares of Preferred Stock, Notes and Warrants held by Arena Special Opportunities Fund, LP (“Opportunities Fund”) and Arena Special Opportunities Partners I, LP (“Partners Fund” and together with the Opportunities Fund, the “Arena Funds”), respectively. Arena Investors, LP is the investment adviser of, and may be deemed to beneficially own securities owned by the Arena Entities (the “Investment Advisor”). Arena Special Opportunities Fund (Onshore) GP, LLC is the general partner of, and may be deemed to beneficially own securities owned by, Opportunities Fund. Arena Special Opportunities Partners (Onshore) GP, LLC is the general partner of, and may be deemed to beneficially own securities owned by, Partners Fund. Arena Investors GP, LLC is the general partner of, and may be deemed to beneficially own securities owned by the Investment Advisor. By virtue of his position as the chief executive officer of the general partner of the holder and the Investment Manager, Daniel Zwirn may be deemed to beneficially own securities owned by this selling shareholder. Each of Mr. Zwirn, the Investment Advisor and the managing member share voting and disposal power over the shares held by the entity described above. Each of the persons set forth above other than applicable entity holding such shares disclaims beneficial ownership of the shares beneficially owned by such entity and this disclosure shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities. The address for the entities set forth above is 405 Lexington Avenue, 59th Floor, New York, New York 10174.
(2)	Includes (a) 66,938,091 shares of common stock issuable upon conversion of the Notes, (b)129,265,140 shares of common stock and (c) 66,938,091 shares of common stock issuable upon exercise of the Warrants.
(3)	Includes (a) 32,524,154 shares of common stock issuable upon conversion of the Notes, (b) 62,807,877 shares of common stock and (c) 32,524,154 shares of common stock issuable upon exercise of the Warrants.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be sold at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

DESCRIPTION OF SECURITIES

The following description of our capital stock, together with any additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of our capital stock. For the complete terms of our capital stock, please refer to our certificate of incorporation bylaws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The terms of these securities may also be affected by Section 78 of the Nevada Revised Statutes (the “NRS”). The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our certificate of incorporation and bylaws.

General

As of the date of this prospectus, our authorized capital stock consists of 6,000,000,000 shares of common stock, par value $0.001 per share, and 70,000,000 shares of preferred stock, par value $0.001 per share. As of September 27, 2021, there were 1,563,990,027 shares of our common stock, 230,000 shares of Series D Preferred Stock, and 1,152,500 shares of Series E-1 Preferred Stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the Board out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the liquidation preferences of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock currently outstanding or that we may designate and issue in the future.

Preferred Stock

Series A Convertible Preferred Stock

On July 17, 2020, 92,999 Series A 3% Convertible Preferred Stock were issued pursuant to the License Agreement at a value of $343,094 The acquisition cost was derived using the current market price of $0.04 x 95% of the number of the issued and outstanding shares of the Company at the time (18,057,565) x 50% of the value. There are 100,000 designated and authorized Series A 3% convertible preferred stock with a 9.99% conversion cap and anti-dilution rights for 24 months from time of issuance. Holders of Series A 3% Preferred Stock shall be entitled to receive, when and as declared, dividends equal to 3% per annum on the stated value, payable in additional shares of Series A Preferred Stock. Holders of Series A 3% Convertible Preferred Stock have the right to vote on any matter that may be submitted to the Company’s shareholders for vote, on an as converted basis, either by written consent or by proxy. Each share of Series A 3% Convertible Preferred Stock may be convertible into 3420 shares of Common Stock, or as adjusted to equal the conversion ratio multiplied by a fraction, the numerator of which shall be the number of shares outstanding on a fully diluted basis after the issuance of the dilution shares, and the denominator shall be 360,000,000.

On February 16, 2021, the Company cancelled all the Preferred Series A shares. In exchange, the holders of Series A Preferred shares received option agreements to purchase shares of the wholly owned subsidiary, CZJ License, Inc. at $10 per share for up to 300,000 shares. The option agreements are exercisable for a period of one year. As at March 31, 2021, there were 0 Series A Preferred shares outstanding.

Series B Super Voting Preferred Stock

There are 100 designated and authorized Series B Super Voting Preferred Stock. Holders with Series B Super Voting Preferred Stock have the right to vote on all shareholder matters equal to 51% of the total vote of common stockholders. The Series B Super Voting Preferred Stockholder is entitled to 51% voting rights no matter how many shares of common stock or other voting stock of the Company are issued or outstanding in the future, such that the holder of Series B Super Voting Preferred Stock shall always have majority control of the Company.

On July 17, 2020, 100 Series B Super Voting Preferred Stock were issued pursuant to the License Agreement. The Series B Super Voting Preferred Stock was valued at par at $Nil. Although the Series B Super Voting Preferred Stock is entitled to 51% voting rights as described above, the stock has no dividend rate nor a conversion feature. Furthermore, the shares were not issued to the investors but rather were granted to new unrelated management. On February 17, 2021, the 100 Series B Super Voting Preferred Stock were transferred from Jeff Canouse, former director and CEO, to Philip Falcone, director and CEO of the Company.

Series C 2% Convertible Preferred Stock

There are 10,000 designated and authorized Series C 2% convertible preferred stock with a 9.99% conversion cap. Holders of Series C 2% Preferred Stock shall be entitled to receive, when and as declared, dividends equal to 2% per annum on the stated value, payable in additional shares of Series C Preferred Stock. So long as any shares of Series C Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of 80% of the shares of Series C Preferred Stock then outstanding, redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities nor shall the Company directly or indirectly pay or declare or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption of any Junior Securities. Each holder of the Series C Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, on an as converted basis, either by written consent or by proxy. Each share of Series C 2% Convertible Preferred Stock may be convertible into 100 shares of Common Stock. As at March 31, 2021, no Series C Convertible Preferred shares were issued or outstanding.

Series D Convertible Preferred Stock

There are 230,000 designated and authorized Series D convertible preferred stock with a 4.99% conversion cap which may be increased to a maximum of 9.99% by holder by written notice to the Company. There is a stated value of $3.32 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the date which the Series D are issued. Series D are ranked as a Senior Preferred Stock and have no voting rights. Each share of Series D Preferred Stock may be converted to 1,000 common shares. On February 16, 2021, all outstanding debts including note payables, convertible notes payable, discounts, accrued interests and thereof totaling $688,214, were settled for the Company’s Series D convertible Preferred stock. At June 30, 2021, 230,000 Series D Preferred Shares were issued but not converted.

Series E Convertible Preferred Stock

There are 1,000 designated and authorized Series E convertible preferred stock. There is a stated value of $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the date which the Series E are issued. Series E are ranked as a Senior Preferred Stock. It has voting rights equal to the number of shares of common stock into which the Series E would be convertible on the record date for the vote or consent of stockholders and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. It has votes equal to the number of shares of common stock into which the Series E would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. To the extent that Series E votes separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of a majority of the shares of the outstanding Series E, shall constitute the approval of such action by both the class or the series as applicable. To the extent that Series E are entitled to vote on matters with holders of shares of Common Stock, voting together as one class, each share of Series E shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible using the record date as of which the Conversion Rate is calculated. Holders of Series E shall be entitled to written notice of all stockholder meetings or written consents with respect to which they would be entitled by Vote. As long as any shares of Series E are outstanding, the Company shall not, without the affirmative vote of the Holders of all the then outstanding shares of Series F, (a) alter or change adversely the powers, preferences or rights given to the Series E or alter or amend the Certificate of Designations, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holder, or (c) enter into any agreement with respect to any of the foregoing.

On September 16, 2021, the conversion rate for each share of Series E Preferred Stock was amended to equal (i)(a) 56.60% multiplied by, (b) the Fully-Diluted shares as of the Approval Date, divided by (ii) the total number of shares of Series E, (iii) rounded to the nearest thousandths place. The total number of Fully-Diluted Shares shall be set as of, and shall not change after the Approval Date. Based on the current fully-diluted shares outstanding, this equates to 2,243,888,889 common shares. The Fully-Diluted means the aggregate of (A) the total number of shares of Common Stock outstanding as of such date, (B) the number of shares of Common Stock (including all such Common Stock equivalents) into which all Convertible Securities outstanding as of such date could be converted or exercised, and (C) the number of shares of Common Stock (including all such Common Stock equivalents) issuable upon exercise of all Options outstanding as of such date of exercise, divided by 0.4340.

On February 16, 2021, the Company entered into a Share Exchange Agreement with Sovryn Holdings Inc. (See Note 5). The Company issued 1,000 Series E convertible preferred shares to the shareholders of Sovryn Holdings Inc. valued at $4,225,062 (23,472,565 x $0.20 x 90%). The valuation was based on the market value of the shares of the Company at the date of the transaction.

As at June 30, 2021, 1,000 Series E Preferred Shares were issued but not converted.

On September 16, 2021, the Convertible Preferred Series E Holders entered into an Exchange Agreement whereby the aggregate 1,000 Series E preferred shares were exchanged to 1,152,500 Convertible Series E-1 preferred shares and 1,091,388,889 shares of common stock.

Series E-1 Convertible Preferred Stock, par value $0.001 with a stated value of $0.87 per share

There are 1,152,500 designated and authorized Series E-1 convertible preferred stock. There is a stated value of $0.87 per share. Series E-1 are ranked just above the Junior Stock, behind the Senior Preferred Stock. It has votes equal to the number of shares of common stock into which the which the Series E-1 would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. It has votes equal to the number of shares of common stock into which the Series E-1 would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. To the extent that Series E-1 votes separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of a majority of the shares of the outstanding Series E-1, shall constitute the approval of such action by both the class or the series as applicable. To the extent that Series E-1 are entitled to vote on matters with holders of shares of Common Stock, voting together as one class, each share of Series E-1 shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible using the record date as of which the Conversion Rate is calculated. Holders of Series E-1 shall be entitled to written notice of all stockholder meetings or written consents with respect to which they would be entitled by Vote. As long as any shares of Series E-1 are outstanding, the Company shall not, without the affirmative vote of the Holders of all the then outstanding shares of Series E-1, (a) alter or change adversely the powers, preferences or rights given to the Series E-1 or alter or amend the Certificate of Designations, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holder, or (c) enter into any agreement with respect to any of the foregoing.

Each share of Series E-1 Preferred Stock may be converted to 1,000 common shares.

Series F Convertible Preferred Stock, par value $0.001 with a stated value of $1 per share

There are 1,000 designated and authorized Series F convertible preferred stock. There is a stated value of $1 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the date which the Series F are issued. Series F are ranked as a Senior Preferred Stock. It has voting rights equal to the number of shares of common stock into which the Series F would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. It has votes equal to the number of shares of common stock into which the Series F would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. To the extent that Series F votes separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of a majority of the shares of the outstanding Series F, shall constitute the approval of such action by both the class or the series as applicable. To the extent that Series F are entitled to vote on matters with holders of shares of Common Stock, voting together as one class, each share of Series F shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible using the record date as of which the Conversion Rate is calculated. Holders of Series F shall be entitled to written notice of all stockholder meetings or written consents with respect to which they would be entitled by Vote. As long as any shares of Series F are outstanding, the Company shall not, without the affirmative vote of the Holders of all the then outstanding shares of Series F, (a) alter or change adversely the powers, preferences or rights given to the Series F or alter or amend the Certificate of Designations, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holder, or (c) enter into any agreement with respect to any of the foregoing.

On September 16, 2021, the conversion rate for each share of Series F Preferred Stock was amended to equal (i)(a) 4.84% multiplied by, (b) the Fully-Diluted shares as of the Approval Date, divided by (ii) the total number of shares of Series F, (iii) rounded to the nearest thousandths place. The total number of Fully-Diluted Shares shall be set as of, and shall not change after the Approval Date. Based on the full-diluted shares outstanding, this equates to 192,073,017 shares of common stock on the Approval Date. The Fully-Diluted means the aggregate of (A) the total number of shares of Common Stock outstanding as of such date, (B) the number of shares of Common Stock (including all such Common Stock equivalents) into which all Convertible Securities outstanding as of such date could be converted or exercised, and (C) the number of shares of Common Stock (including all such Common Stock equivalents) issuable upon exercise of all Options outstanding as of such date of exercise, divided by 0.9516.

The Series F Preferred Stock converted into 192,073,017 shares of common stock upon the increase of our authorized shares of capital stock which occurred on September 16, 2021.

Series G Convertible Preferred Stock, par value $0.001 with a stated value of $1,000 per share

On August 20, 2021, the Series G Convertible Preferred Stock was amended. There are now 4600 designated and authorized Series E convertible preferred stock with a 4.99% conversion cap which may be increased to a maximum of 9.9% by holder by written notice to the Company. There is a stated value of $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the date which the Series G are issued. Series G are ranked as a Junior Preferred Stock. It has voting rights equal to the number of shares of common stock into which the Series G would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. To the extent that Series G votes separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of a majority of the shares of the outstanding Series G, shall constitute the approval of such action by both the class or the series as applicable. To the extent that Series G are entitled to vote on matters with holders of shares of Common Stock, voting together as one class, each share of Series G shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible using the record date as of which the Conversion Rate is calculated. Holders of Series G shall be entitled to written notice of all stockholder meetings or written consents with respect to which they would be entitled by Vote. As long as any shares of Series G are outstanding, the Company shall not, without the affirmative vote of the Holders of all the then outstanding shares of Series G, (a) alter or change adversely the powers, preferences or rights given to the Series G or alter or amend the Certificate of Designations, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holder, or (c) enter into any agreement with respect to any of the foregoing.

On September 16, 2021, the conversion rate for each share of Series G Preferred Stock was amended to equal (i)(a) 6.45% multiplied by, (b) the Fully-Diluted shares as of the Approval Date, divided by (ii) the total number of shares of Series G, (iii) rounded to the nearest thousandths place. The total number of Fully-Diluted Shares shall be set as of, and shall not change after the Approval Date. Based on the current fully-diluted shares outstanding, this equates to 255,555,556 shares of common stock on the Approval Date. The Fully-Diluted means the aggregate of (A) the total number of shares of Common Stock outstanding as of such date, (B) the number of shares of Common Stock (including all such Common Stock equivalents) into which all Convertible Securities outstanding as of such date could be converted or exercised, and (C) the number of shares of Common Stock (including all such Common Stock equivalents) issuable upon exercise of all Options outstanding as of such date of exercise, divided by 0.9355.

As at June 30, 2021, no Series G Preferred Shares were issued or outstanding. The Company received $4,173,000 in subscriptions. Subsequent to June 30, 2021, the Company received a further $427,000. The Series G Preferred Stock converted into 255,555,556 shares of common stock upon the increase of our authorized shares of capital stock which occurred on September 16, 2021.

Anti-Takeover Effects of Certain Provisions of our Articles of Incorporation, Bylaws and the NRS

Certain provisions of our Articles of Incorporation and Bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, the Certificate of Incorporation and Bylaws and Nevada law, as applicable, among other things:

●	provide the board of directors with the ability to alter the bylaws without stockholder approval;

●	place limitations on the removal of directors; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with its board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

Transfer Agent and Registrar

Our transfer agent and registrar for our capital stock is Pacific Stock Transfer Company, whose address is 6725 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last two fiscal years, there have been no transactions, or proposed transactions, in which our company was or is to be a participant where the amount involved exceeds the lesser of $120,000 or one percent of the average of our company’s total assets at year-end and in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

EXPERTS

The financial statements of the Company at December 31, 2020 and 2019, and for each of the two years in the period ending December 31, 2020, appearing in this prospectus have been audited by K. R. Margetson Ltd, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You are able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, and the website of the Securities and Exchange Commission referred to above.

F-1

MADISON TECHNOLOGIES INC.

INTERIM CONSOLIDATED Balance Sheets

(UNAUDITED)

	June 30, 2021	December 31, 2020
ASSETS

CURRENT ASSETS
Cash	$5,640,797	$9,491
Accounts receivables	80,766
Prepaid expenses and Deposits	45,653	67,718
Due from related party – Note 15	85,388	-
	5,852,604	77,209
Intangible Assets – Note 3	9,089,113	433,407
Equipment, net – Note 5	674,043	-
Inventory – Note 6	146,324	-
Investments – Note 7, Note 12	372,500	-
Operating lease right-of-use assets, net – Note 8	695,858	-
Goodwill – Note 4	6,504,326	-
Total Assets	$23,334,768	$510,616

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued charges – Note 9	$530,002	$61,779
Customer Deposits	78,812	-
License fee payable – Note 10	33,500	33,500
Current portion of lease liabilities – Note 8	81,947	-
Demand notes and accrued interest payable – Note 13	-	20,486
Convertible notes payable – Note 14	-	494,992
Interest payable on convertible notes – Note 15	453,750	-
	1,178,011	610,757
Long term portion of lease liability obligations – Note 8	623,858	-
Long term convertible notes – Note 15	15,151,122	57,759

Total liabilities	16,952,991	668,516

STOCKHOLDERS’ EQUITY (DEFICIIT)
Capital Stock: (Note 17 and 18)
Preferred Shares – 50,000,000 shares authorized, $0.001 par value
Preferred Shares - Series A, $0.001 par value; 3%, stated value $100 per share 100,000 shares designated, Nil shares issued and outstanding	$-	$93
Preferred Shares - Series B, $0.001 par value; Super Voting 100 shares designated, 100 shares issued and outstanding	-	-
Preferred Shares - Series C, $0.001 par value; 2%, stated value $100 per share 10,000 shares designated, none issued	-	-
Preferred Shares - Series D, $0.001 par value; convertible, stated value $3.32 per share, 230,000 shares designated, 230,000 shares issued and outstanding	230	-
Preferred Shares - Series E, $0.001 par value; convertible, stated value $1,000 per share, 1,000 shares designated, 1,000 shares issued and outstanding	1	-
Preferred Shares - Series F, $0.001 par value; convertible, stated value $1 per share, 1,000 shares designated, 1,000 shares issued and outstanding	1	-
Preferred Shares - Series G, $0.001 par value; convertible, stated value $1,000 per share, 3,000 shares designated, none issued	-	-
Common Shares - $0.001 par value; 500,000,000 shares authorized 24,972,565 shares issued and outstanding (Dec 31, 2020 - 23,472,565 shares)	24,972	23,472
Additional Paid in Capital:
Preferred shares Series A	-	343,001
Preferred shares Series D	667,984	-
Preferred shares Series E	4,225,061	-
Common Shares	1,331,570	959,976
Shares subscribed	4,173,000	-
Accumulated deficit	(4,041,042)	(1,484,442)
Total stockholders’ equity (deficit)	6,381,777	(157,900)
Total liabilities and stockholders’ equity (deficit)	$23,334,768	$510,616

See Accompanying Notes to the Financial Statements.

F-2

MADISON TECHNOLOGIES INC.

INTERIM CONSOLIDATED STATEMENTS of Operations

(UNAUDITED)

	For the three	For the three	For the six.	For the six
	Months Ended	Months Ended	Months Ended	Months Ended
	Jun 30, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020

Revenues
Sales	$296,025	$199	$296,025	$954
Cost of sales	-	(113)	-	(732)

Gross Margin	296,025	86	296,025	222

Operating Expenses
Amortization	179,789	-	215,073	-
Amortized right of use assets	19,370	-	19,370	-
Consulting fees	216,750	-	279,500	-
General and administrative	146,970	7,863	159,903	11,869
Lender fees	285,583	-	285,583	-
Management fees	182,077	-	206,077	-
Marketing and product development	109,289	-	178,535	-
Professional fees	264,938	1,829	523,719	3,469
Royalties	34,210	-	68,045	-

Total operating expenses	1,438,976	9,692	1,935,805	15,338

Loss before other expense	(1,142,951)	(9,606)	(1,639,780)	(15,116)

Other Items
Amortized interest	(103,122)	-	(236,322)	-
Interest	(453,750)	(1,561)	(680,498)	(3,073)

Net loss and comprehensive loss	$(1,699,823)	$(11,167)	$(2,556,600)	$(18,189)

Net loss per share-Basic and diluted	$(0.072)	$(0.001)	$(0.106)	$(0.001)

Average number of shares of common stock outstanding	23,748,881	18,757,565	24,168,698	18,757,565

See Accompanying Notes to the Financial Statements.

F-3

MADISON TECHNOLOGIES INC.

INTERIM CONSOLIDATED Statements of stockholders’ EQUITY (DEFICIT)

(UNAUDITED)

	Number of Shares
	Preferred	Preferred	Preferred	Preferred	Preferred
	Series A	Series B	Series D	Series E	Series F	Common
Balance, December 31, 2020	92,999	100	-	-	-	23,472,565
Cancellation of Preferred Series A	(92,999)	-	-	-	-	-
Conversion of debt to Preferred Series D	-	-	230,000	-	-	-
Shares issued for assets – Series E	-	-	-	1,000	-	-
Shares issued for convertible note – Series F	-	-	-	-	1,000	-
Shares issued for voting control – Series B	-	-	-	-	-	1,500,000
Shares subscriptions received – Series G	-	-	-	-	-	-
Net loss for the period	-	-	-	-	-	-
Balance, June 30, 2021	-	100	230,000	1,000	1,000	24,972,565

	Amount
	Pref	Pref	Pref	Pref	Pref
	Series A	Series B	Series D	Series E	Series F	Common
Balance, December 31, 2020	$93	$-	$-	$-	$-	$23,472
Cancellation of Preferred Series A	(93)	-	-	-	-	-
Conversion of debt to Preferred Series D	-	-	230	-	-	-
Shares issued for acquisition of assets – Series E	-	-	-	1	-	-
Shares issued for convertible notes – Series F	-	-	-	-	1	-
Equity portion on convertible debt issued	-	-	-	-	-	-
Shares issued for voting control – Series B	-	-	-	-	-	1,500
Share subscriptions received – Series G	-	-	-	-	-	-
Net loss for the period	-	-	-	-	-	-
Balance, June 30, 2021	$-	$-	$230	$1	$1	$24,972

F-4

	Additional Paid In Capital
	Pref	Pref	Pref	Pref	Pref		Shares	Accumulated
	Series A	Series B	Series D	Series E	Series F	Common	Subscribed	Deficit	Total
Balance, December 31, 2020	$343,001	$-	$-	$-	$-	$959,976	$-	$(1,484,442)	$(157,900)
Cancellation of Preferred Series A	(343,001)	-	-	-	-	343,094	-	-	-
Conversion of debt to Preferred Series D	-	-	667,984	-	-	-	-	-	668,214
Shares issued for assets – Series E	-	-	-	4,225,061	-	-	-	-	4,225,062
Shares issued for convertible notes – Series F	-	-	-	-	-	-	-	-	1
Equity portion on convertible debt issued	-	-	-	-	-	30,000	-	-	30,000
Shares issued for voting control – Series B	-	-	-	-	-	(1,500)	-	-	-
Share subscriptions received – Series G	-	-	-	-	-	-	4,173,000	-	4,173,000
Net loss for the period	-	-	-	-	-	-	-	(2,556,600)	(2,556,600)
Balance, June 30, 2021	$-	$-	$667,984	$4,225,061	$-	$1,331,570	$4,173,000	$(4,041,042)	$6,381,777

			Additional
	Common		Paid In	Shares	Accumulated
	Shares	Amount	Capital	Subscribed	Deficit	Total

Balance, December 31, 2019	18,057,565	$18,057	$197,845	$-	$(574,279)	$(358,377)
Net loss for the period	-	-	-	-	(18,189)	(18,189)

Balance, June 30, 2020	18,057,565	$18,057	$197,845	$-	$(592,468)	$(376,566)

See Accompanying Notes to the Financial Statements

F-5

MADISON TECHNOLOGIES INC.

interim consolidated Statements of cash flows

(Unaudited)

	For the six	For the six
	Months Ended	Months Ended
	June 30, 2021	June 30, 2020

Cash flows from operating activities:
Net loss for the period	$(2,556,600)	$(18,189)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization	234,443	-
Amortized interest	236,322	-
Interest on lease	16,953	-
Accrued interest on notes payable	463,706	3,073
Foreign exchange on notes payable	(179)	(1,655)
Changes in non-cash working capital items:
Accounts receivables	(80,666)	-
Prepaid expenses	22,065	(18,822)
Due from related party	(85,388)	-
Accounts payable and accrued charges	468,223	1,742
Customer deposits	78,812	-
Lease payments	(26,376)	-
Net cash used in operating activities	(1,228,685)	(33,851)

Cash flows from investing activities:
Inventory	(146,324)	-
Intangible assets	(8,859,951)	-
Equipment	(684,871)	-
Deposits on Investments	(372,500)	-
Goodwill	(2,279,364)	-
	(12,343,010)	-

Cash flows from financing activities:
Proceeds from convertible notes issued	15,030,000	-
Shares subscriptions received but not issued	4,173,000	-
Shares for Debts - Series F	1	-
Proceeds from notes payable	-	37,500
Net cash provided by financing activities	19,203,001	37,500

Net increase in cash	5,631,306	3,649
Cash, beginning of year	9,491	1,366
Cash, end of year	$5,640,797	$5,015

Note 22 Additional cash flow information

SUPPLEMENTAL DISCLOSURE

Interest paid	$216,792	$-
Taxes paid	$-	$-

See Accompanying Notes to the Financial Statements

F-6

MADISON TECHNOLOGIES INC.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

June 30, 2021

Note 1 Nature and Continuance of Operations

The Company was incorporated on June 15, 1998 in the State of Nevada, USA and the Company’s common shares are publicly traded on the OTC Markets OTCQB.

Up until fiscal 2014, the Company (“Madison”) was in the business of mineral exploration. On May 28, 2014, the Company formalized an agreement whereby it purchased assets associated with a smokeless cannabis delivery system. The Company planned to develop this system for commercial purposes. On December 14, 2014, this asset purchase agreement was terminated.

On September 16, 2016, the Company entered into an exclusive distribution product license agreement with Tuffy Packs, LLC to distribute products into the United Kingdom and 43 other essentially European countries. The Company sold ballistic panels which are personal body armors, that conform to the National Institute of Justice (NIJ) Level IIIA threat requirements. The Company’s plan of operations and sales strategy included online and social media marketing, as well as attending various tradeshows and conferences. As the Company failed to make specified payments as required, the agreement was amended to a non-exclusive basis. The Company has closed this business.

On July 17, 2020, the Company entered into an acquisition agreement to acquire the Casa Zeta-Jones Brand License Agreement from Luxurie Legs, LLC of Delaware (“Luxurie”). Luxurie transferred all its rights, title and interest in the License Agreement to the Company in exchange for the Company’s newly issued preferred convertible Series A stock. Upon conversion, the stock could control up to 95% of the outstanding common shares. The agreement also required voting control, represented by newly issued shares of super voting preferred Series B stock.

On September 28, 2020, the Company entered into a share exchange agreement to acquire 51% interest of Posto Del Sole Inc., a jewelry designer company to further develop the Company’s existing brands and create new designer labels. The title and rights will be transferred when all the terms and conditions in the Securities Exchange Agreement are met. At December 31, 2020, the share exchange had not closed and advances made to Posto Del Sole Inc. were expensed. The Company has rescinded the agreement.

On February 16, 2021, the Company entered into a share exchange agreement to acquire 100% interest of Sovryn Holdings Inc. by issuing 1,000 Preferred Series E shares, making Sovryn Holdings Inc. a wholly owned subsidiary of the Company. At the same time, the Company settled all debts including loans, convertible notes and accrued interest by issuing 230,000 Preferred Series D shares.

During the quarter ended March 31, 2021, the Company incorporated CZJ License, Inc. in the State of Nevada, and transferred all the Casa Zeta-Jones Brand License and operations into the subsidiary. The Preferred Series A shares were cancelled. Holders of Preferred Series A received option agreements to purchase shares of CZJ License, Inc. at $10 per share to a maximum of 300,000 shares. The option agreements are exercisable for a period of one year.

During the quarter ended June 30, 2021, the shareholders of the Company approved to amend the Articles of Incorporation to change its name from Madison Technologies, Inc. to Go.TV, Inc. At the same time, to also amend and restate the Company’s Articles of Incorporation to increase the Company’s authorized common stock from 500,000,000 shares to 6,000,000,000 shares. At the date of this report, the name change and amendment to increase the authorized capital of the Company is pending on regulatory approval.

These condensed consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States or “US GAAP” applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next twelve months. Realization values may be substantially different from carrying values as shown and these consolidated interim financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. The Company had not yet achieved profitable operations, had accumulated losses of $4,041,042 since its inception and expects to incur further losses in the development of its business, all of which casts doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The Company entered into a number of agreements that provided financing. That said, there is no assurance that the businesses being funded by this additional debt will ultimately be successful.

F-7

Note 2 Summary of Significant Accounting Policies

Basis of presentation

While the information presented is unaudited, it includes all adjustments, which are, in our opinion of management, necessary to present fairly the financial position, result of operations and cashflows for the interim period presented in accordance with accounting principles generally accepted in the United States of America. All adjustments are of a normal recurring nature. These consolidated interim financial statements should be read in conjunction with the Company’s December 31, 2020 annual financial statements. Operating results for the three months ended March 31, 2020 are not necessarily indicative of the results that can be expected for the period ended December 31, 2021.

The accompanying condensed consolidated interim financial statements include the accounts of the Company and its two wholly owned subsidiaries, CZJ License, Inc. (“CZJ”) and Sovryn Holdings, Inc. (“Sovryn”)

Use of estimates

The preparation of the consolidated interim financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Actual results could differ from those estimates.

Revenue Recognition

Revenues derived from the leasing of television station channels are recognized when services are provided. These revenues are billed in advance, arrears and/or are prepaid. The performance obligation is the monthly services rendered. At the moment, the Company has one main revenue source which is leasing of television channels. Where there is a leasing contract for channels, the Company bills monthly for its services as rendered. Where there is no contract, the revenue is recognized as provided.

Accounts Receivables

Trade accounts receivable are stated at the amount the Company expects to collect. Management considers the following factors when determining the collectability of specific customer accounts: customer credit worthiness, past transaction history, current economic industry trends and changes in customer payment terms. Past due balances over 90 days and other higher risk amounts are reviewed individually for collectability. Based on the management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. As of June 30, 2021, the Company believes there are no receivables considered uncollectible.

F-8

Operating Leases

In February 2016, the FASB issued ASU 2016-02, Leases (“Topic 842”). The new standard establishes a right-of-use model that requires a lessee to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. For leases with an initial term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the term of the lease. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition. Similarly, lessors will be required to classify leases as sales-type, finance or operating, with classification affecting the pattern of income recognition. Classification for both lessees and lessors will be based on an assessment of whether risks and rewards as well as substantive control have been transferred through a lease contract. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. The Company adopted the new standard April 19, 2021. The Company has elected not to recognize lease assets and lease liabilities for leases with an initial term of 12 months or less.

Segment Reporting

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance of its corporation wide basis in comparison to its various businesses. The Company has three reportable segments. The business of CZJ, Sovryn and Madison Technologies Inc. The segments are determined based on several factors including the nature of products and services, nature of production processes and delivery channels, and rental of television stations. The operating segment’s performance is evaluated based on its segment income. Segment income is defined as the net sales less cost of sales, general and administrative expenses and does not include amortization of any sorts, stock-based compensation or any other charges (income), and interest. As at June 30, 2021, the Company reported revenues for its rental of radio stations.

For the six
months ended
Jun 30, 2021
Net Sales
Madison Technologies Inc.	$-
Sovryn Holdings Inc.	296,025
CZJ License Inc.	-
Total Sales	$296,025

Total Assets
Madison Technologies Inc.	$9,373,786
Sovryn Holdings Inc.	13,451,820
CZJ License Inc.	509,162
Total Assets	$23,334,768

Change in significant accounting policies

There has been no change in the accounting policies from those disclosed in the notes to the audited financial statements for the year ended December 31, 2020 except the ones disclosed here.

Recently Issued Accounting Pronouncements

The Company adopts new pronouncements relating to generally accepted accounting principles applicable to the Company as they are issued, which may be in advance of their effective date. On August 5, 2020, the FASB issued a new standard (ASU 2020-06) to reduce the complexity of accounting for convertible debt. The standard is effective for Smaller Reporting Companies for fiscal years beginning after December 15, 2023. Management is reviewing this standard as it believes this may impact on its financial reporting Management does not believe that other any pronouncement not yet effective but recently issued would, if adopted, have a material effect on the accompanying financial statements.

F-9

Note 3 Intangible Assets

The Company has several classes of intangible assets. Except for Federal Communication Commission Licenses (“FCC”), the following intangible assets have finite useful lives and are amortized on a straight-line basis over their useful lives. Amortization starts when the asset is available for use. FCC licenses are considered indefinite-lived intangible assets which are not amortized but instead are tested at least annually for impairment.

	June 30, 2021			December 31, 2020
	Cost	Depreciation	Net	Cost	Depreciation	Net
Tuffy Packs, LLC License	$50,000	$50,000	$-	$50,000	$50,000	$-
Website for Casa-Zeta Jones Brand	10,000	-	10,000	10,000	-	10,000
Domain Name – Go.TV	100,000	-	100,000	-	-	-
Customer lists	1,360,250	133,677	1,226,573	-	-	-
Casa Zeta-Jones Brand License	488,094	135,255	352,839	488,094	64,687	423,407
Licenses	7,399,701	-	7,399,701	-	-	-

	$9,408,045	$318,932	$9,089,113	$548,094	$114,687	$433,407

Note 4 Goodwill

Goodwill has been recorded on investment purchases where the value of the investment is greater than the identifiable net assets purchased. The amount is not amortized but rather is tested for impairment at least annually. Goodwill was recorded on the following investments:

Purchase of 100% of the common shares of Sovryn Holdings, Inc.	$4,224,962
KNLA- KNET acquisition	1,570,734
KVVV acquisition	708,630
Total	$6,504,326

Note 5 Equipment

Equipment are amortized over their useful lives.

		Cost	Depreciation	Net
Transmitter	10 years	$376,815	$6,530	$370,285
Antenna	10 years	$103,275	$1,575	$101,700
Tech Equip	5 years	$204,782	$2,724	$202,058
		$684,872	$10,829	$674,043

Note 6 Inventory

Inventory consists of deposits for tooling, product tubes and bottles for the CZJ product lines. Inventories are stated at the lower of cost or net realizable value. As at June 30, 2021, inventory was $146,324.

F-10

Note 7 Investments

Investments consists of deposits for the acquisitions of various television stations for which Sovryn has entered into and have not closed. As at June 30, 2021, the Company escrowed a total of $372,500. As described in Note 11 Asset Purchase, $285,000 was escrowed for the W27EB Acquisition and $87,500 in the KYMU Acquisition.

Note 8 Right of Use Assets

Sovryn has four (4) operating leases ranging from a period of 34 months to a period of 220.5 months. The annual interest rate used was 15%. As at June 30, 2021, the remaining right of use assets are as follows:

			Accumulated
		Amount	Amortization	Net
Tower lease - 1	54.5 mths	$266,442	$12,222	$254,220
Tower lease - 2	34 mths	113,063	3,326	109,737
Generator lease	54.5 mths	55,639	2,552	53,087
Studio lease	220.5 mths	280,084	1,270	278,814
		$715,228	$19,370	$695,858

The remaining lease liability at June 30, 2021 was $705,805. The current portion of the lease liability was $81,947 and the non-current portion of the lease liability was $623,858.

2022	$182,421
2023	188,098
2024	180,708
2025	150,839
2026	83,061
Remaining	653,725
Lease obligations, net	1,438,852
Amt representing interest	733,047
705,805
Less current portion	81,947
Non-current lease obligation	$623,858

Note 9 Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities as of June 30, 2021 are summarized below:

	Jun 30, 2021	Dec 31, 2020
Audit fees	$5,800	$25,800
Accounting fees	6,000	8,100
Legal fees	192,843	25,118
Office expenses	49,775	335
Consulting fees	50,000	-
Lender’s fees	225,583	-
Management fees	-	3,000

Total	$530,001	$62,353

F-11

Note 10 License Agreements

A	The Company entered into an exclusive product license agreement on September 16, 2016 with Tuffy Packs, LLC, a Texas corporation, to sell Ballistic Panels in certain countries, essentially in Europe. The license was for a period of two years and may be renewed for successive terms of two years each. The payment terms for the license was as follows:

1.	$10,000 payable within seven days after the effective date;
2.	An additional $15,000 payable within 30 days after the effective date; and
3.	A final payment of $25,000 payable within 90 days of the effective date.

At December 31, 2018, the Company had paid $16,500 to the Licensor, leaving an unpaid balance of $33,500. To date, the Company has recorded a total license amortization of $50,000, which fully amortizes the license.

As a result of the failure to make payments as required under the agreement, the Company was informed on March 20, 2017, that going forward, the agreement would be on a non-exclusive basis. During the period ended March 31, 2021, the Company has terminated the business.

B.	On July 17, 2020, the Company entered into an acquisition agreement with Luxurie Legs, LLC, a Delaware corporation, to acquire the Casa Zeta-Jones Brand license agreement. The license agreement, as amended, grants the Company the worldwide rights to promote and sell certain products, and license the rights to manufacture, promote and sell such products under the brand Casa Zeta-Jones and more. The license agreement purchase included the issuance of 92,999 Series A 3% Convertible Preferred Series A shares valued at $343,094, 10,000 Preferred Series B voting shares valued at $nil, the assumption of $45,000 in debt and costs incurred of $100,000.

The values were based on the licensor obtaining 95% of the Company’s common shares, whose value was discounted by a 50% factor, given the lightly traded history in its shares.

The Company is subject to the following terms:

a.	A 3.5 year term as follows:

i.	Year 1: execution – December 31, 2021
ii.	Year 2: January 1, 2022 – December 31, 2022
iii.	Year 3: January 1, 2023 – December 31, 2023

b.	Marketing date November 2020, On Shelf Date February 15, 2021.

c.	Royalty payments with a rate of 8%, net of sales, subject to guaranteed minimums noted below.

d.	Advance prepayment of $150,000 to be applied against royalties, paid as follows:

i.	$50,000 upon signing (paid)
ii.	$50,000 on July 20, 2020 (paid)
iii.	$50,000 on September 1, 2020 (paid)

e.	Guaranteed minimum sales and guaranteed minimum royalties:

Year		Guaranteed Minimum Royalties	Guaranteed Minimum Sales

i.	7/17/20 – 12/31/21	$250,000	$3,200,000
ii.	1/1/22 – 12/31/22	$250,000	$3,200,000
iii.	1/1/23 – 12/31/23	$250,000	$3,200,000

f.	The Company to provide the Licensor with 50 gift sets of Licensed Products annually.

F-12

Note 11 Securities Exchange Agreements

Sovryn Holdings, Inc.

The Company entered into a Securities Exchange Agreement on February 16, 2021 with Sovryn, a Delaware corporation and acquire 100% of the shares of Sovryn in exchange for i) 100 shares of Series B Preferred Stock of the Company to be transferred by Jeffrey Canouse, the Company’s CEO to a designee of Sovryn and ii) 1,000 shares of Series E Convertible Preferred Stock. Upon the effectiveness of an amendment to the Company’s Articles of Incorporation to increase the Company’s authorized common stock, from par value $0.001 to par value $0.0001 per share, from 500,000,000 shares to 6,000,000,000 shares, all shares of Series E Convertible Preferred Stock issued to the shareholders shall automatically convert into approximately 2,305,000,000 shares of common stock of the Company. The Series E Convertible Preferred Stock votes on an as-converted basis with the common stock prior to their conversion. The Series E Preferred Stock shall represent approximately 59% of the fully diluted shares of common stock of the Company after the closing of the transactions contemplated by the Securities Purchase Agreement. The valuation for the Preferred Series E shares was determined to be $4,225,062 (See Note 11). The valuation recorded was based on the market value of the shares of the Company at the date the transaction was exchanged. The transaction was recorded as an asset purchase and the Company recorded goodwill of $4,224,962 which was based on the market value of the shares the Company exchanged at the date of the transaction. The Preferred Series E shares have not been converted to common stock shares as of the date of this report.

Posto Del Sole, Inc.

The Company entered into a Securities Exchange Agreement on September 25, 2020 with Posto Del Sole Inc. (“PDS”) a New York corporation, to acquire 51% of the shares of PDS and in return, the Company will issue 10,000 Preferred Series C shares. (See Note 11). As part of the agreement, the Company is to provide monthly investments to a total aggregate of $1,000,000 during the twelve-month period following the closing. PDS had 60 days from closing to provide the necessary financial statements and notes in order to satisfy regulatory requirements and disclosures. As at December 31, 2020 PDS had not provided any such information, the Securities Exchange Agreement had not closed and as a result, the Company wrote off advances of $165,000 that were made to PDS in anticipation of closing. The Company has rescinded the agreement and has no plans to move forward with the acquisition.

Note 12 Asset Purchase

KNLA-KNET Acquisition

On February 17, 2021, Sovryn entered into an asset purchase agreement (the “Asset Purchase Agreement”) with NRJ TV III CA OPCO, LLC, a Delaware limited liability company (“OpCo”) and NRJ TV III CA License Co., LLC, a Delaware limited liability company (together with OpCo, “Sellers”). Upon the terms and subject to the satisfaction of the conditions described in the Asset Purchase Agreement, Sovryn will acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the KNET-CD and KNLA-CD Class A television stations owned by the Sellers (the “Acquired Stations”), certain tangible personal property, real property, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Acquired Stations (the “Asset Sale Transaction”). As consideration for the Asset Sale Transaction, Sovryn has agreed to pay the Sellers $10,000,000, $2,000,000 of which was paid to Sellers upon execution of the Asset Purchase Agreement, as follows: (i) an escrow deposit of $1,000,000 to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Sellers (the “Escrow Fee”) and (ii) a non-refundable option fee of $1,000,000 (the “Option Fee”).

The closing of the Asset Sale Transaction (the “Closing”) was subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Acquired Stations, from Sellers to Sovryn (the “FCC Consent”). The Closing shall occur no more than five (5) business days following the later of (i) the date on which the FCC Consent has been granted and (ii) the other conditions to the Closing set forth in the Asset Purchase Agreement. The asset purchase was consummated on April 19, 2021.

F-13

KVVV Acquisition

On March 14, 2021 Sovryn entered into an asset purchase agreement (the “KVVV Asset Purchase Agreement”) with Abraham Telecasting Company, LLC, a Texas limited liability company (the “Houston Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KVVV Asset Purchase Agreement, Sovryn agreed to acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the KVVV-LD low power television station owned by the Houston Seller (the “Houston Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Houston Acquired Station (the “KVVV Asset Sale Transaction”). As consideration for the KVVV Asset Sale Transaction, Sovryn has agreed to pay the Houston Seller $1,500,000 in cash, $87,500 of which was paid to the Houston Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Houston Seller (the “KVVV Escrow Fee”).

The closing of the KVVV Asset Sale Transaction (the “KVVV Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Houston Acquired Station, from the Houston Seller to Sovryn (the “Houston FCC Consent”). The KVVV Closing shall occur no more than ten (10) business days following the later to occur of (i) the date on which the Houston FCC Consent has been granted and (ii) the other conditions to the KVVV Closing set forth in the KVVV Asset Purchase Agreement. The closing of the KVVV Asset Sale Transaction consummated on June 1, 2021.

KMYU Acquisition

On March 29, 2021, Sovryn, entered into an asset purchase agreement (the “KYMU Asset Purchase Agreement”) with Seattle 6 Broadcasting Company, LLC, a Washington limited liability company (the “Seattle Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KYMU Asset Purchase Agreement, Sovryn agreed to acquire the licenses and FCC authorizations to the KYMU-LD low power television station owned by the Seattle Seller (the “Seattle Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Seattle Acquired Station (the “KYMU Asset Sale Transaction”). As consideration for the Seattle Asset Sale Transaction, Sovryn has agreed to pay the Seattle Seller $1,750,000, $87,500 of which was paid to the Seattle Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Seattle Seller (the “Seattle Escrow Fee”).

The closing of the KYMU Asset Sale Transaction (the “KMYU Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Seattle Acquired Station, from Seattle Seller to Sovryn (the “Seattle FCC Consent”). The Seattle Closing shall occur no more than ten (10) business days following the later to occur of (i) the date on which the Seattle FCC Consent has been granted and (ii) the other conditions to the KMYU Closing set forth in the KMYU Asset Purchase Agreement. As at June 30, 2021, the transaction has not closed.

W27EB Acquisition

On June 9, 2021, Sovryn entered into an asset purchase agreement (the “W27EB Asset Purchase Agreement”) with Local Media TV Chicago, LLC, a Delaware limited liability company (the “Chicago Seller”). Upon the terms and subject to the satisfaction of the conditions described in the W27EB Asset Purchase Agreement, Sovryn agreed to acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the W27EB-LD low power television station owned by the Chicago Seller (the “Chicago Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Chicago Acquired Station (the “W27EB Asset Sale Transaction”). As consideration for the W27EB Asset Sale Transaction, Sovryn has agreed to pay the Chicago Seller $5,700,000 in cash, $285,000 of which was paid to the Chicago Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Chicago Seller (the “W27EB Escrow Fee”).

The closing of the W27EB Asset Sale Transaction (the “W27EB Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Chicago Acquired Station, from the Chicago Seller to Sovryn (the “Chicago FCC Consent”). The W27EB Closing shall occur no more than the three (3) business days following the later to occur of (i) the date on which the Chicago FCC Consent has been granted and (ii) the other conditions to the W27EB Closing set forth in the W27EB Asset Purchase Agreement. As at June 30, 2021, the transaction has not closed.

F-14

KPHE Acquisition

On July 13, 2021, Sovryn entered into an asset purchase agreement (the “KPHE Asset Purchase Agreement”) with Lotus TV of Phoenix LLC, an Arizona limited liability company (the “Phoenix Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KPHE Asset Purchase Agreement, Sovryn agreed to acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the KPHE-LD low power television station owned by the Phoenix Seller (the “Phoenix Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Phoenix Acquired Station (the “KPHE Asset Sale Transaction”). As consideration for the KPHE Asset Sale Transaction, Sovryn has agreed to pay the Phoenix Seller $2,000,000 in cash, $100,000 of which was paid to the Phoenix Seller (subsequent to the period end) and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Phoenix Seller (the “KPHE Escrow Fee”).

The closing of the KPHE Asset Sale Transaction (the “KPHE Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Phoenix Acquired Station, from the Phoenix Seller to Sovryn (the “Phoenix FCC Consent”). The KPHE Closing shall occur no more than the three (3) business days following the later to occur of (i) the date on which the Phoenix FCC Consent has been granted and (ii) the other conditions to the KPHE Closing set forth in the KPHE Asset Purchase Agreement.

KVSD Acquisition

On August 31, 2021, Sovryn entered into an asset purchase agreement (the “KVSD Asset Purchase Agreement”) with D’Amico Brothers Broadcasting Corp., a California company (the “San Diego Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KVSD Asset Purchase Agreement, Sovryn agreed to acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the KVSD-LD low power television station owned by the San Diego Seller (the “San Diego Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the San Diego Acquired Station (the “KVSD Asset Sale Transaction”). As consideration for the KVSD Asset Sale Transaction, Sovryn has agreed to pay the San Diego Seller $1,500,000 in cash, $75,000 of which was paid to the San Diego Seller (subsequent to the period end) and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the San Diego Seller (the “KVSD Escrow Fee”).

The closing of the KVSD Asset Sale Transaction (the “KVSD Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the San Diego Acquired Station, from the San Diego Seller to Sovryn (the “San Diego FCC Consent”). The KVSD Closing shall occur no more than the three (3) business days following the later to occur of (i) the date on which the San Diego FCC Consent has been granted and (ii) the other conditions to the KVSD Closing set forth in the KVSD Asset Purchase Agreement.

Note 13 Note Payable

The Company had one note payable that was accruing interest at 5% per annum. The note was unsecured and matured on June 30, 2021. On February 16, 2021, the note and accrued interest was settled with Convertible Preferred Series D shares. Each Series D Convertible Preferred Stock shall be convertible into common stock of the Company at a ratio of 1,000 shares of common stock for each share of Series D Convertible Preferred Stock held.

	February 16, 2021	December 31, 2020

Note payable bearing interest at 5%	$20,000	$20,000
Accrued interest thereon	216	486
	$20,216	$20,486

Note 14 Convertible Notes and Accrued Interest Payable

On February 16, 2021, the Company settled the following debts and interests thereof including the note payable above (Note 8), with 230,00 shares of Convertible Preferred Series D shares. Each Series D Convertible Preferred Stock shall be convertible into common stock of the Company at a ratio of 1,000 shares of common stock for each share of Series D Convertible Preferred Stock held. A summary of the convertible notes and accrued interest payable were settled as follow:

Face Value	Conversion Rate		Interest rate	Due Date	Accrued Interest	Carrying Value	Feb 15 2021 Total	Dec 31 2020 Total
$10,000		$0.005	-	-	$-	$500	$500	$500	(a)
$85,000		$0.01	-	-	-	50,800	50,800	50,800	(b)
$50,000		$0.01	10%	05/01/2022	2,500	50,000	52,500	52,500	(c)
$5,000		$0.01	10%	05/01/2022	259	5,000	5,259	5,259	(d)
$12,500		$0.01	10%	6/23/2021	457	7,500	7,957	7,957	(d)
$20,000		$0.04	-	-	-	20,000	20,000	20,000
$68,490		$0.05	-	-	-	68,490	68,490	68,490	(e)
$25,000		$0.05	12%	-	20,056	25,000	45,056	44,682	(f)
$25,000		$0.05	8%	-	32,047	25,000	57,047	56,797	(f)
$23,622		$0.05	5%	-	16,388	23,622	40,010	39,551	(f)
$684,000		$0.05	10%	Various	22,066	220,799	242,865	154,444	(g)
$75,000	$		10%	Various	1,788	55,331	57,119	51,771	(h)
					$95,561	$552,042	647,603	$552,751
	Less long-term portion							57,759
	Current portion						$647,603	$494,992

F-15

All notes are unsecured and, except where specifically noted, are due on demand. Except for notes denoted below under (e). No conversion shall result in the Holder holding in excess of 9.99% of the total issued and outstanding common stock of the Company at any time.

(a)	On October 28, 2020, $9,500 was converted into 1,900,000 common shares.
(b)	On July 23, 2020, $16,900 in debt and $950 in costs were converted into 1,785,000 common shares and on November 2, 2020, $17,300 was converted into 1,730,000 common shares.
(c)	The notes are convertible into common stock at the discretion of the Holder at the lesser of $0.01 or 50% of the lowest closing bid price for the Company’s stock during the 20 immediately preceding the date of delivery by Holder to the Company of the Conversion Notice.
(d)	The notes are convertible into common stock at the discretion of the Holder at 50% of the lowest closing bid price for the Company’s common stock during the 30 trading days immediately preceding the date of delivery by Holder to the Company of the Conversion Notice.
(e)	Included in this debt is $490 due to the former CEO. The debt was repaid via check.
(f)	On April 2, 2020, these notes terms were changed from non-convertible to convertible at $0.05 debt to 1 common share. They were also amended to include the above noted clause with respect to holding less than 9.99% of the issued and outstanding common stock. During the year ended December 31, 2020, interest accrued on this debt was $6,164 (2019 - $6,146). For comparative purposes, these amounts previously shown as debt payable as at December 31, 2019, have been reclassified as convertible debt.
(g)	Based on the intrinsic value of the beneficial conversion feature, as per FASB topic ASC 470-20 Debt with Conversion and other Options, it was determined that all of the value of the following notes that were issued should be allocated to equity and amortized to interest, based on the due date of the debt. A summary of the balances is as follows as at February 15, 2021:

Allocated to		Amortized	Accrued
Equity	Due Date	as interest	at 10%	Total
$30,000	03-31-2021	$24,293	$1,627	$25,920
100,000	07-20-2021	56,051	5,726	61,777
60,000	08-31-2021	27,406	2,860	30,266
20,000	09-30-2021	7,688	816	8,504
60,000	10-31-2021	18,715	2,022	20,737
50,000	10-31-2021	14,504	1,507	16,011
50,000	10-31-2021	14,504	1,507	16,011
10,000	11-04-2021	2,671	277	2,948
110,000	11-18-2021	25,476	2,622	28,098
55,000	11-19-2021	12,262	1,310	13,572
27,000	12-31-2021	4,292	481	4,773
27,000	12-31-2021	4,292	481	4,773
20,000	12-31-2021	2,976	318	3,294
30,000	12-31-2021	3,747	382	4,129
17,500	01-31-2022	961	65	1,026
17,500	01-31-2022	961	65	1,026
$684,000		$220,799	$22,067	$242,865

F-16

(h)	Based on the intrinsic value of the beneficial conversion feature, as per FASB topic ASC 470-20 Debt with Conversion and other Options, it was determined that a portion of the value of the following notes issued should be allocated to equity and amortized to interest, based on the due date of the debt. These notes are convertible into common stock at the discretion of the Holder at 70% of the lowest closing bid price for the Company’s common stock during the 20 trading days immediately preceding the date of delivery by Holder to the Company of the Conversion Notice. The face value of each note is $25,000 and a summary of the balances is as follows as at February 15, 2021:

Allocated to equity	Due date	Amortized as Interest	Accrued Interest at 10%	Total
$10,714	07-31-2021	$4,397	$822	$19,505
10,714	08-31-2021	3,279	610	18,175
7,468	09-30-2021	1,501	404	19,438
$28,896		$9,177	$1,836	$57,118

Note 15 – Convertible Notes Payable and Interest Payable

Arena Investors LP convertible promissory notes

On February 17, 2021, the Company entered into a securities purchase agreement with funds affiliated with Arena Investors LP (the “Investors”) pursuant to which it issued convertible notes in an aggregate principal amount of $16.5 million for an aggregate purchase price of $15 million (collectively, the “Notes”). In connection with the issuance of the Notes, the Company issued to the Investors warrants to purchase an aggregate of 192,073,017 shares of Common Stock (collectively, the “Warrants”) and 1,000 shares of series F convertible preferred stock (the “Series F Preferred Stock”).

The Notes each have a term of thirty-six months and mature on February 17, 2023, unless earlier converted. The Notes accrue interest at a rate of 11% per annum, subject to increase to 20% per annum upon and during the occurrence of an event of default. Interest is payable in cash on a quarterly basis beginning on March 31, 2021. Notwithstanding the above, at the Company’s election, any interest payable on an applicable payment date may be paid in registered Common Stock of the Company (rather than cash) in an amount equal (A) the amount of the interest payment due on such date, divided by (B) an amount equal to 80% of the average VWAP of the Common Stock for the five (5) days immediately preceding the date of conversion.

The Notes are convertible at any time, at the holder’s option, into shares of our common stock equal to the lesser of: (i) the amount determined by dividing (A) $50,000,000, by (B) the total number of shares of preferred stock, Common Stock and Common Stock Equivalents outstanding on such Conversion Date (assuming full conversion or exercise of all then issued and outstanding securities of the Company that are exercisable for or convertible into such equity securities of the Company) and (ii) $1.00, subject to adjustment herein (the “Conversion Price”), subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect. Notwithstanding the foregoing, at any time during the continuance of any Event of Default, the Conversion Price in effect shall be equal to 75% of the average VWAP of the Common Stock for the five (5) Trading Days on the Trading Market immediately preceding the date of conversion (the Alternative Conversion Price”); provided, however, that the Alternate Conversion Price may not exceed $0.015 per share, as adjusted pursuant to the terms of the Notes. The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect. The Notes may not be redeemed by the Company.

F-17

At June 30,2021, the loan summary was:

Face	Loan	Amortized	Carrying	Accrued
Value	Proceeds	Interest	Value	Interest 11%	Total
$16,500,000	$15,00,0000	$151,122	$15,151,122	$453,750	$15,604,872

As part of the agreement with Arena Partners, the Company issued 192,073,016 warrants. Each Warrant is exercisable for a period of five (5) years from the date of issuance at an initial exercise price to (i) 125%, times (ii) the amount determined by dividing (A) $50,000,000, by (B) the total number of shares of preferred stock, Common Stock and Common Stock Equivalents outstanding on such Conversion Date (assuming full conversion or exercise of all then issued and outstanding securities of the Company that are exercisable for or convertible into such equity securities of the Company), subject to adjustment herein, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and recapitalizations.

The Series F Preferred Stock have no voting rights and shall convert into 4.9% of our issued and outstanding shares of common stock on a fully diluted basis upon Shareholder Approval. The Series F Preferred Stock was issued but not converted to common shares as of the date of this report.

Each of the Investors have contractually agreed to restrict their ability to exercise the Warrants and convert the Notes such that the number of shares of the Company common stock held by each of them and their affiliates after such conversion or exercise does not exceed 9.99% of the Company’s then issued and outstanding shares of common stock.

Note 16 Related Party

On September 28, 2020, the Company entered into a renewable employment agreement with the Jeff Canouse, former President and CEO of the Company as described in Note 20, Commitments. The former President is the CEO and sole director of CZJ License Inc., the Company’s wholly owned subsidiary. As of June 30, 2021, Mr. Canouse had received $48,000 pursuant to his employment agreement (2020 - $34,000 in management fees, $24,000 of which was pursuant to the employment agreement).

On April 7, 2021, the Company issued 1,500,000 common shares to Jeff Canouse in exchange for transferring his 100 shares of the Company’s Series B Preferred Stock to Phil Falcone. The shares were valued at $1,500.

The Company entered into a consulting agreement with a director of the Company, Warren Zenna of Zenna Consulting Group to provide oversight of marketing and communications services. The agreement commenced March 1, 2021 through to December 31, 2021. The Company pays Zenna Consulting Group a monthly retainer of $15,000. As of June 30, 2021, the Company paid $57,000 in fees.

Philip Falcone is the President and CEO of the Company who currently holds 100 Series B Preferred Super Voting shares which he is entitled to 51% voting rights no matter how many shares of common stock or other voting stock of the Company are issued or outstanding in the future, such that he shall always have majority voting control of the Company. Philip Falcone is also the CEO of Sovryn Holdings, Inc., the Company’s wholly owned subsidiary. At June 30, 2021, Mr. Falcone was paid $135,000 to his company, Green Rock LLC, for management fees. An aggregate of $85,388 was owing from Mr. Falcone for advances paid by the Company.

Note 17 Common Stock

During the period ended June 30, 2021, the Company issued 1,500,000 common shares to Jeff Canouse in exchange for transferring his 100 shares of the Company’s Series B Preferred Stock to Phil Falcone. The shares were valued at $1,500. (see Note 18)

The Company issued 192,073,016 warrants during the period ended June 30, 2021. (See Note 14) The warrants are exercisable for a period of 5 years from the date of issuance.

The following common stock transactions occurred during the year ended December 31, 2020:

On July 23, 2020, the Company issued 1,785,000 shares of common stock pursuant to the conversion of a note payable of $16,900 at $0.01 per share plus legal fees of $950, totaling $17,850.

F-18

On October 28, 2020, the Company issued 1,900,000 shares of common stock pursuant to the conversion of a note payable of $9,500 at $0.005 per share.

On November 2, 2020, the Company issued 1,730,000 shares of common stock pursuant the conversion of a note payable of $17,300 at $0.01 per share.

There are no shares subject to warrants or options as of December 31, 2020.

Note 18 Preferred Shares

Series A 3% Convertible Preferred Stock, par value $0.001 with a stated value of $100 per share

There are 100,000 designated and authorized Series A 3% convertible preferred stock with a 9.99% conversion cap and anti-dilution rights for 24 months from time of issuance. Holders of Series A 3% Preferred Stock shall be entitled to receive, when and as declared, dividends equal to 3% per annum on the stated value, payable in additional shares of Series A Preferred Stock. Holders of Series A 3% Convertible Preferred Stock have the right to vote on any matter that may be submitted to the Company’s shareholders for vote, on an as converted basis, either by written consent or by proxy. Each share of Series A 3% Convertible Preferred Stock may be convertible into 3420 shares of Common Stock, or as adjusted to equal the conversion ratio multiplied by a fraction, the numerator of which shall be the number of shares outstanding on a fully diluted basis after the issuance of the dilution shares, and the denominator shall be 360,000,000. (See Form 8K filing on August 6, 2020, Exhibit 10.3)

On July 17, 2020, 92,999 Series A 3% Convertible Preferred Stock were issued pursuant to the License Agreement at a value of $343,094 The acquisition cost was derived using the current market price of $0.04 x 95% of the number of the issued and outstanding shares of the Company at the time (18,057,565) x 50% of the value. (See Note 4).

On February 16, 2021, the Company cancelled all the Preferred Series A shares. In exchange, the holders of Series A Preferred shares received option agreements to purchase shares of the wholly owned subsidiary, CZJ License, Inc. at $10 per share for up to 300,000 shares. The option agreements are exercisable for a period of one year.

As at June 30, 2021, there were Nil Series A Preferred shares outstanding.

Series B Super Voting Preferred Stock, par value $0.001

There are 100 designated and authorized Series B Super Voting Preferred Stock. Holders with Series B Super Voting Preferred Stock have the right to vote on all shareholder matters equal to 51% of the total vote of common stockholders. The Series B Super Voting Preferred Stockholder is entitled to 51% voting rights no matter how many shares of common stock or other voting stock of the Company are issued or outstanding in the future, such that the holder of Series B Super Voting Preferred Stock shall always have majority control of the Company.

On July 17, 2020, 100 Series B Super Voting Preferred Stock were issued pursuant to the License Agreement. The Series B Super Voting Preferred Stock was valued at par at $Nil. Although the Series B Super Voting Preferred Stock is entitled to 51% voting rights as described above, the stock has no dividend rate nor a conversion feature. Furthermore, the shares were not issued to the investors but rather were granted to new unrelated management.

On February 17, 2021, the 100 Series B Super Voting Preferred Stock were transferred from Jeff Canouse, former director and CEO, to Philip Falcone, director and CEO of the Company.

Series C 2% Convertible Preferred Stock, par value $0.001 with a stated value of $100 per share

There are 10,000 designated and authorized Series C 2% convertible preferred stock with a 9.99% conversion cap. Holders of Series C 2% Preferred Stock shall be entitled to receive, when and as declared, dividends equal to 2% per annum on the stated value, payable in additional shares of Series C Preferred Stock. So long as any shares of Series C Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of 80% of the shares of Series C Preferred Stock then outstanding, redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities nor shall the Company directly or indirectly pay or declare or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption of any Junior Securities. Each holder of the Series C Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, on an as converted basis, either by written consent or by proxy. Each share of Series C 2% Convertible Preferred Stock may be convertible into 100 shares of Common Stock. (See Note 5)

As at June 30, 2021, no Series C Convertible Preferred shares were issued or outstanding.

F-19

Series D Convertible Preferred Stock, par value $0.001 with a stated value of $3.32 per share

There are 230,000 designated and authorized Series D convertible preferred stock with a 4.99% conversion cap which may be increased to a maximum of 9.99% by holder by written notice to the Company. There is a stated value of $3.32 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the date which the Series D are issued. Series D are ranked as a Senior Preferred Stock and have no voting rights. Each share of Series D Preferred Stock may be converted to 1,000 common shares.

On February 16, 2021, all outstanding debts including note payables, convertible notes payable, discounts, accrued interests and thereof totaling $688,214, were settled for the Company’s Series D convertible Preferred stock.

As at June 30, 2021, 230,000 Series D Preferred Shares were issued but not converted.

Series E Convertible Preferred Stock, par value $0.001 with a stated value of $1,000 per share

There are 1,000 designated and authorized Series E convertible preferred stock. There is a stated value of $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the date which the Series E are issued. Series E are ranked as a Senior Preferred Stock. It has voting rights equal to the number of shares of common stock into which the Series E would be convertible on the record date for the vote or consent of stockholders and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. It has votes equal to the number of shares of common stock into which the Series E would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. To the extent that Series E votes separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of a majority of the shares of the outstanding Series E, shall constitute the approval of such action by both the class or the series as applicable. To the extent that Series E are entitled to vote on matters with holders of shares of Common Stock, voting together as one class, each share of Series E shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible using the record date as of which the Conversion Rate is calculated. Holders of Series E shall be entitled to written notice of all stockholder meetings or written consents with respect to which they would be entitled by Vote. As long as any shares of Series E are outstanding, the Company shall not, without the affirmative vote of the Holders of all the then outstanding shares of Series F, (a) alter or change adversely the powers, preferences or rights given to the Series E or alter or amend the Certificate of Designations, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holder, or (c) enter into any agreement with respect to any of the foregoing.

On September 16, 2021, the conversion rate for each share of Series E Preferred Stock was amended to equal (i)(a) 56.60% multiplied by, (b) the Fully-Diluted shares as of the Approval Date, divided by (ii) the total number of shares of Series E, (iii) rounded to the nearest thousandths place. The total number of Fully-Diluted Shares shall be set as of, and shall not change after the Approval Date. Based on the current fully-diluted shares outstanding, this equates to 2,243,888,889 common shares. The Fully-Diluted means the aggregate of (A) the total number of shares of Common Stock outstanding as of such date, (B) the number of shares of Common Stock (including all such Common Stock equivalents) into which all Convertible Securities outstanding as of such date could be converted or exercised, and (C) the number of shares of Common Stock (including all such Common Stock equivalents) issuable upon exercise of all Options outstanding as of such date of exercise, divided by 0.4340.

On February 16, 2021, the Company entered into a Share Exchange Agreement with Sovryn Holdings Inc. (See Note 5). The Company issued 1,000 Series E convertible preferred shares to the shareholders of Sovryn Holdings Inc. valued at $4,225,062 (23,472,565 x $0.20 x 90%). The valuation was based on the market value of the shares of the Company at the date of the transaction.

As at June 30, 2021, 1,000 Series E Preferred Shares were issued but not converted.

On September 16, 2021, the Convertible Preferred Series E Holders entered into an Exchange Agreement whereby the aggregate 1,000 Series E preferred shares were exchanged to 1,152,500 Convertible Series E-1 preferred shares and 1,091,388,889 shares of common stock.

F-20

Series E-1 Convertible Preferred Stock, par value $0.001 with a stated value of $0.87 per share

There are 1,152,500 designated and authorized Series E-1 convertible preferred stock. There is a stated value of $0.87 per share. Series E-1 are ranked just above the Junior Stock, behind the Senior Preferred Stock. It has votes equal to the number of shares of common stock into which the which the Series E-1 would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. It has votes equal to the number of shares of common stock into which the Series E-1 would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. To the extent that Series E-1 votes separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of a majority of the shares of the outstanding Series E-1, shall constitute the approval of such action by both the class or the series as applicable. To the extent that Series E-1 are entitled to vote on matters with holders of shares of Common Stock, voting together as one class, each share of Series E-1 shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible using the record date as of which the Conversion Rate is calculated. Holders of Series E-1 shall be entitled to written notice of all stockholder meetings or written consents with respect to which they would be entitled by Vote. As long as any shares of Series E-1 are outstanding, the Company shall not, without the affirmative vote of the Holders of all the then outstanding shares of Series E-1, (a) alter or change adversely the powers, preferences or rights given to the Series E-1 or alter or amend the Certificate of Designations, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holder, or (c) enter into any agreement with respect to any of the foregoing.

Each share of Series E-1 Preferred Stock may be converted to 1,000 common shares.

Series F Convertible Preferred Stock, par value $0.001 with a stated value of $1 per share

There are 1,000 designated and authorized Series F convertible preferred stock. There is a stated value of $1 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the date which the Series F are issued. Series F are ranked as a Senior Preferred Stock. It has voting rights equal to the number of shares of common stock into which the Series F would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. It has votes equal to the number of shares of common stock into which the Series F would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. To the extent that Series F votes separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of a majority of the shares of the outstanding Series F, shall constitute the approval of such action by both the class or the series as applicable. To the extent that Series F are entitled to vote on matters with holders of shares of Common Stock, voting together as one class, each share of Series F shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible using the record date as of which the Conversion Rate is calculated. Holders of Series F shall be entitled to written notice of all stockholder meetings or written consents with respect to which they would be entitled by Vote. As long as any shares of Series F are outstanding, the Company shall not, without the affirmative vote of the Holders of all the then outstanding shares of Series F, (a) alter or change adversely the powers, preferences or rights given to the Series F or alter or amend the Certificate of Designations, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holder, or (c) enter into any agreement with respect to any of the foregoing.

On September 16, 2021, the conversion rate for each share of Series F Preferred Stock was amended to equal (i)(a) 4.84% multiplied by, (b) the Fully-Diluted shares as of the Approval Date, divided by (ii) the total number of shares of Series F, (iii) rounded to the nearest thousandths place. The total number of Fully-Diluted Shares shall be set as of, and shall not change after the Approval Date. Based on the full-diluted shares outstanding, this equates to 192,073,017 shares of common stock on the Approval Date. The Fully-Diluted means the aggregate of (A) the total number of shares of Common Stock outstanding as of such date, (B) the number of shares of Common Stock (including all such Common Stock equivalents) into which all Convertible Securities outstanding as of such date could be converted or exercised, and (C) the number of shares of Common Stock (including all such Common Stock equivalents) issuable upon exercise of all Options outstanding as of such date of exercise, divided by 0.9516.

As at June 30, 2021, 1,000 Series F Preferred Shares were issued but not converted.

Series G Convertible Preferred Stock, par value $0.001 with a stated value of $1,000 per share

On August 20, 2021, the Series G Convertible Preferred Stock was amended. There are now 4600 designated and authorized Series E convertible preferred stock with a 4.99% conversion cap which may be increased to a maximum of 9.9% by holder by written notice to the Company. There is a stated value of $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the date which the Series G are issued. Series G are ranked as a Junior Preferred Stock. It has voting rights equal to the number of shares of common stock into which the Series G would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. To the extent that Series G votes separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of a majority of the shares of the outstanding Series G, shall constitute the approval of such action by both the class or the series as applicable. To the extent that Series G are entitled to vote on matters with holders of shares of Common Stock, voting together as one class, each share of Series G shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible using the record date as of which the Conversion Rate is calculated. Holders of Series G shall be entitled to written notice of all stockholder meetings or written consents with respect to which they would be entitled by Vote. As long as any shares of Series G are outstanding, the Company shall not, without the affirmative vote of the Holders of all the then outstanding shares of Series G, (a) alter or change adversely the powers, preferences or rights given to the Series G or alter or amend the Certificate of Designations, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holder, or (c) enter into any agreement with respect to any of the foregoing.

F-21

On September 16, 2021, the conversion rate for each share of Series G Preferred Stock was amended to equal (i)(a) 6.45% multiplied by, (b) the Fully-Diluted shares as of the Approval Date, divided by (ii) the total number of shares of Series G, (iii) rounded to the nearest thousandths place. The total number of Fully-Diluted Shares shall be set as of, and shall not change after the Approval Date. Based on the current fully-diluted shares outstanding, this equates to 255,555,556 shares of common stock on the Approval Date. The Fully-Diluted means the aggregate of (A) the total number of shares of Common Stock outstanding as of such date, (B) the number of shares of Common Stock (including all such Common Stock equivalents) into which all Convertible Securities outstanding as of such date could be converted or exercised, and (C) the number of shares of Common Stock (including all such Common Stock equivalents) issuable upon exercise of all Options outstanding as of such date of exercise, divided by 0.9355.

As at June 30, 2021, no Series G Preferred Shares were issued or outstanding. The Company received $4,173,000 in subscriptions. Subsequent to June 30, 2021, the Company received a further $427,000.

Note 19 Warrants

On February 17, 2021, the Company provided Arena Partners LLP with 192,073,016 warrants. Each Warrant is exercisable for a period of five (5) years from the date of issuance at an initial exercise price to (i) 125%, times (ii) the amount determined by dividing (A) $50,000,000, by (B) the total number of shares of preferred stock, Common Stock and Common Stock Equivalents outstanding on such Conversion Date (assuming full conversion or exercise of all then issued and outstanding securities of the Company that are exercisable for or convertible into such equity securities of the Company), subject to adjustment herein, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and recapitalizations.

Note 20 Options

On February 16, 2021, the Company cancelled all the Series A Preferred shares and offered holders of Series A Preferred shares option agreements to purchase up to 300,000 shares of CZJ License, Inc., a wholly owned subsidiary of the Company at an option price of $10 per share. The option agreements are exercisable for a period of one year from the date of issuance.

As at June 30, 2021, no options were exercised.

Note 21 Commitments

The Company entered into a one-year employment agreement with Jeffrey Canouse on September 28, 2020 as President and Chief Executive Officer. The term may be renewed or non-renewed with not less than thirty days’ notice prior to the expiration of the initial employment term. The employment may be terminated by death or disability, terminated with or without cause or terminated by the employee. If the employee is terminated by the Company without cause or by the employee for good reason, then the Company will continue to pay his base salary of $8,000 for the remainder of the employment term or renewal term. Beginning on the first anniversary date of the initial salary increase and continue on each anniversary of the increase date, the base salary shall be increased by an amount not less than 5% times the base salary in effect, plus any additional amount as determined by the Company’s Board of Directors. As of June 30, 2021, Canouse had received $48,000 pursuant to his employment agreement (2020 - $34,000 in management fees, $24,000 of which was pursuant to the employment agreement).

The Company entered into a one-year employment agreement with Walter Hoelzel on September 29, 2020 as Chief Marketing Officer. The term may be renewed or non-renewed with not less than thirty days’ notice prior to the expiration of the initial employment term. The employment may be terminated by death or disability, terminated with or without cause or terminated by the employee. If the employee is terminated by the Company without cause or by the employee for good reason, then the Company will continue to pay his base salary of $5,000 for the remainder of the employment term or renewal term. As of June 30, 2021, Hoelzel had received $30,000 pursuant to his employment agreement (2020 - $25,000 in consulting fees, $15,000 of which were pursuant to the employment agreement).

F-22

The Company entered into a one-year employment agreement with Stuart Sher on September 29, 2020 as Chief Creative Officer. The term may be renewed or non-renewed with not less than thirty days’ notice prior to the expiration of the initial employment term. The employment may be terminated by death or disability, terminated with or without cause or terminated by the employee. If the employee is terminated by the Company without cause or by the employee for good reason, then the Company shall continue to pay his base salary for the remainder of the employment term or renewal term. As of June 30, 2021, Sher had received $30,000 pursuant to his employment agreement (2020 - $25,000 in consulting fees, $15,000 of which were pursuant to the employment agreement).

The Company entered into a consulting agreement with Virtue Development Company on September 29, 2020 for project consultancy. The consulting agreement is for 6 months with 6 months renewal options at the beginning of the 5th month. The monthly compensation is $4,250 and as at June 30, 2021, the Company had incurred $25,500 (2020 - $12,750) in fees pursuant to this agreement.

The Company entered into a consulting agreement with Oscaleta Partners LLC on November 1, 2020 as project manager. The consulting agreement may be terminated by either party at the end of the initial 6 months term by giving 30 days written notice to the other party or at any time with cause. The monthly compensation is $25,000 and as of December 31, 2020, the Company incurred $75,000 in consulting fees. The consulting agreement with Oscaleta Partners LLC had been terminated.

The Company entered into a one-year consulting agreement with Bernt Ullmann on November 23, 2020 to provide market exposure services. The monthly compensation is $5,000 per month and as of June 30, 2021, the Company incurred $30,000 (2020 - $5,000) fees.

On February 17, 2021, the Company and its subsidiaries entered into a Security Agreement and a Guaranty Agreement with Arena Investors LP, for securing the loans evidenced by the $16.5 million notes to the Company. The Security Agreement includes all chattels, properties, equipment, inventory, documents, instruments, interests, stocks, securities, rights, grants, intellectual properties, general intangibles, records, cash, computer programs, all FCC licenses, contracts, agreements, and goods, etc. without limitation.

The Company entered into a consulting agreement with a director of the Company, Warren Zenna of Zenna Consulting Group to provide oversight of marketing and communications services. The agreement commenced March 1, 2021 through to December 31, 2021. The Company pays Zenna Consulting Group a monthly retainer of $15,000. As at June 30, 2021, the Company paid $57,000 in fees.

The Company entered into a one-year employment agreement with Henry Turner on May 15, 2021 as the Company’s Chief Technology Officer and Chief Operations Officer. Mr. Turner may be terminated at any time, with or without reason, with notice. His annual base compensation is $150,000. As at June 30, 2021, the Company paid $23,077 in fees pursuant to his employment agreement.

Note 22 Additional Cash Flow Information

During the six months ended June 30, 2021, the following transaction did not involve cash:

(a)	Demand notes, convertible notes and interest with a carrying value of $668,214 were exchanged for 230,000 preference shares of Series D.

(b)	$715,228 in operating leases for equipment were capitalized and leases payable of the same amount were recorded.

(c)	1,000 Series E preference shares were issued for 100% of the common shares of Sovryn Holdings Inc. The shares were valued at $4,225,062 and goodwill of $4,224,962 was recorded. Common shares of $100 were eliminated on consolidation.

F-23

Note 23 Subsequent Events

Subsequent to June 30, 2021, the Company received $427,000 from investors pursuant to private placement subscriptions for Series G Preferred Stock.

On July 13, 2021 Sovryn Holdings Inc. entered into an agreement with Lotus TV of Phoenix LLC for the purchase of KPHE-LD and paid a deposit of $100,000. (See Note 11).

On August 20, 2021, the Company amended the authorized capital of the Convertible Preferred Series G shares from 3,000 to 4,600 shares (see Note 18).

On August 31, 2021, Sovryn Holdings Inc. entered into an agreement with D’Amico Brothers Broadcasting Corp. for the purchase of KVSD-LD and paid a deposit of $75,000. (See Note 11)

The President and director of CZJ License Inc. loaned the Company $33,144.

The CEO and director of Madison Technologies was advanced a further $89,573.33 and will be recorded as a receivable due Madison Technologies, Inc.

The Company received $500,000 in loans pursuant to a 6% convertible subordinated promissory note. The conversion shall be converted at $0.021 per share, subject to adjustments.

On September 16, 2021, the Company filed a new series of Preferred Series E-1 of which 1,152,500 shares were designated with a par value of $0.001 and a stated value of $0.87 per share. At the same time, the Company also amended the conversions of Preferred Shares of Series E, Series F and Series G (See Note 18).

On September 16, 2021, the Holders of Convertible Preferred Series E shares entered into an exchange agreement to exchange the 1,000 Preferred Series E shares to 1,152,500 Convertible Preferred Series E-1 shares and 1,091,388,889 common shares. (See Note 18).

On September 16, 2021, the Company amended the conversion rates of Preferred Series E, F and G shares (see Note 18).

F-24

K. R. MARGETSON LTD.	Chartered Professional Accountant
313 East 5th Street	Tel: 604.220.7704
North Vancouver BC, V7L 1M1	Fax: 1.855.603.3228
Canada

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Madison Technologies Inc.

Opinion on the financial statements

I have audited the accompanying balance sheets of Madison Technologies Inc. as of December 31, 2020 and 2019 and the related statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020 and the related notes (collectively referred to as the “financial statements’). In my opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2020 and 2019 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared using accounting principles generally accepted in the United States of America assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses since inception, and has a working capital deficiency which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to their planned financing and other matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits. My company is a public accounting firm registered with the Public Company Accounting Oversight Board (“PCAOB”) and is required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

I conducted my audits in accordance with the standards of the PCAOB. Those standards require that I plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. As part of my audits, I am required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion.

My audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. My audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. I determined that there are no critical audit matters.

I have served as the Company’s auditor since 2009.

/s/ K. R. Margetson Ltd

Chartered Professional Accountant
North Vancouver, BC
Canada
April 15, 2021

F-25

MADISON TECHNOLOGIES INC.

Balance Sheets

	December 31, 2020	December 31, 2019
ASSETS

CURRENT ASSETS
Cash	$9,491	$1,366
Prepaid expenses (Note 6)	67,718	5,178
	77,209	6,544
Intangible Assets – (Note 3)	433,707	-
Total Assets	$510,616	$6,544

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued charges	$61,779	$33,655
License fee payable (Note 4)	33,500	33,500
Demand notes and accrued interest payable (Note 7)	20,486	-
Convertible notes payable (Note 8)	494,992	297,766
	610,757	364,921

Long term portion of convertible notes and interest payable (Note 8)	57,759	-
Total liabilities	668,516	364,921

STOCKHOLDERS’ DEFICIIT
Capital Stock: (Note 10 and 11)
Preferred Shares – 50,000,000 shares authorized, $0.001 par value
Preferred Shares - Series A, $0.001 par value; 3%, stated value $100 per share 100,000 shares designated, 92,999 shares issued and outstanding	$93	$-
Preferred Shares - Series B, $0.001 par value; Super Voting 100 shares designated, 100 shares issued and outstanding	-	-
Preferred Shares - Series C, $0.001 par value; 2%, stated value $100 per share 10,000 shares designated, none issued	-	-
Common Shares - $0.001 par value; 500,000,000 shares authorized 23,472,565 shares issued and outstanding (Dec 31, 2019 - 18,057,565 shares)	23,472	18,057
Additional Paid in Capital:
Preferred shares Series A	343,001	-
Common shares	959,976	197,845
Accumulated deficit	(1, 484,442)	(574,279)
Total stockholders’ deficit	(157,900)	(358,377)
Total liabilities and stockholders’ deficit	$510,616	$6,544

Note 1 Going concern

Note 14 Subsequent events

See Accompanying Notes to the Financial Statements.

F-26

MADISON TECHNOLOGIES INC.

STATEMENTS of Operations

	For the	For the
	Year Ended	Year Ended
	Dec 31, 2020	Dec 31 2019

Revenues
Sales	$1,374	$4,983
Cost of sales	796	3,081

Gross Margin	578	1,902

Operating expenses
Amortization	64,687	-
General and administrative	30,314	25,575
Consulting fees	172,750	-
Management fees	34,000	-
Marketing and product development	88,647	-
Professional fees	55,144	12,449
Royalties	62,782	-

Total operating expenses	508,324	38,024

Loss before other expense	(507,746)	(36,122)

Other items
Amortized interest	(212,769)	-
Interest	(24,648)	(6,141)
Write down of investment (Note 5)	(165,000)	-

Net loss and comprehensive loss	$(910,163)	$(42,263)

Net loss per share-Basic and diluted	$(0.047)	$(0.002)

Average number of shares of common stock outstanding	19,453,890	17,462,770

See Accompanying Notes to the Financial Statements.

F-27

MADISON TECHNOLOGIES INC.

StatementS of stockholders’ DEFICIT

	Number of Shares			Amount			Additional Paid In Capital
	Preferred	Preferred		Preferred	Preferred		Preferred		Accumulated
	Series A	Series B	Common	Series A	Series B	Common	Series A	Common	Deficit	Total

Balance, December 31, 2019	-	-	18,057,565	$-	$-	$18,057	$-	$197,845	$(574,279)	$(358,377)
Conversion of debt at $0.01 per share	-	-	3,420,000	-	-	3,420	-	30,780	-	34,200
Issuance of shares for services	-	-	95,000	-	-	95	-	855	-	950
Shares issued for license	92,999	10,000	-	93	-	-	343,001	-	-	343,094
Conversion of debt at $0.005 per share	-	-	1,900,000	-	-	1,900	-	7,600	-	9,500
Equity portion on convertible debt issued	-	-	-	-	-	-	-	722,896	-	722,896
Net loss for the year	-	-	-	-	-	-	-	-	(910,163)	(910,163)

Balance, December 31, 2020	92,999	10,000	23,472,565	$93	$-	$23,472	$343,001	$959,976	$(1,484,442)	$(157,900)

See Accompanying Notes to the Financial Statements

F-28

MADISON TECHNOLOGIES INC.

StatementS of stockholders’ DEFICIT

			Additional
	Common		Paid In	Shares	Accumulated
	Shares	Amount	Capital	Subscribed	Deficit	Total

Balance, December 31, 2018	16,757,565	$16,757	$119,145	$30,000	$(532,016)	$(366,114)
Common shares issued for cash
Shares issued at $0.05 per share	1,000,000	1,000	49,000	-	-	50,000
Shares issued at $0.10 per share	300,000	300	29,700	(30,000)	-	-
Net loss for the year	-	-	-	-	(42,263)	(42,263)

Balance, December 31, 2019	18,057,565	$18,057	$197,845	$-	$(574,279)	$(358,377)

See Accompanying Notes to the Financial Statements.

F-29

MADISON TECHNOLOGIES INC.

StatementS of cash flows

	For the	For the
	Year Ended	Year Ended
	Dec 31, 2020	Dec 31, 2019

Cash flows from operating activities:
Net loss for the year	$(910,163)	$(42,263)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of intangible assets	64,687	-
Amortized interest	212,769	-
Accrued interest on notes payable	25,134	6,141
Foreign exchange on notes payable	164	1,637
Demand note issued for services	20,000	-
Convertible notes issued for services	75,000	-
Changes in current assets and liabilities:
Prepaid expenses	(5,040)	(2,178)
Accounts payable and accrued charges	28,124	(14,514)
Net cash used in operating activities	(489,325)	(51,177)

Cash flows from investing activities:
Website	(10,000)	-
Net cash used in investing activities	(10,000)	-

Cash flows from financing activities:
Proceeds from convertible notes issued	506,500	-
Fees incurred in debt conversion	950	-
Cash received from share issuance	-	50,000
Net cash provided by financing activities	507,450	50,000

Net increase in cash	8,125	(1,177)
Cash, beginning of year	1,366	2,543
Cash, end of year	$9,491	$1,366

SUPPLEMENTAL DISCLOSURE

Interest paid	$-	$-
Taxes paid	$-	$-

The following is information pertaining to the year ended December 31, 2020:

(1)	In the transaction wherein the Company was assigned the Casa Zeta- Jones License, $45,000 of debt assumed and $100,000 of costs incurred were secured with convertible notes.

(2)	$50,000 of prepaid royalty fees were secured with convertible notes.

(3)	A retainer for legal fees for $12,500 was secured with a convertible note. During the year, legal fees of $5,000 were incurred and paid for in cash, which reduced both amount of the retainer and the balance owing on the convertible note.

(4)	Convertible debt of $44,650 was converted into 5,415,000 shares of common stock.

See Accompanying Notes to the Financial Statements

F-30

MADISON TECHNOLOGIES INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2020

Note 1 Nature and Continuance of Operations

The Company was incorporated on June 15, 1998 in the State of Nevada, USA and the Company’s common shares are publicly traded on the OTC Markets OTCQB.

Up until fiscal 2014, the Company was in the business of mineral exploration. On May 28, 2014, the Company formalized an agreement whereby it purchased assets associated with a smokeless cannabis delivery system. The Company planned to develop this system for commercial purposes. On December 14, 2014, this asset purchase agreement was terminated.

On September 16, 2016, the Company entered into an exclusive distribution product license agreement with Tuffy Packs, LLC to distribute products into the United Kingdom and 43 other essentially European countries. The Company Soled ballistic panels which are personal body armors, that conform to the National Institute of Justice (NIJ) Level IIIA threat requirements. The Company’s plan of operations and sales strategy included online and social media marketing, as well as attending various tradeshows and conferences. As the Company failed to make specified payments as required, the agreement was amended to a non-exclusive basis.

On July 17, 2020, the Company entered into an acquisition agreement to acquire the Casa Zeta-Jones Brand License Agreement from Luxurie Legs, LLC of Delaware (“Luxurie”). Luxurie transferred all its rights, title and interest in the License Agreement to the Company in exchange for the Company’s newly issued preferred convertible Series A stock. Upon conversion, the stock could control up to 95% of the outstanding common shares. The agreement also required voting control, represented by newly issued shares of super voting preferred Series B stock.

On September 28, 2020, the Company entered into a share exchange agreement to acquire 51% interest of Posto Del Sole Inc., a jewelry designer company to further develop the Company’s existing brands and create new designer labels. The title and rights will be transferred when all the terms and conditions in the Securities Exchange Agreement are met. At December 31, 2020, the share exchange had not closed and advances made to Posto Del Sole Inc. were expensed.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next twelve months. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At December 31, 2020, the Company had not yet achieved profitable operations, had a working capital deficit $533,548, had accumulated losses of $1,484,442 since its inception and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Subsequent to the year-end, the Company entered into a number of agreements that provide financing in amounts greater than $16.5 million. That said, there is no assurance that the businesses being funded by this additional debt will ultimately be successful.

F-31

Note 2 Summary of Significant Accounting Policies

a) Year end

The Company has elected a December 31st fiscal year end.

b) Cash and cash equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. As at December 31, 2020, the Company did not have any cash equivalents. (2019 – $nil).

c) Revenue Recognition

In May 2014, the FASB issued guidance on the recognition of Revenue from Contracts with Customers. The core principle of the guidance is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration which the company expects to receive in exchange for those goods or services. To achieve this core principle, the guidance provides a five-step analysis of transactions to determine when and how revenue is recognized. The guidance addresses several areas including transfer of control, contracts with multiple performance obligations, and costs to obtain and fulfill contracts. The guidance also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.

The Company adopted the ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective method. Revenues for the year ended December 31, 2020 were not adjusted. The adoption of Topic 606 did not have a material impact to the Company’s financial statements. Revenue from contracts with customers is generated primarily from selling products online. The customer orders and pays for the products through an online portal. Once the payment goes through, a purchase order is generated and submitted to the supplier. When the supplier ships the products to the customer, revenue is then recognized when the performance obligation is completed.

The Company recognizes revenue when a contract is in place, goods or services are delivered to the purchaser and collectability is reasonably assured.

d) Basic and Diluted Net Loss per Share

The Company reports basic loss per share in accordance FASB ASC Topic 260, “Earnings per share”. Basic net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share on the potential exercise of the equity-based financial instruments is not presented where anti-dilutive.

e) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results may ultimately differ from the estimates. Management believes such estimates to be reasonable.

f) Fair Value Measurements

The Company follows FASB ASC Topic 820, “Fair Value Measurements and Disclosures”, for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. This accounting standard establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurement and expands disclosures about fair value measurements required under other accounting pronouncements The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk. The Company has adopted FASB ASC 825, “Financial Instruments”, which allows companies to choose to measure eligible financial instruments and certain other items at fair value that are not required to be measured at fair value. The Company has not elected the fair value option for any eligible financial instruments.

F-32

The carrying value of the Company’s financial instruments including cash, accounts payable and accrued liabilities, license fee payable, demand notes and interest payable and convertible notes payable approximate their fair value due to the short maturities of these financial instruments.

g) Income Taxes

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactment of changes in the tax laws or rates are considered.

Due to the uncertainty regarding the Company’s future profitability, the future tax benefits of its losses have been fully reserved.

h) Intangible Assets

Intangible assets are non-monetary identifiable assets, controlled by the Company that will produce future economic benefits, based on reasonable and supportable assumptions about conditions that will exist over the life of the asset. An intangible asset that does not meet these attributes will be recognized as an expense when it is incurred. Intangible assets that do, are capitalized and initially measured at cost. Those with a determinable life will be amortized on a systematic basis over their future economic life. Those with a indefinite useful life shall not be amortized until its useful life is determined to be longer indefinite. An intangible asset subject to amortization shall be periodically reviewed for impairment. A recoverability test will be performed and, if applicable, unscheduled amortization is considered.

License agreements have been capitalized, recorded at cost and amortized over the life of the contracts. Website costs have been capitalized and will be subject to amortization once the website is operational. They will be amortized over the life of the license to which it supports.

i) Recent Accounting Standards

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. This new guidance includes several provisions to simplify the accounting for income taxes. The standard removes certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation, and calculating income taxes in interim periods. This standard is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption of this standard is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

In August 2018, the FASB issued ASU No. 2018-15, “Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract”. This new guidance requires a customer in a cloud computing arrangement (i.e., hosting arrangement) that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine which implementation costs to capitalize as assets or expense as incurred. Also, capitalized implementation costs related to a hosting arrangement that is a service contract will be amortized over the term of the hosting arrangement, beginning when the module or component of the hosting arrangement is ready for its intended use. This standard is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The adoption of this guidance did not have a material impact on the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses”. The ASU sets forth a “current expected credit loss” (CECL) model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. This ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. Recently, the FASB issued the final ASU to delay adoption for smaller reporting companies to calendar year 2023. The Company is currently assessing the impact of the adoption of this ASU on its financial statements.

F-33

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” and subsequent amendments to the initial guidance: ASU 2018-10, ASU 2018-11, ASU 2018-20 and ASU 2019-01 (collectively, Topic 842). As the Company has no leases, this pronouncement did not affect the Company’s financial statements.

The Company adopts new pronouncements relating to generally accepted accounting principles applicable to the Company as they are issued, which may be in advance of their effective date. Management does not believe that any pronouncement not yet effective but recently issued would, if adopted, have a material effect on the accompanying financial statements.

Note 3 Intangible assets

Intangible assets are amortized on a straight-line basis over the terms of the license agreements.

	Cost	Amortization	Net
Tuffy Packs, LLC License	$50,000	$50,000	$-
Website for Casa-Zeta Jones Brand	$10,000	$-	$10,000
Casa Zeta-Jones Brand License	$488,094	$64,687	$423,407
	$548,094	$94,687	$433,407

Note 4 License Agreements

A.	The Company entered into an exclusive product license agreement on September 16, 2016 with Tuffy Packs, LLC, a Texas corporation, to sell Ballistic Panels in certain countries, essentially in Europe. The license was for a period of two years and may be renewed for successive terms of two years each. The payment terms for the license was as follows:

1.	$10,000 payable within seven days after the effective date;
2.	An additional $15,000 payable within 30 days after the effective date; and
3.	A final payment of $25,000 payable within 90 days of the effective date.

At December 31, 2018, the Company had paid $16,500 to the Licensor, leaving an unpaid balance of $33,500. To date, the Company has recorded a total license amortization of $50,000, which fully amortizes the license.

As a result of the failure to make payments as required under the agreement, the Company was informed on March 20, 2017, that going forward, the agreement would be on a non-exclusive basis.

B.	On July 17, 2020, the Company entered into an acquisition agreement with Luxurie Legs, LLC, a Delaware corporation, to acquire the Casa Zeta-Jones Brand license agreement. The license agreement, as amended, grants the Company the worldwide rights to promote and sell certain products, and license the rights to manufacture, promote and sell such products under the brand Casa Zeta-Jones and more. The license agreement purchase included the issuance of 92,999 Series A 3% Convertible Preferred Series A shares valued at $343,094, 10,000 Preferred Series B voting shares valued at $nil, the assumption of $45,000 in debt and costs incurred of $100,000.

The values were based on the licensor obtaining 95% of the Company’s common shares, whose value was discounted by a 50% factor, given the lightly traded history in its shares.

F-34

The Company is subject to the following terms:

a.	A 3.5 year term as follows:

i.	Year 1: execution – December 31, 2021
ii.	Year 2: January 1, 2022 – December 31, 2022
iii.	Year 3: January 1, 2023 – December 31, 2023

b.	Marketing date November 2020, On Shelf Date February 15, 2021.

c.	Royalty payments with a rate of 8%, net of sales, subject to guaranteed minimums noted below.

d.	Advance prepayment of $150,000 to be applied against royalties, paid as follows:

i.	$50,000 upon signing (paid)
ii.	$50,000 on July 20, 2020 (paid)
iii.	$50,000 on September 1, 2020 (paid)

e.	Guaranteed minimum sales and guaranteed minimum royalties:

Year		Guaranteed Minimum Royalties	Guaranteed Minimum Sales

i.	7/17/20 – 12/31/21	$250,000	$3,200,000
ii.	1/1/22 – 12/31/22	$250,000	$3,200,000
iii.	1/1/23 – 12/31/23	$250,000	$3,200,000

f.	The Company to provide the Licensor with 50 gift sets of Licensed Products annually.

Note 5 Securities Exchange Agreement

The Company entered into a Securities Exchange Agreement on September 25, 2020 with Posto Del Sole Inc. (“PDS”) a New York corporation, to acquire 51% of the shares of PDS and in return, the Company will issue 10,000 Preferred Series C shares. (See Note 11). As part of the agreement, the Company is to provide monthly investments to a total aggregate of $1,000,000 during the twelve-month period following the closing. PDS has 60 days from closing to provide the necessary financial statements and notes in order to satisfy regulatory requirements and disclosures. As at December 31, 2020 PDS had not provided any such information, the Securities Exchange Agreement had not closed and as a result, the Company wrote off advances of $165,000 that were made to PDS in anticipation of closing.

Note 6 Prepaid Expenses

The Company has the following in prepaid expenses:

	December 31, 2020	December 31, 2019

Advances for service fees	$3,000	$5,178
Advance for legal fees	7,500	-
Advances for management fees	20,000	-
Advance for royalties	37,218	-
	$67,718	$5,178

F-35

Note 7 Note Payable

The Company has one note payable that is accruing interest at 5% per annum. The note is unsecured and matures on June 30, 2021.

	December 31, 2020	December 31, 2019

Note payable bearing interest at 5%	$20,000	$-
Accrued interest thereon	486	-
	$20,486	$-

Note 8 Convertible Notes and Accrued Interest Payable

A summary of the convertible notes and accrued interest payable is as follow:

Face Value	Conversion Rate		Interest rate	Due Date	Accrued Interest	Carrying Value	Dec 31 2020 Total	Dec 31 2019 Total
$10,000		$0.005	-	-	$-	$500	$500	$10,000	(a)
$85,000		$0.01	-	-	-	50,800	50,800	85,000	(b)
$50,000		$0.01	10%	05/01/2022	2,500	50,000	52,500	-	(c)
$5,000		$0.01	10%	05/01/2022	259	5,000	5,259	-	(d)
$12,500		$0.01	10%	6/23/2021	457	7,500	7,957	-	(d)
$20,000		$0.04	-	-	-	20,000	20,000	20,000
$68,490		$0.05	-	-	-	68,490	68,490	48,490	(e)
$25,000		$0.05	12%	-	19,682	25,000	44,682	41,690	(f)
$25,000		$0.05	8%	-	31,797	25,000	56,797	54,797	(f)
$23,438		$0.05	5%	-	16,113	23,438	39,551	37,789	(f)
$649,000		$0.05	10%	Various	13,931	140,513	154,444	-	(g)
$75,000	$		10%	Various	911	50,860	51,771	-	(h)
					$85,650	$467,101	$552,751	$297,766
	Less long-term portion						57,759	-
	Current portion						$494,992	$297,766

All notes are unsecured and, except where specifically noted, are due on demand. Except for notes denoted below under (e), all accrued interest occurred in the twelve months ended December 31, 2020. No conversion shall result in the Holder holding in excess of 9.99% of the total issued and outstanding common stock of the Company at any time.

(a)	On October 28, 2020, $9,500 was converted into 1,900,000 common shares.
(b)	On July 23, 2020, $16,900 in debt and $950 in costs were converted into 1,785,000 common shares and on November 2, 2020, $17,300 was converted into 1,730,000 common shares.
(c)	The notes are convertible into common stock at the discretion of the Holder at the lesser of $0.01 or 50% of the lowest closing bid price for the Company’s stock during the 20 immediately preceding the date of delivery by Holder to the Company of the Conversion Notice.

F-36

(d)	The notes are convertible into common stock at the discretion of the Holder at 50% of the lowest closing bid price for the Company’s common stock during the 30 trading days immediately preceding the date of delivery by Holder to the Company of the Conversion Notice.
(e)	Included in this debt is $490 due to the former CEO.
(f)	On April 2, 2020, these notes terms were changed from non-convertible to convertible at $0.05 debt to 1 common share. They were also amended to include the above noted clause with respect to holding less than 9.99% of the issued and outstanding common stock. During the year ended December 31, 2020, interest accrued on this debt was $6,164 (2019 - $6,146). For comparative purposes, these amounts previously shown as debt payable as at December 31, 2019, have been reclassified as convertible debt.
(g)	Based on the intrinsic value of the beneficial conversion feature, as per FASB topic ASC 470-20 Debt with Conversion and other Options, it was determined that all of the value of the following notes issued during the year ended December 31, 2020 should be allocated to equity and amortized to interest, based on the due date of the debt. A summary of the balances is as follows:

Allocated to		Amortized	Accrued
Equity	Due Date	as interest	at 10%	Total
$30,000	03-31-2021	$18,651	$1,258	$19,909
100,000	07-20-2021	43,752	4,493	48,245
60,000	08-31-2021	20,232	2,121	22,353
20,000	09-30-2021	5,344	570	5,914
60,000	10-31-2021	11,826	1,282	13,108
50,000	10-31-2021	8,582	890	9,472
50,000	10-31-2021	8,582	890	9,472
10,000	11-04-2021	1,474	153	1,627
110,000	11-18-2021	12,354	1,266	13,620
55,000	11-19-2021	6,160	633	6,793
27,000	12-31-2021	1,336	148	1,484
27,000	12-31-2021	1,336	148	1,484
20,000	12-31-2021	696	71	767
30,000	12-31-2021	188	8	196
$649,000		$140,513	$13,931	$154,444

(h)	Based on the intrinsic value of the beneficial conversion feature, as per FASB topic ASC 470-20 Debt with Conversion and other Options, it was determined that a portion of the value of the following notes issued during the year ended December 31, 2020 should be allocated to equity and amortized to interest, based on the due date of the debt. These notes are convertible into common stock at the discretion of the Holder at 70% of the lowest closing bid price for the Company’s common stock during the 20 trading days immediately preceding the date of delivery by Holder to the Company of the Conversion Notice. The face value of each note is $25,000 and a summary of the balances is as follows:

Allocated to equity	Due date	Amortized as Interest	Accrued Interest at 10%	Total
$10,714	07-31-2021	$2,772	$514	$17,572
10,714	08-31-2021	1,618	301	16,205
7,468	09-30-2021	366	96	17,994
$28,896		$4,756	$911	$51,771

F-37

Note 9 Related Party

On September 28, 2020, the Company entered into a renewable employment agreement with the President and CEO of the Company as described in Note 12, Commitments.

The President and CEO of the Company currently holds 100 Series B Preferred Super Voting shares which he is entitled to 51% voting rights no matter how many shares of common stock or other voting stock of the Company are issued or outstanding in the future, such that he shall always have majority voting control of the Company.

Note 10 Common Stock

The following common stock transactions occurred during the year ended December 31, 2020:

On July 23, 2020, the Company issued 1,785,000 shares of common stock pursuant to the conversion of a note payable of $16,900 at $0.01 per share plus legal fees of $950, totaling $17,850.

On October 28, 2020, the Company issued 1,900,000 shares of common stock pursuant to the conversion of a note payable of $9,500 at $0.005 per share.

On November 2, 2020, the Company issued 1,730,000 shares of common stock pursuant the conversion of a note payable of $17,300 at $0.01 per share.

The following common stock transactions occurred in the year ended December 31, 2019:

On March 25, 2019, the Company completed a private placement of 600,000 shares of common stock at a per share price of $0.05 for gross proceeds of $30,000. This was issued during the period ended December 31, 2019.

On February 14, 2019, the Company completed a private placement of 400,000 shares of common stock at a per share price of $0.05 for gross proceeds of $20,000. This was issued during the period ended December 31, 2019.

There are no shares subject to warrants or options as of December 31, 2020.

F-38

Note 11 Preferred Shares

Series A 3% Convertible Preferred Stock, par value $0.001 with a stated valued of $100 per share

There are 100,000 designated and authorized Series A 3% convertible preferred stock with a 9.99% conversion cap and anti-dilution rights for 24 months from time of issuance. Holders of Series A 3% Preferred Stock shall be entitled to receive, when and as declared, dividends equal to 3% per annum on the stated value, payable in additional shares of Series A Preferred Stock. Holders of Series A 3% Convertible Preferred Stock have the right to vote on any matter that may be submitted to the Company’s shareholders for vote, on an as converted basis, either by written consent or by proxy. Each share of Series A 3% Convertible Preferred Stock may be convertible into 3420 shares of Common Stock, or as adjusted to equal the conversion ratio multiplied by a fraction, the numerator of which shall be the number of shares outstanding on a fully diluted basis after the issuance of the dilution shares, and the denominator shall be 360,000,000. (See Form 8K filing on August 6, 2020, Exhibit 10.3)

On July 17, 2020, 92,999 Series A 3% Convertible Preferred Stock were issued pursuant to the License Agreement at a value of $343,094 The acquisition cost was derived using the current market price of $0.04 x 95% of the number of the issued and outstanding shares of the Company at the time (18,057,565) x 50% of the value. (See Note 4).

As at December 31, 2020, there were unpaid and accrued dividends of $703.

Series B Super Voting Preferred Stock, par value $0.001

There are 100 designated and authorized Series B Super Voting Preferred Stock. Holders with Series B Super Voting Preferred Stock have the right to vote on all shareholder matters equal to 51% of the total vote of common stockholders. The Series B Super Voting Preferred Stockholder is entitled to 51% voting rights no matter how many shares of common stock or other voting stock of the Company are issued or outstanding in the future, such that the holder of Series B Super Voting Preferred Stock shall always have majority control of the Company.

On July 17, 2020, 100 Series B Super Voting Preferred Stock were issued pursuant to the License Agreement. The Series B Super Voting Preferred Stock was valued at par at $Nil. Although the Series B Super Voting Preferred Stock is entitled to 51% voting rights as described above, the stock has no dividend rate nor a conversion feature. Furthermore, the shares were not issued to the investors but rather were granted to new unrelated management.

Series C 2% Convertible Preferred Stock, par value $0.001 with a stated value of $100 per share

There are 10,000 designated and authorized Series C 2% convertible preferred stock with a 9.99% conversion cap. Holders of Series C 2% Preferred Stock shall be entitled to receive, when and as declared, dividends equal to 2% per annum on the stated value, payable in additional shares of Series C Preferred Stock. So long as any shares of Series C Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of 80% of the shares of Series C Preferred Stock then outstanding, redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities nor shall the Company directly or indirectly pay or declare or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption of any Junior Securities. Each holder of the Series C Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, on an as converted basis, either by written consent or by proxy. Each share of Series C 2% Convertible Preferred Stock may be convertible into 100 shares of Common Stock. (See Note 5)

As at December 31, 2020, no Series C Convertible Preferred shares were issued.

F-39

Note 12 Commitments

The Company entered into a one-year employment agreement with Jeffrey Canouse on September 28, 2020 as President and Chief Executive Officer. The term may be renewed or non-renewed with not less than thirty days’ notice prior to the expiration of the initial employment term. The employment may be terminated by death or disability, terminated with or without cause or terminated by the employee. If the employee is terminated by the Company without cause or by the employee for good reason, then the Company will continue to pay his base salary of $8,000 for the remainder of the employment term or renewal term. Beginning on the first anniversary date of the initial salary increase and continue on each anniversary of the increase date, the base salary shall be increased by an amount not less than 5% times the base salary in effect, plus any additional amount as determined by the Company’s Board of Directors. As of December 31, 2020, Canouse had received $34,000 in management fees, $24,000 of which was pursuant to the employment agreement.

The Company entered into a one-year employment agreement with Walter Hoelzel on September 29, 2020 as Chief Marketing Officer. The term may be renewed or non-renewed with not less than thirty days’ notice prior to the expiration of the initial employment term. The employment may be terminated by death or disability, terminated with or without cause or terminated by the employee. If the employee is terminated by the Company without cause or by the employee for good reason, then the Company will continue to pay his base salary of $5,000 for the remainder of the employment term or renewal term. As of December 31, 2020, Hoelzel had received $25,000 in consulting fees, $15,000 of which were pursuant to the employment agreement.

The Company entered into a one-year employment agreement with Stuart Sher on September 29, 2020 as Chief Creative Officer. The term may be renewed or non-renewed with not less than thirty days’ notice prior to the expiration of the initial employment term. The employment may be terminated by death or disability, terminated with or without cause or terminated by the employee. If the employee is terminated by the Company without cause or by the employee for good reason, then the Company shall continue to pay his base salary for the remainder of the employment term or renewal term. As of December 31, 2020, Sher had received $25,000 in consulting fees, $15,000 of which were pursuant to the employment agreement.

The Company entered into a consulting agreement with Virtue Development Company on September 29, 2020 for project consultancy. The consulting agreement is for 6 months with 6 months renewal options at the beginning of the 5th month. The monthly compensation is $4,250 and as at December 31, 2020, the Company had paid $12,750 in fees pursuant to this agreement.

The Company entered into a consulting agreement with Oscaleta Partners LLC on November 1, 2020 as project manager. The consulting agreement may be terminated by either party at the end of the initial 6 months term by giving 30 days written notice to the other party or at any time with cause. The monthly compensation is $25,000 and as of December 31, 2020, the Company incurred $75,000 in consulting fees.

The Company entered into a one-year consulting agreement with Bernt Ullmann on November 23, 2020 to provide market exposure services. The monthly compensation is $5,000 per month and as of December 31, 2020, the Company incurred $5,000 fees.

Note 13 Income Taxes

Income tax recovery differs from that which would be expected from applying the effective tax rates to the net income (loss) as follows:

	December 31,	December 31,
	2020	2019
Net loss for the year	$(910,163)	$(42,263)
Statutory and effective tax rates	21.0%	27.0%
Income taxes expenses (recovery) at the effective rate	$(191,134)	$(11,406)
Effect of change in tax rates	26,276	-
Permanent differences	44,681	-
Tax benefit not recognized	120,177	11,406
Income tax expense (recovery) and income tax liability (asset)	$-	$-

F-40

As at December 31, 2020 the tax effect of the temporary timing differences that give rise to significant components of deferred income tax asset are noted below. A valuation allowance has been recorded as management believes it is more likely than not that the deferred income tax asset will not be realized.

	December 31,	December 31,
	2020	2019
Tax loss carried forward	$1,135,000	$437,900

Deferred tax assets	238,421	118,244
Valuation allowance	(238,421)	(118,244)
Deferred taxes recognized	$-	$-

Tax losses of $438,000 will expire between 2028 and 2039. Tax losses of $697,000 have no expiry date.

Note 14 Subsequent Events

Subsequent to December 31, 2020, the Company issued convertible notes payable totaling $35,000, convertible at $0.05 with a rate of 10% per annum that matures on January 31, 2022.

On February 16, 2021, the Company entered into a Share Exchange Agreement with Sovryn Holdings, Inc. to exchange 100% of the outstanding common shares of Sovryn Holdings, Inc. for i) 100 shares of Series B Preferred Stock of the Company to be transferred by Jeffrey Canouse, the Company’s CEO to a designee of Sovryn and ii) 1,000 shares of Series E Convertible Preferred Stock. Upon the effectiveness of an amendment to the Company’s Articles of Incorporation to increase the Company’s authorized common stock, from par value $0.001 to par value $0.0001 per share, from 500,000,000 shares to 7,000,000,000 shares, all shares of Series E Convertible Preferred Stock issued to the shareholders shall automatically convert into approximately 2,305,000,000 shares of common stock of the Company. The Series E Convertible Preferred Stock votes on an as-converted basis with the common stock prior to their conversion. The Series E Preferred Stock shall represent approximately 59% of the fully diluted shares of common stock of the Company after the closing of the transactions contemplated by the Securities Purchase Agreement.

Prior to the closing of the Share Exchange Agreement with Sovryn Holdings, Inc., the Holders of the outstanding convertible notes payable of $764,000 will exchange their convertible notes payable to 230,000 shares of Series D Convertible Preferred Stock. These new Series D Convertible Preferred Stock shall be convertible into common stock of the Company at a ratio of 1,000 shares of common stock for each share of Series D Convertible Preferred Stock held. At the same time, Series A Convertible Preferred Stock that were previously issued, can be exchanged for common stock as well.

On February 17, 2021, the Company entered into a securities purchase agreement with funds affiliated with Arena Investors LP (the “Investors”) pursuant to which we pursuant to which it issued convertible notes in an aggregate principal amount of $16.5 million for an aggregate purchase price of $15 million (collectively, the “Notes”). In connection with the issuance of the Notes, the Company issued to the Investors warrants to purchase an aggregate of 192,073,017 shares of Common Stock (collectively, the “Warrants”) and 1,000 shares of series F convertible preferred stock (the “Series F Preferred Stock”).

The Notes each have a term of thirty-six months and mature on February 17, 2024, unless earlier converted. The Notes accrue interest at a rate of 11% per annum, subject to increase to 20% per annum upon and during the occurrence of an event of default. Interest is payable in cash on a quarterly basis beginning on March 31, 2021. Notwithstanding the above, at the Company’s election, any interest payable on an applicable payment date may be paid in registered Common Stock of the Company (rather than cash) in an amount equal (A) the amount of the interest payment due on such date, divided by (B) an amount equal to 80% of the average VWAP of the Common Stock for the five (5) days immediately preceding the date of conversion.

F-41

The Notes are convertible at any time, at the holder’s option, into shares of our common stock equal to the lesser of: (i) the amount determined by dividing (A) $50,000,000, by (B) the total number of shares of preferred stock, Common Stock and Common Stock Equivalents outstanding on such Conversion Date (assuming full conversion or exercise of all then issued and outstanding securities of the Company that are exercisable for or convertible into such equity securities of the Company) and (ii) $1.00, subject to adjustment herein (the “Conversion Price”), subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect. Notwithstanding the foregoing, at any time during the continuance of any Event of Default, the Conversion Price in effect shall be equal to 75% of the average VWAP of the Common Stock for the five (5) Trading Days on the Trading Market immediately preceding the date of conversion (the Alternative Conversion Price”); provided, however, that the Alternate Conversion Price may not exceed $0.015 per share, as adjusted pursuant to the terms of the Notes. The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect. The Notes may not be redeemed by the Company.

Each Warrant is exercisable for a period of five years from the date of issuance at an initial exercise price to (i) 125%, times (ii) the amount determined by dividing (A) $50,000,000, by (B) the total number of shares of preferred stock, Common Stock and Common Stock Equivalents outstanding on such Conversion Date (assuming full conversion or exercise of all then issued and outstanding securities of the Company that are exercisable for or convertible into such equity securities of the Company), subject to adjustment herein, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and recapitalizations.

The Series F Preferred Stock have no voting rights and shall convert into 4.9% of our issued and outstanding shares of common stock on a fully diluted basis upon Shareholder Approval.

Each of the Investors have contractually agreed to restrict their ability to exercise the Warrants and convert the Notes such that the number of shares of the Company common stock held by each of them and their affiliates after such conversion or exercise does not exceed 9.99% of the Company’s then issued and outstanding shares of common stock.

On February 17, 2021, Sovryn, entered into an asset purchase agreement (the “Asset Purchase Agreement”) with NRJ TV II CA OPCO, LLC, a Delaware limited liability company (“OpCo”) and NRJ TV III CA License Co., LLC, a Delaware limited liability company (together with OpCo, “Sellers”). Upon the terms and subject to the satisfaction of the conditions described in the Asset Purchase Agreement, Sovryn will acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the KNET-CD and KNLA-CD Class A television stations owned by the Sellers (the “Acquired Stations”), certain tangible personal property, real property, contracts, intangible property, files, claims and prepaid items together with certain assumed liablities in connection with the Acquired Stations (the “Asset Sale Transaction”). As consideration for the Asset Sale Transaction, Sovryn has agreed to pay the Sellers $10,000,000, $2,000,000 of which was paid to Sellers upon execution of the Asset Purchase Agreement, as follows: (i) an escrow deposit of $1,000,000 to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Sellers (the “Escrow Fee”) and (ii) a non-refundable option fee of $1,000,000 (the “Option Fee”).

The closing of the Asset Sale Transaction (the “Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Acquired Stations, from Sellers to Sovryn (the “FCC Consent”). The Closing shall occur no more than five (5) business days following the later to occur of (i) the date on which the FCC Consent has been granted and (ii) the other conditions to the Closing set forth in the Asset Purchase Agreement.

Concurrently with the closing of the Asset Purchase Agreement, the Board of Directors of the Company appointed Phil Falcone to serve as the Company’s new Chief Executive Officer and member of the Board of Directors; Henry Turner was appointed as Chief Technology Officer and Chief Operating Officer; and Warren Zenna as a member of the Board of Directors. Jeffrey Canouse resigned his position as Chief Executive Officer and was appointed as Chief Compliance Officer and Secretary of the Company and will continue to be a member of the Board of Directors. Effective 10 days after mailing to shareholders of a Schedule 14F-1 proposing changes in the Company’s Board of Directors, Jeffrey Canouse will resign as a director of the Company and Warren Zenna will become a director of the Company.

F-42

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which, except for the SEC registration fee, are estimated.

SEC registration fee	$62,001.38
Miscellaneous expenses	*
Legal	*
Accounting fees and expenses	*
Total	*

* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502(1) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Section 78.7502(2) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the Nevada Revised Statutes further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

Section 78.751 of the Nevada Revised Statutes provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the Nevada Revised Statutes further provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

II-1

Section 78.752 of the Nevada Revised Statutes provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Our Articles of Incorporation and Bylaws provide that the Company shall, to the fullest extent permitted by the provisions of the Nevada Revised Statutes, indemnify any and all persons whom it shall have the power to indemnify under the Nevada Revised Statutes.

We expect to obtain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The above provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these certificate of incorporation provisions, bylaw provisions, indemnification agreements and the insurance are necessary to attract and retain qualified persons as directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The Company made the following issuances of its unregistered securities pursuant exemptions contained in Section 4(a)(2) or 3(a)(9) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder:

On January 25, 2018, two convertible notes were converted into shares. One note for $25,000 was converted into 2,500,000 shares at $0.01 per share and the other note for $10,000 was converted into 2,000,000 shares at $0.005 per share.

On February 16, 2018, the Company completed a private placement of 150,000 shares of common stock at a per share price of $0.10 for gross proceeds of $15,000.

On March 2, 2018, the Company completed a private placement of 150,000 shares of common stock at a per share price of $0.10 for gross proceeds of $15,000.

On February 14, 2019, the Company completed a private placement of 400,000 shares of common stock at a per share price of $0.05 for gross proceeds of $20,000.

On March 25, 2019, the Company completed a private placement of 600,000 shares of common stock at a per share price of $0.05 for gross proceeds of $30,000.

Effective July 14, 2020, the Board of Directors of Madison Technologies, Inc. (the “Company”) approved the creation and issuance of 100,000 shares of Series A Convertible Preferred Stock and 100 shares of Series B Super Voting Preferred Stock pursuant to the conditions precedent to closing the Acquisition Agreement with Luxurie Legs, LLC ratified on July 17, 2020, under which the Company acquired the Casa Zeta-Jones Brand License Agreement (the “License Agreement”) from Luxurie Legs, LLC (“Luxurie”).

II-2

On July 23, 2020, the Company issued 1,785,000 shares of common stock pursuant to the conversion of a note payable of $16,900 at $0.01 per share plus legal fees of $950, totaling $17,850.

On October 28, 2020, the Company issued 1,900,000 shares of common stock pursuant to the conversion of a note payable of $9,500 at $0.005 per share.

On November 2, 2020, the Company issued 1,730,000 shares of common stock pursuant the conversion of a note payable of $17,300 at $0.01 per share.

On February 17, 2021, the Company issued an aggregate of 230,000 shares of Series D preferred stock in exchange for all outstanding shares of series A preferred stock and convertible debt outstanding.

On February 17, 2021, the Company issued to the shareholders of Sovryn Holdings, Inc. an aggregate of 1,000 shares of series E preferred stock in exchange for all outstanding shares of Transworld Enterprises, Inc.

On February 17, 2021, the Company issued convertible notes with an aggregate principal amount of $16,500,000, warrants to purchase an aggregate of 192,073,017 shares of common stock and 1,000 series G preferred stock for aggregate gross proceeds of $15,000,000.

During the three months ended June 30, 2021, the Company entered into subscription agreements for the sale of an aggregate of 4,173 shares of Series G convertible preferred stock for aggregate gross proceeds of $4,173,000.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

The following exhibits are filed with this registration statement:

Exhibit No.	Exhibit Description

2.1	Acquisition Agreement, ratified July 17, 2020 and Officers Certificates for Madison Technologies, Inc. and Luxurie Legs, LLC dated July 17, 2020, filed as an exhibit to Madison’s Current Report on Form 8-K filed on July 17, 2020, and incorporated herein by reference.

2.2	Acquisition Agreement dated September 25, 2020 for Fifty-One percent (51%) of the total outstanding shares of Posto Del Sole, Inc., filed as an exhibit to Madison’s registration statement on Form S-1/A filed on December 7, 2020, and incorporated herein by reference.

2.3	Share Exchange Agreement dated February 16, 2021 by and among Madison Technologies, Inc., Sovryn Holdings, Inc. and the shareholders of Sovryn Holdings, Inc., filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

2.4	First Amendment to the July 17, 2020 Acquisition Agreement, dated March 23, 2021 by and between Madison Technologies, Inc., CZJ License, Inc. and Luxurie Legs, LLC, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

2.5	Asset Purchase Agreement, dated February 17, 2021, by and between Sovryn Holdings, Inc., NJR TV III CA OPCO, LLC and NRJ TV III CA LICENSE CO., LLC (filed as exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 2021 and incorporated herein by reference)

2.6	Asset Purchase Agreement, dated March 14, 2021 by and between Sovryn Holdings, Inc. as Buyer, and Abraham Telecasting Company LLC, as Seller, filed as exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 16, 2021 and incorporated herein by reference.

II-3

2.7	Asset Purchase Agreement, dated March 29, 2021 by and between Sovryn Holdings, Inc. as Buyer, and Seattle 6 Broadcasting Company LLC, as Seller, filed as exhibit 2.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 16, 2021 and incorporated herein by reference.

2.8	Asset Purchase Agreement, dated June 9, 2021 by and between Sovryn Holdings, Inc. as Buyer, and Local Media TV Chicago LLC, as Seller, filed as exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2021 and incorporated herein by reference.

2.9	Asset Purchase Agreement, dated July 13, 2021 by and between Sovryn Holdings, Inc. as Buyer, and Lotus TV of Phoenix LLC, as Seller, filed as exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 21, 2021 and incorporated herein by reference.

2.10*	Asset Purchase Agreement, dated August 31, 2021 by and between Sovryn Holdings, Inc. as Buyer, and D; Amico Brothers Broadcasting Corp, as Seller.

3.1	Articles of Incorporation and Certificate of Amendment, filed as an exhibit to Madison’s registration statement on Form 10-SB filed on May 4, 2005, and incorporated herein by reference.

3.2	By-Laws, filed as an exhibit to Madison’s registration statement on Form 10-SB filed on May 4, 2005, and incorporated herein by reference.

3.3	Certificate of Amendment to the Articles of Incorporation, dated March 3, 2015, filed as an Exhibit to Madison’s current report on Form 8-K filed March 11, 2015, and incorporated herein by reference

3.4	Certificate of Amendment to the Articles of Incorporation, dated July 28, 2020, filed as an Exhibit to Madison’s current report on Form 8-K filed August 7, 2020, and incorporated herein by reference.

3.5	Certificate of Designation for the Series A Convertible Preferred Stock, dated July 28, 2020, filed as an Exhibit to Madison’s current report on Form 8-K filed August 7, 2020, and incorporated herein by reference.

3.6	Certificate of Designation for the Series B Convertible Preferred Stock, dated July 28, 2020, filed as an Exhibit to Madison’s current report on Form 8-K filed August 7, 2020, and incorporated herein by reference.

3.7	Certificate of Designation for the Series C Convertible Preferred Stock, dated February 11, 2021, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

3.8	Certificate of Designation for the Series D Convertible Preferred Stock, dated March 26, 2021, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

3.9	Certificate of Designation for the Series E Convertible Preferred Stock, dated March 26, 2021, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

3.10	Certificate of Designation for the Series F Convertible Preferred Stock, dated March 26, 2021, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

3.11	Certificate of Designation for the Series G Convertible Preferred Stock, dated March 26, 2021, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

3.12	Amendment to the Certificate of Designation for the Series G Convertible Preferred Stock, dated August 19, 2021.

3.13	Amendment to the Certificate of Designation for the Series E Convertible Preferred Stock, dated September 16, 2021.

3.14	Amendment to the Certificate of Designation for the Series F Convertible Preferred Stock, dated September 16, 2021.

3.15	Amendment to the Certificate of Designation for the Series G Convertible Preferred Stock, dated September 16, 2021.

3.16	Amendment to the Articles of Incorporation, as amended, dated September 16, 2021.

3.17*	Certificate of Designation for the Series E-1 Convertible Preferred Stock, dated September 16, 2021.

4.1	Form of Secured Note issued in the February 2021 Private Placement, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

4.2	Form of Warrant issued in the February 2021 Private Placement, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

II-4

5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP

10.1	Product License Agreement dated September 16, 2016 between Tuffy Packs, LLC and Madison Technologies Inc., filed as an exhibit to Madison’s Form 8-K (Current Report) filed on September 19, 2016, and incorporated herein by reference.

10.2	Share Purchase Agreement dated July 3, 2018 between Thomas Brady and Joseph Gallo, filed as an Exhibit to Madison’s current report on Form 8-K filed July 9, 2018 and incorporated herein by reference.

10.3	Share Assignment Agreement dated July 20, 2021 between Jeffrey Canouse and Joseph Gallo., filed as an exhibit to Madison’s Annual Report on Form 10-K filed on April 15, 2021, and incorporated herein by reference.

10.4	Share Transfer Agreement dated February 16, 2021 between Madison Technologies, Inc. and Jeff Canouse, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

10.5	Form of Exchange Agreement with the Convertible noteholders and Series A Preferred Stock Holders, dated February 16, 2021, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

10.6	Securities Purchase Agreement, dated February 17, 2021, by and between the Company and the investors signatory thereto, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

10.7	Registration Rights Agreement, dated February 17, 2021, by and between the Company and the investors signatory thereto, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

10.8	Security Agreement, dated February 17, 2021, by and between the Company and the investors signatory thereto, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

10.9	Guaranty Agreement, dated February 17, 2021, issued to the February 2021 Investors, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

10.10	Secured Loan and Security Agreement, dated September 9, 2021, by and between the Company and Top Dog Productions, Inc., filed as Exhibit 10.1 to the Company’s current report on Form 8_k filed on September 15, 2021 and incorporated herein by reference.

10.11	Exchange Agreement, dated September 16, 2021 by and between the Company and the holders of Series E preferred Stock

10.12	Limited Waiver and First Amendment to Securities Purchase Agreement, Notes, Warrants and Registration Rights Agreement (this “Amendment”) is made and entered into as of September 23, 2021 by and among the Company, each purchaser of the Notes party hereto (each a, “Purchaser” and collectively, the “Purchasers”) and Arena Investors, LP, in its capacity as agent

14	Code of Ethics, filed as an exhibit to Madison’s 2010 annual report on Form 10-K filed on March 31, 2010, and incorporated herein by reference.

23.1	Consent of K.R. Margetson Ltd.

23.2*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included on Exhibit 5.1)

24	Power of Attorney (included on the signature page to the Registration Statement

* To be filed by amendment.

(b) Financial Statement Schedules

See the Index to Financial Statements included on page F-1 for a list of the financial statements included in this prospectus.

II-5

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that:

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on September 28, 2021.

MADISON TECHNOLOGIES, INC.

By:	/s/ Philip A. Falcone
Philip A. Falcone
Chief Executive Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

Each of the undersigned officers and directors of Madison Technologies Inc. hereby constitutes and appoints Philip A. Falcone, the individual’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement of Madison Technologies, Inc. on Form S-1, and any other registration statement relating to the same offering (including any registration statement, or amendment thereto, that is to become effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and any and all amendments thereto (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Philip Falcone	Chief Executive Officer, Director Principal Executive Officer,	September 28, 2021
Philip Falcone	Principal Financial Officer, and Principal Accounting Officer

/s/ Henry Turner	Chief Technology Officer and Chief Operating Officer	September 28, 2021
Henry Turner

/s/ Jeff Canouse	Chief Compliance Officer and Corporate Secretary	September 28, 2021
Jeff Canouse

/s/ Warren Zenna	Director	September 28, 2021
Warren Zenna

II-7